Registration No. 333-58703                                     January 4, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          Pre-Effective Amendment No. 2
                                       to
                                    FORM S-6


                FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                     OF SECURITIES OF UNIT INVESTMENT TRUSTS
                            REGISTERED ON FORM N-8B-2

A.       Exact name of trust:
         American Skandia Life Assurance Corporation Separate Account F

B.       Name of depositor:
         American Skandia Life Assurance Corporation

C.       Complete address of depositor's principal executive offices:
         One Corporate Drive, Shelton, CT 06484

D.       Name and complete address of agent for service:
         Scott K. Richardson, Esq.
         American Skandia Life Assurance Corporation
         One Corporate Drive
         Shelton, CT  06484

         It  is  proposed  that  this  filing  will  become   effective
         (check appropriate box)


         [ ] immediately upon filing pursuant to paragraph (b)
         [ ] on ____________  pursuant to paragraph (b)
         [ ] 60 days after filing pursuant to paragraph (a)(1)
         [X] on 1/4/99 pursuant to paragraph (a)(1) of rule 485
         [ ] this post-effective amendment designates a new effective date for a previously filed post-effective amendment


E.       Title and  amount  of  securities  being  registered:
         Flexible Premium Variable Life Insurance.
         The Registrant elects to register an indefinite number of securities by this registration statement in accordance with Rule 24f-2 under the Investment Company Act of 1940.

F. Proposed maximum aggregate offering price to the public of the securities being registered:

G.       Amount of filing fee:
         None

H.       Approximate  date of proposed  public  offering
         As soon as practicable after the effective date of this Registration Statement.

         [ ] Check box if it is proposed that this filing will become effective on ______________ at ____________ pursuant to Rule 487.



                         RECONCILIATION AND TIE BETWEEN
                           FORM N-8B-2 AND PROSPECTUS


ITEM NO. OF
FORM N-8B-2                CAPTION IN PROSPECTUS

1.                          Face page

2.                          Face page

3.                          Not applicable

4.                          Distribution of this Offering

5.                          The Separate Account

6.                          The Separate Account

7.                          Not Applicable

8.                          Not Applicable

9.                          Legal Proceedings

10. Face page; Variable Investment Options; The Separate Account; Voting; Modification of the Separate Account; Additional Tax Considerations; Loans; Partial Withdrawals; Surrenders; Transfers and Allocation Services; Safekeeping of the Assets

11.                         Face page; Variable Investment Options

12.                         Face page; Variable Investment Options

13.                         Costs;    Variable   Investment   Options;    Taxes;
                            Additional Tax Considerations

14.                         Buying a Policy - How do I buy a Policy?

15. Account Value and Cash Value; Buying a Policy - How and When is my Premium Invested?

16. Buying a Policy - How and When is my Initial Premium Invested? Variable Investment Options

17.                         Partial  Withdrawals;   Surrenders;   Reinstatement;
                            Account Value and Cash Value; Buying a Policy; Pricing Transactions

18. Account Value and Cash Value; Variable Investment Options; The Separate Account; Safekeeping of the Assets

19.                         Reports

20.                         Voting; Safekeeping of the Assets

21.                         Loans

22.                         Not applicable

23.                         Safekeeping of the Assets

24.                         Not applicable

25.                         Regulation; The Insurance Company

26.                         Not applicable

27.                         The Insurance Company

28.                         Appendix H - Executive Officers and Directors

29.                         The Insurance Company

30.                         Not applicable

31.                         Not applicable

32.                         Not applicable

33.                         Not applicable

34.                         Not applicable

35.                         The Insurance Company; Regulation

36.                         Not applicable

37.                         Not applicable

38.                         Distribution of this Offering

39.                         Distribution of this Offering

40.                         Not applicable

41.                         The Insurance Company; Distribution of this Offering

42.                         Not applicable

43.                         Not applicable

44.                         Account Value and Cash Value; Pricing  Transactions;
                            Additional Tax Considerations; Net Investment Factor

45.                         Not applicable

46.                         Account Value and Cash Value; Pricing  Transactions;
                            Additional Tax Considerations; Net Investment Factor

47.                         Variable Investment Options; The Separate Account

48.                         Face Page; The Insurance Company

49.                         Not applicable

50.                         The Separate Account; Safekeeping of the Assets

51. Face Page; The Insurance Company; Benefits at the Insured's Death; Designations

52.                         Modification of the Separate Account

53.                         Additional Tax Considerations

54.                         Not applicable

55.                         Not applicable

56.                         Not applicable

57.                         Not applicable

58.                         Not applicable

59.                         Appendix I







This Prospectus describes a flexible premium variable life insurance policy being offered by American Skandia Life Assurance Corporation ("we," "our," "us," "American Skandia," or "the Company"), One Corporate Drive, P.O. Box 883, Shelton, Connecticut, 06484. This policy may be offered as individual coverage or as an interest in a group policy. This Prospectus provides a detailed discussion of matters you should consider before buying a policy. This policy or certain of its investment options may not be available in all jurisdictions. Various rights and benefits may differ between jurisdictions to meet applicable law and/or regulations. This Prospectus is made up of the following general sections: Cover Page, Table of Contents, Definitions, Description of the Offering, Miscellaneous Provisions and Additional Details. On this cover page and in the Description of the Offering section, we use a "question and answer" format to assist you in understanding this offering. The questions are numbered for easy reference.

What is American Skandia offering? We are offering a type of cash value life insurance coverage. This life insurance coverage is called a "flexible premium variable life insurance policy". These technical terms can be explained as follows:

(1) The coverage is "life insurance" because a death benefit becomes payable to a beneficiary upon the death of the insured person (if coverage is issued on two insureds, the death benefit is payable upon the death of the second of the insureds to die). It is "cash value" life insurance because, in addition to a death benefit, it also provides living benefits for the owner, such as the right to take withdrawals and the right to take loans from us using the value of the policy as collateral.

     (2) The coverage is a "flexible premium" plan because it offers considerable flexibility regarding the timing and amount of premium payments after the first. No additional premium must be paid unless it is required to pay the ongoing monthly charges. However, there is a minimum amount we accept, both for initial and subsequent premiums. There is also a maximum total amount you can pay. In order to achieve certain beneficial tax treatment for withdrawals and loans, you may need to limit the amounts you pay. If you pay the maximum allowable amount, you may not be able to pay any additional premiums without applying for, and our agreeing to issue, additional insurance.

     (3) The coverage is "variable" because you can allocate all or part of your premiums to variable investment options that invest in an underlying mutual fund or a portfolio of an underlying mutual fund. The following underlying mutual funds or portfolios of the following underlying mutual funds are being offered: American Skandia Trust, The Alger American Fund and Montgomery Variable Series. The performance of the variable investment options is not guaranteed. You bear the investment risk if you allocate funds to these investment options because the benefits that depend on the investment performance of these investment options can decrease or increase.

(4) The coverage allows you to allocate all or part of your premiums to a fixed option to which we credit a fixed rate of interest. We guarantee the rate of return on this option. These obligations are supported by our general account. We bear the investment risk if you allocate funds to this option.

(5) As life insurance, generally your beneficiary will owe no Federal income tax on the death proceeds. Depending on whether the policy satisfies a test outlined in the Internal Revenue Code (the "Code"), distributions taken by the owner while the insured person is alive will be treated differently for Federal income tax purposes. This test is commonly known as the "7-pay test". In general, this test compares the amount of premiums paid to the amount of insurance purchased. If your policy "passes" the 7-pay test, it will not be treated as a "modified endowment contract" or "MEC" for income tax purposes. As a "non-MEC", most distributions while the insured is alive, such as any withdrawals and a surrender, are taxable, but amounts are deemed to be distributed first from any tax basis in the policy. Also, loans from such a policy are not treated as taxable distributions. However, if at any time the policy "fails" the 7-pay test, the policy must be treated as a MEC for income tax purposes. If and when that occurs, subsequent distributions from a policy are deemed for tax purposes to come first from any gain in the policy, and loans and assignments are deemed to be distributions. Whether or not a policy is considered a MEC, any distribution deemed a distribution of gain is taxable as ordinary income.

                          (continued on the next page)
The variable life insurance policy described in this Prospectus is not a deposit of or guaranteed by, any bank or bank subsidiary, and is not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency. The Policy is subject to investment risks, including the possible loss of the principal amount invested.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUSES FOR THE UNDERLYING FUNDS. KEEP IT FOR FUTURE REFERENCE.
FPVLI-PROS  (1/99)             CALL  1-800-752-6342  FOR FURTHER INFORMATION
Prospectus  Dated:  January  4, 1999



(6) During the first ten (10) years the coverage has a limited amount of liquidity. During that period, you can only make withdrawals under certain medically-related circumstances or from premium amounts made in excess of certain limits. However, you can access a portion of the policy's value through policy loans using a portion of its value as collateral. Assuming that the policy is not treated as a MEC, policy loans receive favorable tax treatment. Policy loans are currently available at no net cost. Loans can have an impact on benefits that can be positive or negative.

                     This page is intentionally left blank.


                                TABLE OF CONTENTS

DEFINITIONS........................................................................................................................6
SUMMARY OF COSTS...................................................................................................................9
DESCRIPTION OF THE OFFERING.......................................................................................................10
   Purchasers.....................................................................................................................10
   The Insurance Company..........................................................................................................10
   Benefits at the Insured's Death................................................................................................10
   Account Value and Cash Value...................................................................................................14
   Cash Value Credits.............................................................................................................15
   Costs..........................................................................................................................16
   Buying a Policy................................................................................................................19
   Variable Investment Options....................................................................................................21
   Additional Premiums............................................................................................................25
   Keeping the Policy In Force....................................................................................................25
   Transfers and Allocation Services..............................................................................................26
   Loans..........................................................................................................................27
   Partial Withdrawals............................................................................................................28
   Surrenders.....................................................................................................................28
   Accelerated Death Benefit......................................................................................................29
   Medically-Related Waiver.......................................................................................................29
   Risks..........................................................................................................................29
   Other Rights...................................................................................................................30
   The Separate Account...........................................................................................................30
   Taxes..........................................................................................................................30
   Available Information..........................................................................................................31
MISCELLANEOUS PROVISIONS AND ADDITIONAL DETAILS...................................................................................31
   Providing Services to You......................................................................................................31
   Designations...................................................................................................................32
   Net Investment Factor..........................................................................................................32
   Allocation Programs............................................................................................................32
   Limitations on Transfers.......................................................................................................33
   Death During the Grace Period..................................................................................................33
   Reinstatement..................................................................................................................33
   Maturity.......................................................................................................................33
   Pricing Transactions...........................................................................................................33
   Delaying Transactions..........................................................................................................34
   Voting.........................................................................................................................34
   Transfers, Assignments, Pledges................................................................................................35
   Reports........................................................................................................................35
   Incontestability...............................................................................................................35
   Suicide........................................................................................................................35
   Misstatement...................................................................................................................35
   Policy Loans on Exchanges......................................................................................................35
   Resolving Material Conflicts...................................................................................................36
   Modification of the Separate Account...........................................................................................36
   Entire Contract................................................................................................................37
   Additional Tax Considerations..................................................................................................37
   Safekeeping of the Assets......................................................................................................38
   Regulation.....................................................................................................................38
   Legal Matters..................................................................................................................39
   Legal Proceedings..............................................................................................................39
   Experts........................................................................................................................39
   Distribution of this Offering..................................................................................................39
   Illustrations..................................................................................................................40
   Executive Officers and Directors...............................................................................................41
   Financial Statements.................................................................................Error! Bookmark not defined.

   Financial Statements for American Skandia Life Assurance Corporation and American Skandia Life Assurance Corporation Separate
   Account F
   Appendix A.....................................................................................................................44
   Hypothetical Illustrations of Death Benefits, Account Values and Cash Values...................................................44
   Appendix B.....................................................................................................................57
   Multiple Factors for Determination of Minimum Required Death Benefits..........................................................57
   Appendix C.....................................................................................................................59
   Premium Tax Rates..............................................................................................................59
   Appendix D.....................................................................................................................60
   Guaranteed Maximum Monthly Cost of Insurance Charges...........................................................................60
   Appendix E.....................................................................................................................63
   Current Monthly Cost of Insurance Rates........................................................................................63
   Appendix F.....................................................................................................................65
   Description of the Calculation of Current Monthly Cost of Insurance Charges....................................................65
   Appendix G
   Maximum Annual Assessable Premiums per $1,000 of Specified Amount..............................................................66
   Appendix H.....................................................................................................................68
   Hypothetical Illustration of Accelerated Death Benefit.........................................................................68

                                   DEFINITIONS
The following are key terms used in this Prospectus. Other terms are defined in this Prospectus as they appear.

ACCOUNT VALUE is the value of your allocation to each Sub-account and any Fixed Allocation, plus any earnings and less any losses, distributions and charges thereon, plus the value of any amounts in the Loan Account, plus any earnings and less any distributions and charges thereon, all before assessment of any contingent deferred sales charge or Debt. Account Value is determined separately for each Sub-account and each Fixed Allocation, as well as for any amounts in the Loan Account, and then totaled to determine the Account Value of your entire Policy.

AGE is the age of an Insured for purposes of this Policy. Initially, and for the first Policy Year, it is the age last birthday of an Insured as of the Policy Date. In each following Policy Year, it is the age last birthday of an Insured as of the preceding Policy Anniversary.

APPLICATION is the form or combination of forms you must submit to apply for a Policy. If there are two Insureds, the Application must be completed for both Insureds.

ASSESSABLE PREMIUM is the portion of Premiums paid against which we assess any applicable contingent deferred sales charge upon a surrender of the Policy.

BENEFICIARY  is a  person  or  entity  you  designate  for us to pay  any  Death
Proceeds. Unless otherwise specified, Beneficiary refers to all persons or entities so designated.

CASH VALUE is the Account Value less any contingent deferred sales charge, less any unpaid charges and Debt.

CASH VALUE CREDITS are amounts we credit to your Account Value. We credit these amounts if your total Cash Value on a Policy Anniversary equals or exceeds a Cash Value trigger.

CODE is the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

DEATH BENEFIT is the amount payable as a result of an Insured's death before any reduction due to Debt and any unpaid charges due and before addition of any interest due pursuant to law. If there is a second Insured, the Death Benefit is payable upon the death of the last surviving Insured.

DEATH PROCEEDS equals the Death Benefit less any reduction due to Debt and any unpaid charges due and after addition of any interest due pursuant to law.

DEBT is the total of any outstanding loan and loan interest.

EXCHANGE POLICY is a Policy: (a) purchased as part of an exchange of life insurance policies that does not incur any current taxation pursuant to Section 1035 of the Code or any successor provision; and (b) into which the surrender value of one or more prior policies is contributed to the Policy in conjunction with such exchange.

EXEMPT PREMIUM is the portion of Premiums paid against which we do not assess any contingent deferred sales charge upon surrender or withdrawal and the amount of any loans we establish in conjunction with your purchase of an Exchange Policy.

FIXED ALLOCATION is an allocation of Account Value to our general account that is credited a fixed rate of interest.

GUARANTEED MINIMUM DEATH BENEFIT is the minimum amount we guarantee is payable as a result of the Insured's death, before we assess any unpaid charges due and any reduction for Debt. However, this benefit does not apply once the Insured reaches Age 100, or if there are two Insureds, when the younger Insured reaches Age 100 or would have reached that Age if the younger Insured dies before the older Insured.

IN WRITING is in a written form, in a manner we accept, that is satisfactory to us and filed at our Office. We retain the right to specifically agree in advance to accept communication regarding a specific matter by telephone or by some other form of electronic transmission, in a manner we prescribe.

INSURED is the person upon whose life coverage is issued and as a result of whose death the Death Proceeds are payable. If there is more than one Insured, Insured means the last surviving Insured, unless otherwise stated.

ISSUE DATE is the date we issue your Policy.

LOAN ACCOUNT is where we maintain Account Value as collateral for a loan to you from us.

MAXIMUM ANNUAL ASSESSABLE PREMIUM is the maximum amount of Premium against which we will assess any contingent deferred sales charge upon surrender of the Policy. We do not assess any contingent deferred sales charge upon surrender against any portion of the Premium you pay that exceeds the maximum amount for that Policy Year.

MEC is a modified endowment contract as defined in Section 7702A of the Code or any successor provision thereto.

MEC THRESHOLD AMOUNT is the annual level amount of Premium which, if exceeded, would cause the Policy to become a MEC.

MINIMUM REQUIRED DEATH BENEFIT is the minimum amount due as a result of the Insured's death pursuant to the applicable test we apply in accordance with the Code, prior to any reduction for Debt.

MONTHLY PROCESSING DAY/DATE is the Valuation Day each month when we deduct charges from the Account Value. The first Monthly Processing Date is the Policy Date. After that, the Monthly Processing Dates generally occur on the same day of the month as the Policy Date. If the Monthly Processing Date occurs on a day that is not a Valuation Day, the Monthly Processing Date that month will be the next Valuation Day.

NET AMOUNT AT RISK is the difference between the Death Benefit, discounted to the beginning of the applicable Policy Month at the rate of 4% per year, and the Account Value.

NET PREMIUM is a Premium less the deduction for premium taxes, "DAC" taxes and any amount deductible from Premium for an optional additional benefit should you elect such benefits.

NET SINGLE PREMIUM is the amount that would be required, according to the Code and the regulations based on the Code, to fund: (a) the Policy's Minimum Required Death Benefit, assuming the current Minimum Required Death Benefit would not change; and (b) future benefits and charges using assumptions about:
(i) growth of Account Value so that it would equal the current Minimum Required Death Benefit as of the Policy Anniversary the Insured would turn Age 100; and
(ii) charges, as provided pursuant to the Code. The Net Single Premium depends on the attained age, gender (where permitted) and risk class of the Insured. The Net Single Premium changes as the Insured ages. The applicable Net Single Premiums would change if required under the Code.

NEW POLICY is a Policy that is not an Exchange Policy.

OFFICE  is  our   administrative   office:   American   Skandia  Life  Assurance
Corporation, P.O. Box 290698, Wethersfield, Connecticut 06129-0698.

OWNER is either an entity or person who may exercise the ownership rights provided by a Policy. If we issue a certificate representing interests in a group life insurance policy, the rights, benefits, and requirements of and the events relating to an Owner, as described in this Prospectus, will be your rights as participant in such group policy. Unless later changed, Owner refers to all persons or entities designated as such in your Policy.

POLICY is the insurance contract or certificate we issue as evidence of our commitment to pay the Death Proceeds upon the death of the Insured.

POLICY ANNIVERSARY is the anniversary of the Policy Date.

POLICY DATE is the effective date of your Policy.

POLICY MONTH is the period from one Monthly Processing Day to the next.

POLICY YEARS are continuous 12-month periods that begin on the Policy Date and each Policy Anniversary thereafter.

PORTFOLIO is a portfolio of an underlying mutual fund.

PREMIUM is each consideration you give to us for the rights, privileges and benefits provided by a Policy according to its terms. This includes Premium paid as of the Policy Date, as shown in the Policy, and any additional consideration we choose to accept.

SEPARATE ACCOUNT is our separate account to which we allocate assets in relation to our obligations for benefits based on the variable investment options. American Skandia Life Assurance Corporation Separate Account F (also referred to as Separate Account F) is the separate account utilized for the Policy.

SPECIFIED AMOUNT is a measure we use in determining the Death Benefit.

SUB-ACCOUNT is a division of the Separate Account.

UNIT is a measure used to calculate Account Value in a Sub-account.

UNIT PRICE is used for calculating: (a) the number of Units allocated to a Sub-account; and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account. Each Sub-account has its own Unit Price, which will vary each Valuation Period to reflect the investment experience of that Sub-account.

VALUATION DAY/DATE is every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

VALUATION PERIOD is the period of time between the close of business of the New York Stock Exchange on successive Valuation Days.

"we," "us," "our," "American Skandia," or "the Company" means American Skandia Life Assurance Corporation.

"you" or "your" means the Owner.

                                SUMMARY OF COSTS
The following is a summary of the cost of the Policies being offered, or, in the case of costs that vary from Policy to Policy, a short description of how such costs are determined. All of these costs are described in more detail within this Prospectus.

----------------------------------- --------------------------------- --------------------------------------------------------------
               COST                          WHEN DEDUCTED                                    AMOUNT DEDUCTED/
                                                                                             DESCRIPTION OF COST
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
Premium Tax                            From each Premium payment                    Generally from 0% to 3.5% of Premium
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
"DAC" Tax                              From each Premium payment                              1.15% of Premium
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
Mortality & Expense Risk Charge                  Daily                         0.90% per year of the value of each Sub-account
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
Administration Charge                            Daily                         0.25% per year of the value of each Sub-account
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
Cost of Insurance                               Monthly                Charge varies depending on a number of factors, including, the Age, gender (where permitted) and risk class of each
(See Appendix D for information     (Pro-rata from the variable and    Insured. The charge is assessed  as an  amount  per  $1,000
on  guaranteed  cost of insurance   fixed investment options in        of Net Amount at Risk. The rate per $1,000 of Net Amount at
rates and Appendix E for            which you maintain Account         Risk generally increases as the Insured(s) age(s).  Current
information on current cost of      Value)                             Cost of Insurance rates can be  changed  during  the life of
insurance rates)                                                       a Policy,  but are subject to guaranteed maximum charges.
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
Sales Charge                         Monthly for the 1st 10 Policy                 0.40% per year of the Account Value
                                                 Years
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- -
Contingent Deferred Sales Charge             Upon Surrender           Year    1     2     3     4     5     6     7     8     9   10
                                      (Policy Years 1 through 10)       %     10    9     8     7     6     5     4     3     2    1
----------------------------------- --------------------------------- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- -
----------------------------------- --------------------------------- --------------------------------------------------------------
                                                                      Contingent  Deferred  Sales  Charges  are only  assessed
                                                                      against Assessable  Premium.  No  Contingent  Deferred  Sales
                                                                      Charge  is assessed against Exempt Premium.
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
Transfer Fee                          After the 12th transfer each                                 $10.00
                                              Policy Year
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
Partial Withdrawal Transaction Fee      Upon Partial Withdrawal                                    $25.00
----------------------------------- --------------------------------- --------------------------------------------------------------
----------------------------------- --------------------------------- --------------------------------------------------------------
Underlying Portfolio Expenses                    Daily                Each Portfolio has different fees and charges as provided in the "Variable Investment Options" section of this Prospectus.
                                                                      Total Portfolio expenses range from 0.69% to 1.81%. More
                                                                      detailed information about fees and charges can be found in the prospectuses for the Portfolios.
----------------------------------- --------------------------------- --------------------------------------------------------------

                           DESCRIPTION OF THE OFFERING
This Policy is described using a "question and answer" format that assumes you, the prospective purchaser, are asking the questions. The description below is divided into the following sections: Purchasers, The Insurance Company, Benefits at the Insured's Death, Account Value and Cash Value, Cash Value Credits, Costs, Buying a Policy, Variable Investment Options, Additional Premiums, Keeping the Policy In Force, Transfers and Allocation Services, Loans, Partial Withdrawals, Surrenders, Accelerated Death Benefit, Medically-Related Waiver, Risks, Other Rights, The Separate Account, Taxes and Available Information. A section addressing Miscellaneous Provisions and Additional Details about American Skandia follows this description.

                                   Purchasers

[1] .....Who  should buy this  Policy?  Life  insurance  can be bought to meet a number of needs of individuals or entities, such as corporations or trusts. Different types of life insurance are designed to address certain needs more than others. This Policy may be appropriate for a number of persons or entities, but it may be especially useful for persons addressing a range of estate planning needs who also may need access to some or all of the Cash Value to meet supplemental retirement income needs or for emergency expenses. For estate tax purposes, purchasers may want to consider placing this type of coverage in a trust or transferring ownership of the Policy in an effort to remove the asset from their estate, particularly if, at any point, the purchaser believes the Cash Value may not be needed as a resource for other purposes. This Policy may also be useful for persons seeking to make a sizable donation to a charity or eligible non-profit organization, where the charity is named both Owner and Beneficiary of the Policy, and the donor is named as the Insured. You should carefully evaluate with your financial representative whether this Policy is right for your specific needs in light of your entire situation and your personal and financial goals. In particular, you should evaluate the advantages and disadvantages of replacing any existing life insurance or annuity coverage with this Policy. If you are seeking specific tax consequences, you should consult with a competent tax advisor as to whether and how your goals may best be achieved.

                              The Insurance Company

[2] .....Who is American Skandia? American Skandia Life Assurance Corporation is
organized as a stock insurance company domiciled in Connecticut. The predecessor company of American Skandia was originally incorporated on May 21, 1969. We are licensed as a life insurer in all 50 states and the District of Columbia. We are a wholly owned subsidiary of American Skandia Investment Holding Corporation, whose indirect parent is Skandia Insurance Company Ltd. Skandia Insurance Company Ltd. is part of a group of companies whose predecessor began operations in 1855. Two of our affiliates, American Skandia Marketing, Incorporated, and American Skandia Information Services and Technology Corporation, may provide certain administrative functions for us. We may also engage various independent firms to provide various administrative functions for us. Another affiliate, American Skandia Investment Services, Incorporated, currently acts as the investment manager to American Skandia Trust, one of the underlying mutual funds whose Portfolios are available as variable investment options. We currently engage Skandia Investment Management, Inc., an affiliate whose indirect parent is Skandia Insurance Company Ltd., as investment manager for our general account. We are under no obligation to engage or continue to engage any investment manager.

                         Benefits at the Insured's Death

[3] .....What  benefits are due as a result of the Insured's death? The benefits due as a result of the Insured's death are the Death Proceeds. If there are joint Insureds, the benefits are due as a result of the death of the last surviving Insured.

[4] .....What are the Death Proceeds?  The Death Proceeds are based on the Death
Benefit as of the date we receive all our requirements for paying a death claim and are satisfied that the death claim can be paid. These requirements include, but are not limited to, receipt of a valid death certificate and information we need to make payments to all Beneficiaries.

We determine the Death Proceeds by first subtracting any Debt and any unpaid charges due from the Death Benefit. We then add any interest amount required by law.

[5]  .....What  is the Death  Benefit?  The Death  Benefit  depends on the Death
Benefit option you select. Initially you select an option on your Application. The Death Benefits options are Option A (Level) and Option B (Variable), as discussed below.

[6]  .....How is the Death  Benefit  determined  under  Option A? Under Option A
(Level), the Death Benefit on the Policy Date is the Specified Amount. After that, the Death Benefit is the highest of the Specified Amount, the Minimum Required Death Benefit and the Guaranteed Minimum Death Benefit, each as of the date we receive due proof of death.

[7]  .....How is the Death  Benefit  determined  under  Option B? Under Option B
(Variable), the Death Benefit on the Policy Date is the Specified Amount plus the Account Value. After that, the Death Benefit is the highest of: the sum of the Account Value plus the Specified Amount, the Minimum Required Death Benefit and the Guaranteed Minimum Death Benefit, each as of the date we receive due proof of death.

[8]  .....Is  there any age limit on the Death  Benefit?  Yes.  On a single life
Policy, the Death Benefit equals the Account Value on or after the Policy Anniversary the Insured attains Age 100. On a joint life Policy, the Death Benefit equals the Account Value on or after the Policy Anniversary the younger Insured, attains or, if that person is deceased, would have been, Age 100.

[9]  .....What is the  Specified  Amount?  The  Specified  Amount is a measuring device we use in determining the Death Benefit before the Insured's Age 100. On your Application, you indicate the Specified Amount you want us to issue. We may issue that amount, or we may offer to issue a lower Specified Amount if the Insured(s) do(es) not qualify for the amount you seek. The Specified Amount remains level unless you request an increase or decrease and we agree to such a change. Under certain circumstances, a partial withdrawal may also reduce the Specified Amount, as discussed in the section on Partial Withdrawals.

[10] .....What is the Minimum Required Death Benefit? The Minimum Required Death
Benefit is the minimum amount that must be payable at the Insured's death, before reduction for any Debt, for the Policy to be treated as life insurance under the Code. The Minimum Required Death Benefit is determined by treating the Account Value as if it were a Net Single Premium. We determine the Minimum Required Death Benefit by multiplying the Account Value by a factor that varies by the attained Age, gender (where permitted) and risk class of the Insured, as shown in Appendix B. The gender and risk class of the Insured do not change, so the only element that changes the factor after the Policy Date is the aging of the Insured. The following are representative examples of the factors for different Ages, genders and risk classes, as well as the amount of the Minimum Required Death Benefit if the Account Value were $100,000.

         Female, Age 45, not a tobacco user:
         The factor is 3.410489. $100,000 multiplied by 3.410489 results in a Minimum Required Death Benefit of $341,048.90.

         Male, Age 50, a tobacco user:
         The factor is 2.194450. $100,000 multiplied by 2.194450 results in a Minimum Required Death Benefit of $219,445.00.

         Female, Age 55, a tobacco user:
         The factor is 2.298001. $100,000 multiplied by 2.298001 results in a Minimum Required Death Benefit of $229,800.10.

         Male, Age 60, not a tobacco user:
         The factor is 1.919420. $100,000 multiplied by 1.919420 results in a Minimum Required Death Benefit of $191,942.

The following example illustrates the effect of aging on the Minimum Required Death Benefit.

The Insured is a woman, Age 60, for whom coverage was issued at her Age 50 in the "not a tobacco user" risk class. On the Valuation Day before the Policy Anniversary following the Insured's 60th birthday, the Account Value is $100,000. The Minimum Required Death Benefit as required under the Code for this Insured's age, gender, risk class and Account Value is $100,000 multiplied by the applicable factor of 2.217943, which results in a Minimum Required Death Benefit of $221,794.30. For the sake of this example, assume that the next Valuation Day, which is the Policy Anniversary after the Insured's 60th birthday (the day the Insured turns Age 60 for purposes of the Policy), the Account Value remains $100,000. At the higher Age of 60, the Minimum Required Death Benefit on the Policy Anniversary is $100,000 multiplied by the applicable factor of 2.153574, which results in a Minimum Required Death Benefit of $215,357.40.

We use a standard insurance industry method to determine the applicable factors for Policies with two Insureds.

[11] .....What else can affect the Minimum  Required Death Benefit?  The Minimum
Required Death Benefit changes as the Account Value changes. This is because the Minimum Required Death Benefit is calculated based on the Account Value. A few examples may help show what this means. Assume for purposes of these examples that the Insured is a woman, Age 60, for whom coverage was issued at her Age 50 in the "not a tobacco user" risk class.

     (a) On a  particular  Monthly  Processing  Date,  the Account  Value of the
         Policy is $100,000. The Minimum Required Death Benefit as of that Valuation Day is $100,000 multiplied by the then applicable factor of 2.153574, or $215,357.40. As of the next Valuation Day, assume the Account Value has grown to $100,010. The Minimum Required Death Benefit is $100,010 multiplied by the same factor of 2.153574, or $215,378.94.

     (b) On a  particular  Monthly  Processing  Date,  the Account  Value of the
         Policy is $100,000. The Minimum Required Death Benefit as of that Valuation Day is $100,000 multiplied by the then applicable factor of 2.153574, or $215,357.40. As of the next Valuation Day, assume the Account Value has decreased to $99,990. The Minimum Required Death Benefit is $99,990 multiplied by the same factor of 2.153574, or $215,335.86.

     (c) On a particular Monthly Processing Date, the Account Value of the Policy before any partial withdrawal is $100,000. The Minimum Required Death Benefit as of that Valuation Day is $100,000 multiplied by the then applicable factor of 2.153574, or $215,357.40. On that same day, assume $20,000 is taken as a partial withdrawal, and the $25.00 partial withdrawal transaction fee is charged. Immediately after the partial withdrawal, the Minimum Required Death Benefit is $79,975 multiplied by the same factor of 2.153574, or $172,232.08.

[12]  .....What is the Guaranteed  Minimum Death Benefit?  We use the Guaranteed
Minimum Death Benefit to determine the Death Proceeds under certain circumstances. Under Option A, we use the Guaranteed Minimum Death Benefit when it is higher than both the Specified Amount and the Minimum Required Death Benefit. Under Option B, we use the Guaranteed Minimum Death Benefit when it is higher than both the sum of the Account Value plus the Specified Amount, and the Minimum Required Death Benefit. There is no Guaranteed Minimum Death Benefit beyond Age 100 of the Insured, or if the policy terminates before the Insured's death. The Guaranteed Minimum Death Benefit is determined as follows:

     (a) On the Policy Date, the Guaranteed Minimum Death Benefit equals the initial Premium.

     (b) After the Policy Date and until the first Policy Anniversary, the Guaranteed Minimum Death Benefit is the total of all Premiums paid less any partial withdrawals.

     (c) After the first Policy Anniversary but before the "target date," (the Policy Anniversary when the Insured is Age 75), the Guaranteed Minimum Death Benefit is the higher of (1) or (2), where: (1) is the total of all Premiums paid less all partial withdrawals; and (2) is the highest "Anniversary Value." "Anniversary Value" is the Account Value on any Policy Anniversary less all subsequent partial withdrawals.

     (d) On or after the "target date", the Guaranteed Minimum Death Benefit is the higher of (1) or (2), where: (1) is the total of all Premiums paid less all partial withdrawals and (2) is the highest Anniversary Value, as defined above in (c), as of the "target date," less all partial withdrawals after the "target date." If there are two Insureds, the Guaranteed Minimum Death Benefit ends based on the Age of the younger Insured, or what would have been the age of the younger Insured if the younger Insured predeceases the older Insured.

     (e) Notwithstanding items (a) through (d) above, if the Insured is Age 75 or older on the Policy Date, the Guaranteed Minimum Death Benefit is the total of all Premiums paid less all partial withdrawals.

     (f) If the Policy is issued for two (2) Insureds, the "target date" is based on the age of the younger Insured, or what would have been the age of the younger Insured if the younger Insured predeceases the older Insured. This also applies if, as of the Policy Date, the younger Insured is younger than Age 75.

[13]  .....Would  you  please  provide  examples  of how the  Death  Benefit  is determined? Below are six examples of how the Death Benefit is determined. Each example assumes the death claim becomes payable exactly on the stated Policy Anniversary. Values shown are hypothetical, including the amount of Premiums paid, the Account Values shown as of the date the death claim is payable and the Guaranteed Minimum Death Benefit then applicable.

The first three examples illustrate death benefit Option A. The first example is a situation where the Death Benefit equals the Specified Amount. The second is an example where the Death Benefit is the Minimum Required Death Benefit. The third is an example where the Death Benefit is the Guaranteed Minimum Death Benefit.

Examples four through six illustrate death benefit Option B. The fourth example is a situation where the Death Benefit is the Specified Amount plus the Account Value. The fifth is an example where the Death Benefit is the Minimum Required Death Benefit. The sixth example is a situation where the Death Benefit is the Guaranteed Minimum Death Benefit. In reviewing the examples for Option B, please remember that the sum of the Specified and the Account Value is compared to the Minimum Required Death Benefit and the Guaranteed Minimum Death Benefit.

The third and sixth examples assume that positive investment performance significantly increased Account Value, which was then followed by a period of substantial negative investment performance.

Each example assumes that we issue a Policy to a 50 year old man who qualifies for the No Tobacco use class, we issued the Policy 6 months after his 50th birthday, the Policy has a Specified Amount of $100,000 and there have been no withdrawals. Please remember that these examples show the Death Benefit, and that the Death Proceeds equal the Death Benefit reduced by any Debt and increased by any required interest.

     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
        Death         Total           Policy      Account Value     Specified        Minimum        Guaranteed    Death Benefit
       Benefit    Premiums Paid    Anniversary                        Amount         Required     Minimum Death
       Option                        Claim is                                     Death Benefit      Benefit
                                     Payable
                  --------------- --------------- --------------- --------------- --------------- --------------- ---------------
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
          A       $15,000               1         $15,500            $100,000     $40,018         $15,500         $100,000
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
          A       $105,000              12        $185,000           $100,000     $345,527        $200,000        $345,527
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
          A       $105,000              20        $50,000            $100,000     $76,653         $200,000        $200,000
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
          B       $15,000               1         $15,500            $100,000     $40,018         $15,500         $115,500
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
          B       $105,000              20        $200,000           $100,000     $306,611        $200,000        $306,611
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------
          B       $105,000              25        $50,000            $100,000     $69,169         $200,000        $200,000
     ------------ --------------- --------------- --------------- --------------- --------------- --------------- ---------------

[14] .....Does  choosing  between Options A and B affect anything other than the
Death Benefit? Yes. Choosing Option A or Option B affects the Net Amount at Risk which will have an impact on the amount you pay in cost of insurance charges. Option B initially has a higher Net Amount at Risk which will result in a higher cost of insurance charge. It may also have an impact on what you might pay upon surrender. How these charges work are discussed in more detail below in the section on Costs. An increase in charges has a negative impact on the growth of your Account Value. A decrease in charges has a positive impact on the growth of your Account Value.

[15]  .....Who  chooses  which  option to use?  You  choose  the  option on your
Application for a Policy. If you do not elect a Death Benefit option on your Application we will review the Application to determine if our underwriting requirements are met. However, we will require you to elect either Option A or Option B prior to issuing a Policy.

[16] .....May I change the Death Benefit option or the Specified  Amount?  While the Insured is alive, you may request to change the Death Benefit option or to increase or decrease the Specified Amount to meet changing needs or goals.

Any change to the Death Benefit option is subject to our acceptance and our rules, which include, but are not limited to the following:

     1. Any change must take effect after the first Policy Year.

     2. We only permit one such change per Policy Year.

     3. We must receive the request In Writing at our Office.

     4. We may require satisfactory evidence of insurability for any change that prospectively increases the Net Amount at Risk.

     5. If evidence of insurability is required, we will not accept the request if the Insured(s) is over our then current maximum age for issuing a Policy.

     6. We may require you to sign an acknowledgment that you understand the impact or potential impact of the change on the tax treatment of your Policy, particularly if the change results or may result in your Policy becoming a MEC. Changing between Option A and Option B also may have an impact on whether a Policy is treated as a MEC. Therefore, you should consult with a competent tax advisor before requesting a change.

     7. If we grant any such request, it will take effect on the Monthly Processing Day occurring on or immediately following the date we agree to such a change.

     8. On the date the change takes effect, there will be no change in the Death Benefit. That means that, if you change from Option A to Option B, the Specified Amount will be reduced.

Any change to the Specified Amount is subject to our rules, which include, but are not limited to the seven rules outlined above for changing the Death Benefit option, plus the following additional rules:

     1.  The amount of any increase or decrease may not be less than $5,000.

     2. The Specified Amount after any decrease may not be less than $50,000 (single life Policy) or $100,000 (joint life Policy).

     3. No decrease in the Specified Amount is permitted during the first five Policy Years or during the five calendar years subsequent to any increase in Specified Amount.

[17] .....What  other parts of the Policy are affected if I change the Specified
Amount? Increasing the Specified Amount initially results in a higher Death Benefit, unless the increased Specified Amount would then not exceed the Minimum Required Death Benefit or the Guaranteed Minimum Death Benefit. When the Death Benefit is increased in this way, it initially increases the Net Amount at Risk, and therefore, the cost of insurance charge. Decreasing the Specified Amount generally has the opposite effects. Changing the Specified Amount could affect the maximum Premiums you may pay, as well as the Maximum Annual Assessable Premium. Also, if your policy is not deemed to be a MEC, changing the Specified Amount may affect how much Premium you may subsequently pay without the Policy becoming a MEC.

[18] .....How are Death  Proceeds  paid? We pay the Death Proceeds as a lump sum or in accordance with the terms of whatever settlement options we then make available to Beneficiaries. Generally, Beneficiaries can choose a lump sum or one of the settlement options we make available. However, you, rather than the Beneficiaries, may choose the method of payment from among those we make available if you let us know In Writing before the Insured's death how you want the Death Proceeds to be paid.

                          Account Value and Cash Value

[19] .....What is the Account Value?  The Account Value is the value of a Policy while the Insured is alive before any deduction for any contingent deferred sales charge and before any reduction for any Debt. It is the total of the Account Value allocated to each Sub-account and any Fixed Allocations plus any Account Value in the Loan Account. You may allocate Account Value to the variable investment options, which are each of the Sub-accounts of the Separate Account, or to Fixed Allocations. Any portion of the Account Value maintained in the Loan Account serves as collateral for outstanding Policy loans.

[20] .....How does American Skandia  determine the Account Value in the variable investment options? On each Valuation Date, the Account Value in any variable investment option you utilize equals the number of Units you then maintain in that investment option multiplied by that investment option's then current Unit Price. When you allocate all or a portion of the Premium to an investment option or when you transfer Account Value into a variable investment option, Units are purchased using the then current Unit Price. When you take all or a portion of a distribution or benefit from a variable investment option or you transfer Account Value from a variable investment option, Units are sold at the then current Unit Price in order to fund that distribution, benefit or transfer.

[21]  .....How  does  American  Skandia  determine  the Account  Value for Fixed
Allocations? We credit a fixed rate of interest to Fixed Allocations. From time to time we declare interest rates applicable to new Fixed Allocations. If you make a Fixed Allocation, we credit the rate then in effect to that Fixed Allocation until the next Policy Anniversary. Once that Policy Anniversary is reached, we credit, for the next Policy Year, the then current rate applicable to new Fixed Allocations. This applies to all your Fixed Allocations then in effect. During each subsequent Policy Year, the rate we credit for that Policy Year is the one then in effect for new Fixed Allocations.

The Policy offered pursuant to this Prospectus includes Fixed Allocations. These Fixed Allocations are not registered as a security with the Securities and Exchange Commission under either the Securities Act of 1933 or the Investment Company Act of 1940. The Fixed Allocations are not subject to these Acts. Information about the Fixed Allocations is included in this Prospectus to help with your understanding of the features of the Policy. The staff of the Securities and Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness. The assets supporting Fixed Allocations are held in American Skandia's general account.

[22]  .....How  does  American  Skandia  determine  the interest  rate for Fixed
Allocations? We determine the interest rate applied to Fixed Allocations based on our assessment of the earnings we expect to achieve when investing to support these obligations, our costs, competition, profit targets and other factors. We have sole discretion to determine the rates. However, the interest rate will never be less than 3.0% per year, compounded yearly.

[23]  .....How  does  American  Skandia  determine the Account Value in the Loan
Account? As of the date of this Prospectus, we currently credit interest to Account Value in the Loan Account at the rate of 6.0% per year, compounded yearly. However, to the extent permitted by law, we retain the right to credit less, but never less than 5.5% per year, compounded yearly.

[24] .....What is the Cash Value? The Cash Value is the total Account Value less any contingent deferred sales charge, unpaid charges and Debt.

[25]  .....Do I have to  maintain a minimum  Cash  Value?  There must  always be enough Cash Value so that, on any Monthly Processing Date, the Cash Value is sufficient to pay for the charges then due. If the Cash Value is insufficient to pay for the charges, we send you a notice giving you a 61-day "grace period" to send us a required amount. If the Cash Value at the end of the grace period, after deduction for all previously unpaid charges, is zero or less, the Policy ends without value, unless the guaranteed continuation provision applies. This provision is discussed in the section "Keeping the Policy In Force".

                               Cash Value Credits

[26] .....What are Cash Value Credits, and how do I get them? Cash Value Credits are amounts we credit to your Account Value, where permitted by law. We provide these amounts if your total Cash Value on a Policy Anniversary equals or exceeds a Cash Value trigger. We determine if your Policy is eligible for a Cash Value Credit on each Policy Anniversary. Your Policy's eligibility for Cash Value Credits may change from year to year. The Cash Value trigger depends on the total amount of Premiums paid. Whether your Cash Value meets or exceeds the trigger depends on the investment performance of the investment options, partial withdrawals, Debt and whether you pay back any loans or loan interest.

[27] .....What is the Cash Value trigger?  The Cash Value trigger is 200% of the
Premiums you pay. Please note, even if your Account Value is greater than the Cash Value trigger, you may not have reached the trigger amount, since the Cash Value may be less than the Account Value due to the contingent deferred sales charge and any Debt.

[28] .....How much is added to my Account Value? The Cash Value Credit,  if any, added to your Account Value equals 0.50% of the Cash Value on the applicable Policy Anniversary. The following examples illustrate how this works:

     (a) Assume that the total amount of Premiums paid is $70,000. Assume that on the 14th Policy Anniversary the Cash Value is $150,000. The Cash Value trigger is 200% of $70,000, which is $140,000. The amount to be added to the Account Value is 0.50% of $150,000, which is $750.

     (b) For the same Policy, assume that the Cash Value on the 15th Policy Anniversary is $115,000, due to a combination of investment performance and a loan of $25,000 in the middle of the Policy Year. The Cash Value trigger for this Policy remains $140,000. Therefore, no Cash Value Credit is provided on the 15th Policy Anniversary.

     (c) For the same Policy, assume that the Cash Value on the 16th Policy Anniversary is $160,000, due to a combination of investment performance and repayment of the loan and loan interest. The Cash Value trigger remains $140,000. The amount to be added is 0.50% of $160,000, which is $800.

[29] .....Who pays for the Cash Value Credits, and how are they paid? We pay for any Cash Value Credits out of our general account. We allocate any Cash Value Credits due on the applicable Policy Anniversary to the variable investment options and Fixed Allocations in which you then maintain Account Value. We make the allocations pro-rata based on the Account Value in the variable investment options and any Fixed Allocations on the applicable Policy Anniversary. No allocation is made to the Loan Account. Cash Value Credits cannot be used to repay Debt.


                                      Costs

[30] .....What  kinds of charges are there for this Policy?  The Policy has five
(5) different kinds of charges: (1) charges we deduct from Premiums; (2) charges we assess daily against assets maintained in the Separate Account, which only apply to the Account Value you allocate to the variable investment options; (3) charges we deduct monthly from the Account Value and which are due in all Policy Years to Age 100; (4) charges we deduct monthly from the Account Value for a specified number of Policy Years; and (5) "contingent" charges, which are those charges that you only pay in certain specified circumstances. There also are fees and expenses charged by the Portfolios.

[31]  .....What  charges are deducted from  Premiums?  We deduct a percentage of each Premium in relation to state and local premium taxes we may incur on that Premium, and an amount in relation to our Federal taxes. We deduct these charges before we allocate the net amount to the investment options.

[32] .....How much is charged for premium  taxes?  The amount we charge is based on the rates determined by state and local governments. In most jurisdictions these rates range for 0% to 3.5% of each Premium. The actual percentages we charge for the states and the District of Columbia as of the date of this Prospectus are found in Appendix C.

[33]  .....What is the charge in relation to the Company's  Federal  taxes?  The
Code requires a life insurer to capitalize an imputed acquisition expense, thereby increasing its tax liability over what it would be without this special provision. The tax liability created by this imputed acquisition expense is sometimes referred to as a "deferred acquisition cost" tax, or "DAC" tax. To reimburse us for this special insurance company tax at a rate we believe to be reasonable in relation to the liability, we deduct an amount equal to 1.15% of each Premium.

[34] .....What are the charges  assessed  against the Separate  Account and when are they paid? We assess a mortality and expense risk charge and an administration charge against the assets in the Separate Account. The mortality and expense risk charge is 0.90% per year. The mortality risk we assume is that cost of insurance charges under the Policy will be insufficient to meet our claims paying obligations. The expense risk we assume is that overall expenses incurred in issuing and administering the Policy will exceed the charges and fees stated in the Policy. The charge for the administrative expenses connected with operating the Separate Account is 0.25% per year. We assess these charges each Valuation Period against the daily value of each Sub-account. We reserve the right to assess the Separate Account for any taxes that may be attributed to it. Currently, no such charge for taxes is assessed.

[35] .....What  monthly charge applies in all Policy Years to Age 100? We deduct the cost of insurance charge until the Policy Anniversary on or immediately after the Insured's 100th birthday. For Policies with two Insureds, this is the Policy Anniversary on or after the 100th birthday of the younger Insured, or if that person is deceased, what would have been that Insured's 100th birthday. We take this charge from your Account Value each Monthly Processing Day.

[36]  .....How  much is the  cost  of  insurance  charge?  The  monthly  cost of insurance charge is determined by multiplying the current monthly cost of insurance rate by the Net Amount at Risk. To that amount we add a cost of insurance fee. The current cost of insurance rates and cost of insurance fee are subject to change; however, the combination will not exceed the product of the guaranteed maximum cost of insurance charge multiplied by the Net Amount at Risk. The cost of insurance charge is not a constant dollar amount.

Please note that in calculating the Net Amount at Risk, the Death Benefit that would then apply is the highest of the Minimum Required Death Benefit, the Guaranteed Minimum Death Benefit or, the Specified Amount (for Option A), or the sum of the Specified Amount plus the Account Value (for Option B). The cost of insurance rates increase as the Insured ages, although the rates may not increase each Policy Year. We reserve the right to vary the rates per thousand of Net Amount at Risk based on either the Net Amount at Risk or on the Specified Amount.

We reserve the right to adjust current monthly cost of insurance rates by an underwriting factor. As of the date of this Prospectus, we were not making any such adjustments.

The guaranteed maximum monthly cost of insurance charges for Policies with one Insured are shown in Appendix D. The current monthly cost of insurance rates as of the date of this Prospectus for Policies with one Insured are shown in Appendix E. Corresponding rates for two proposed Insureds are available from us upon request. A detailed explanation of how we calculate the current monthly cost of insurance charges and a sample calculation are provided in Appendix F.

[37]  .....What  is  the  guaranteed  maximum  cost  of  insurance  charge?  The guaranteed maximum cost of insurance charge is different at each Age. The guaranteed maximum cost of insurance charge depends on the risk class of each Insured. We base the guaranteed maximum charges on the sex distinct 1980 Commissioners Standard Ordinary Ultimate Mortality Smoker/Non-Smoker Table, age last birthday. However, if required by law, unisex charges will apply, and we will use a unisex variation of that table.

[38]  .....What  monthly  charges  apply only for a  specified  number of Policy
Years? We deduct a sales charge for a specified number of Policy Years.

[39] .....How much is the sales charge and when do I pay it? We deduct the sales charge during the first ten (10) Policy Years. It is a percentage of your Account Value and is the equivalent of 0.40% per year. We deduct this charge from your Account Value each Monthly Processing Day.

There are certain circumstances which may result in reduction or elimination of the sales charge. These are exactly the same circumstances that may result in reduction or elimination of the contingent deferred sales charge, as described below in response to the question "How much is the contingent deferred sales charge and when must I pay it?"

[40] .....What are the contingent  charges?  The contingent charges are: (1) the contingent deferred sales charge; (2) the transfer fee; and (3) the partial withdrawal transaction fee.

[41] .....How much is the contingent  deferred sales charge, and when must I pay it? The  contingent  deferred  sales  charge is a percentage  of the  Assessable
Premium  paid.  It is charged if you  surrender  the Policy during the first ten
(10) Policy Years, unless the Policy qualifies for a medically-related waiver of these charges, as discussed in the section of this Prospectus entitled "Medically-Related Waiver".

The percentages that we assess against Assessable Premium upon a surrender are as follows:

                         ---------------------- -------------------
                               Policy Year         Percentage (%)
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   1                    10
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   2                    9
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   3                    8
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   4                    7
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   5                    6
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   6                    5
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   7                    4
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   8                    3
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   9                    2
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   10                    1
                         ---------------------- -------------------
                         ---------------------- -------------------
                                   11+                  0
                         ---------------------- -------------------

[42] .....How does  American  Skandia  determine  the  Assessable  Premium?  The
Assessable Premium equals the total Premiums less the total Exempt Premiums.

[43]  .....What are Exempt  Premiums?  Exempt  Premiums are the amounts  against which we will not charge a contingent deferred sales charge upon surrender or withdrawal.

[44] .....How does American  Skandia  determine which Premium amounts are Exempt
Premiums? Exempt Premiums are that portion of Premiums paid in any Policy Year that exceeds the Maximum Annual Assessable Premium.

[45]  .....What is the Maximum  Annual  Assessable  Premium?  The Maximum Annual
Assessable Premium is an amount per thousand of Specified Amount. The amount is cumulative from year to year. For example, if your Maximum Annual Assessable Premium is $5,000 and you make a Premium payment of $4,000 in Policy Year 1, in Policy Year 2 your Maximum Annual Assessable Premium is $5,000 plus $1,000 from Policy Year 1, or $6,000. The Maximum Annual Assessable Premium depends on the Age, risk class and, where permitted, gender of the Insured. The Maximum Annual Assessable Premium is increased if you increase the Specified Amount, and is decreased if you decrease the Specified Amount. We have provided a table in Appendix G of the Maximum Annual Assessable Premium for Policies with one Insured and two Insureds.

[46] .....Please  provide examples of what it would cost to surrender the Policy
The following are two hypothetical examples of how much it would cost to surrender the Policy. In each example, it is assumed that neither the Specified Amount nor the Death Benefit option is changed after the Policy Date.

         (1) In this first example, assume that the Policy is a New Policy. Assume also: (a) the Maximum Annual Assessable Premium is $10,000;
              (b) $10,000 of Premium was paid in each of Policy Years 1 through 5, for a total of $50,000; (c) the Policy is being surrendered in Policy Year 6; and (d) at the time of surrender, the Account Value is $75,000.

              Given these facts, the Assessable Premium equals the Premiums paid. No amount paid in any Policy Year exceeded the Maximum Annual Assessable Premium. The contingent deferred sales charge for a surrender in Policy Year 6 is 5% of the Assessable Premium (5% of $50,000 or $2,500). The amount payable upon surrender would be $75,000 less $2,500, which equals $72,500

         (2) In this second example, assume that the Policy is an Exchange Policy. Assume also: (a) the Maximum Annual Assessable Premium is $10,000; (b) the proceeds of the exchange were $50,000, which was the initial Premium, and $5,000 of subsequent Premium was paid in the second Policy Year; (c) the Policy is being surrendered in Policy Year 6; and (d) at the time of surrender, the Account Value is $85,000.

              Given these facts, the Assessable Premium is less than the Premiums paid. The amount of Premium paid in the first Policy Year over $10,000 is Exempt Premium. Since $50,000 was paid in the first Policy Year, the amount of the Exempt Premium paid in that Policy Year was $50,000 minus $10,000, which is $40,000. There was no Exempt Premium in the second Policy Year, since $5,000 is less than the applicable Maximum Annual Assessable Premium for the second Policy Year, which is $10,000. Since there has not been a change to the Specified Amount or Death Benefit option, the percentage to be assessed will be assessed against $55,000 of Premium less $40,000 of Exempt Premium, which equals $15,000. The contingent deferred sales charge for a surrender in Policy Year 6 is 5% of the Assessable Premium (5% of $15,000 or $750). The amount payable upon surrender would be $85,000 less $750, which is $84,250.

[47] .....Are  there any situations in which the sales charge and the contingent deferred sales charge are reduced or eliminated? From time to time, and to the extent permitted by law, we may reduce the amount of the sales charge and the contingent deferred sales charge, the period during which such charges apply, or both, when Policies are sold to persons or groups of persons in a manner that reduces sales expenses. We would consider such factors as: (a) the size and type of group; (b) the amount of Premiums; and/or (c) other transactions where sales expenses are likely to be reduced.

No sales charge or contingent deferred sales charge is imposed when, as of the Policy Date, the Owner or the Insured of a Policy issued pursuant to this Prospectus is: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f) above; (h) the parents of such person noted in (b) through (g) above; (i) such person's child(ren) or other legal dependent under the age of 21; and (j) the siblings of any such persons noted in (b) through (h) above.

[48]  .....How much is the transfer fee and when must I pay it? We charge $10.00 for every transfer after the 12th in each Policy Year. That includes transfers into a Fixed Allocation and any transfers from a Fixed Allocation unless the transfer occurs on a Policy Anniversary. It does not include transfers made as part of any dollar cost averaging program we offer. For this purpose, all transfers occurring during the same Valuation Period are considered one transfer. We assess the transfer fee at the time of any transfer which is subject to the fee.

[49] .....How much is the partial  withdrawal  transaction  fee, and when must I pay it? We charge $25.00 as a transaction fee for each partial withdrawal unless the partial withdrawal qualifies as a medically-related withdrawal. This amount is deducted separately from your Account Value.

[50] .....How are charges  deducted from Account  Value?  We deduct charges from your investment options pro-rata based on the Account Value in each investment option. If you maintain Account Value in more than one Fixed Allocation in a Policy Year, any applicable charges will be deducted on a "last-in, first-out" basis, starting with the last Fixed Allocation that was made prior to the Monthly Processing Date the deduction is made. Upon surrender or withdrawal, we assess charges against the investment options pro-rata in the same ratio as Account Value is being withdrawn from such investment options.

[51] .....What are the charges for the Portfolios?  We do not assess any charges against the Portfolios. However, each Portfolio charges a total annual fee comprised of an investment management fee and operating expenses. Expenses for the Portfolios are provided in the "Variable Investment Options" section below. More detailed information about fees and charges can be found in the prospectuses for the Portfolios.

                                 Buying a Policy


[52]  .....How do I buy a Policy?  We require that our standards be met and that we receive a Premium before we issue a Policy. We need information to determine if those standards have been met. We require you to submit an Application as part of our effort to gather the needed information. We may require additional information, including, but not limited to, some of the Insured's medical records. We may also require the Insured to take certain medical tests. As part of our standards, we will not issue a Policy if, as of the Policy Date, the Insured would be older than Age 80 for single life cases and younger than Age 18 or older than Age 80 for joint life cases. If our standards are not met and we received a Premium, we will return an amount equal to the Premium to you. No interest will be paid.


To the extent permitted by law, we reserve the right to apply differing standards of insurability to persons who may be part of a group or who may qualify, for some other reason, as part of a different class. Such classes may include, but are not limited to, persons seeking a Policy who are applying all or a portion of proceeds from an insurance or annuity contract, or proceeds of a redemption from another financial product, such as mutual funds. One of the criteria we may apply in such a situation is that such differing standards of insurability apply only after maintaining funds in such policy, contract, or financial product for a specified period of time.

[53]  .....When do I pay the initial  Premium?  You may submit  Premium with the
Application if the Insured meets certain medical underwriting criteria.

If any portion of any Premium is to be received as part of a replacement of a life insurance policy (whether or not a tax-free exchange), endowment or annuity policy then we must receive all our requirements In Writing for all such replacements as of the same date. This date must be prior to the date we decide to issue a Policy. Replacements are subject to our acceptance.

If we do not accept Premium with the Application or you chose not to submit a Premium with the Application, we will notify you if and when we have accepted the Application and agreed, subject to submission of the Premium, to issue a Policy. We will let you know at that time the minimum and maximum amounts we accept as the initial Premium. We will not issue a Policy until we receive at least the minimum initial Premium at our Office.

You may choose to use our funds transfer authorization procedures as part of buying a Policy. If you elect this procedure, you authorize us to redeem funds from one or more financial institutions with which you currently maintain funds and use those funds to pay Premium. You must do so In Writing using a form that authorizes us to obtain such funds only if and when we have determined that the Application meets our standards for issuing a Policy. If you use this procedure, you must provide us with all such authorizations simultaneously.

[54]  .....What is the initial  Premium?  There is not a fixed amount of initial
Premium. Instead, we accept a range of initial Premium between a minimum and a maximum. The minimum and maximum depends on the Specified Amount and the Insured's age, risk class and gender, where permitted, as of the Policy Date.

[55]  .....What is the maximum  initial  Premium I can pay? The maximum  initial
Premium we accept equals the maximum amount that can be paid without increasing the Death Benefit on the Policy Date. However, if you submit any Premium before we have determined whether you meet our requirements for issuing a Policy, we will not accept more than $500,000 without prior Home Office approval.

[56] .....What is the minimum  initial Premium I can pay? The minimum Premium we generally accept as an initial Premium is one fourth (1/4th) of the Maximum Annual Assessable Premium. We may accept less under certain circumstances, such as when you authorize periodic withdrawals from an account you may have with a bank or other financial institution in amounts designed to cumulatively pay amounts equal to at least one fourth (1/4th) of the MEC Threshold Amount.

[57]  .....Will  you  accept  my  initial  Premium  if it causes my Policy to be treated as a MEC? We will not apply the portion of an initial Premium that we believe would require us to treat your Policy as a MEC unless you acknowledge In Writing before the Policy Date that we will treat the Policy as a MEC. If we do not receive such notification, we will return to you the difference between the amount you submitted and the amount we will apply as the initial Premium. However, this will not apply in the case of an Exchange Policy where we receive information we believe requires us to treat the Exchange Policy as a MEC in any case.

[58] .....Am I covered while my Application is being reviewed?  We may issue you a temporary insurance agreement during the "underwriting period." The "underwriting period" is the period between the time you first apply for a Policy and the time we either issue the Policy or decide not to issue one. A temporary insurance agreement may be issued if: (a) the Application is completed in full; (b) the Insured answers "no" to certain questions on the Application (these are questions we use as indicators of whether we will issue temporary insurance); (c) no Insured is under age 18; and (d) a Premium is submitted with the Application. If we issue a temporary insurance agreement and the Insured (both Insureds if there are two Insureds) dies during the underwriting period, the temporary insurance benefit will be payable if all the conditions of the temporary insurance agreement are satisfied. If the Insured(s) die(s) during the underwriting period and no temporary insurance agreement was in effect, no benefit is payable.

We will return any Premium submitted with the Application if we cannot complete underwriting within 60 days from the date the Application is signed. If you notify us promptly, we will continue the underwriting process and notify you if and when you meet our standards for issuing a Policy, at which time you may once again send us a Premium. Temporary insurance lasts no longer than 90 days.

[59]  .....What is the temporary  insurance  benefit?  If the Insured dies while temporary insurance is in effect, we pay the Beneficiary the lesser of the Death Benefit that would be in effect on the Policy Date if a Policy had been issued or $250,000. This $250,000 maximum applies to all temporary insurance then in effect with us. Premium amounts in excess of this benefit are returned to you, without interest or earnings.

[60]  .....What  happens if I change my mind about  buying a Policy?  You have a
"free-look" period during which you can change your mind about buying a Policy. The free-look period is never less than 10 days from the date you receive your Policy. It may be longer depending on the applicable state law and the circumstances of your purchase. If you return your Policy to us within the free-look period, we generally will return the greater of (1) the Premiums paid, or (2) your Account Value plus an amount that equals any premium tax and DAC tax deducted and any charges deducted from your Account Value. However, if you have submitted a "return waiver," we will return only your Account Value plus any premium and DAC taxes deducted and any charges deducted from your Account Value. This may be more or less than the Premiums paid.

[61]  .....How  and when is my  initial  Premium  invested?  We invest  your Net
Premium, which is the Premium less the charges deducted from each Premium and any charge for optional additional benefits (should you elect such benefits). We invest the initial Net Premium on the Policy Date. You can request that we allocate the initial Net Premium using one or more variable investment options and/or a Fixed Allocation. However, we initially invest the portion of the initial Net Premium that you indicate you want invested in variable investment options in the AST Money Market Sub-account, unless you submit a "return waiver" In Writing before the Policy Date, where permitted by law. This also applies to any additional Premium we receive during the "free-look" period discussed below. A return waiver is an election by you to invest as soon as possible in the variable investment options of your choice. If you submit a "return waiver" and then decide to return your Policy during the "free-look" period, you may receive back less than the Premium. Generally, we transfer the Account Value in the AST Money Market Sub-account to the variable investment options you request as of the Valuation Date which is on or immediately after the 15th day after the date we issue a Policy. However, we will make the transfer as of a later date if your "free-look" period is longer than 10 days to meet state law requirements.

[62] .....How do I choose how much of this type of life  insurance to buy, which
Death Benefit Option to use and how much Premium to pay? The Death Benefit Option, Specified Amount and the program of Premium payments that is right for your needs depends on your particular circumstances and the reasons you are buying a Policy. You and your financial representative should discuss your needs and financial goals before applying for a Policy.

                           Variable Investment Options

[63]  .....What  are the  investment  objectives  and  policies of the  variable investment options? What charges are made by the Portfolios in which these options invest? Each variable investment option is a Sub-account of the Separate Account. Each Sub-account invests exclusively in an underlying mutual fund or one portfolio of an underlying mutual fund. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. You should carefully read the prospectuses for any Portfolio in which you are interested. To assist you in determining which Portfolios may be of interest to you, we have provided below a list of the Portfolios, their investment objectives (in italics) and a short, summary description of their key policies. Next to each Portfolio's investment objective and policies is the investment management fee, other expenses, and the total annual expense for such Portfolio. The total annual expense is the sum of the investment management fee and other expenses. Each figure is stated as a percentage of the Portfolio's average daily net assets. Except as noted, all expenses shown are after any applicable reimbursement or waiver of fees. These percentages are fees for the calendar year that ended December 31, 1997. Those Portfolios below that are marked with an asterisk (*) have not been in operation for a full year. Therefore, the expenses shown are estimated and annualized. The underlying mutual fund portfolio information was provided by the underlying mutual funds and has not been independently verified by the Company.

----------------- ------------------------------------------------------------------------------------- --------- --------- --------
                                                                                                        Invest-    Other    Total
      Style/                                   Investment Objectives/Policies                           ment      Expenses  Annual
       Type                                                                                             Manage-             Expenses
                                                                                                        ment Fee
----------------- ------------------------------------------------------------------------------------- --------- --------- --------
----------------- ------------------------------------------------------------------------------------- --------- --------- --------
                    AST JanCap Growth: growth of capital in a manner consistent with the preservation
                    of capital.  The Portfolio pursues its objective by emphasizing investments in       0.88%     0.18%    1.06%(1)
                    common stocks.







   LARGE CAP
    GROWTH

                  ------------------------------------------------------------------------------------- --------- ---------- -------
                  ------------------------------------------------------------------------------------- --------- ---------- -------
                    AST Marsico Capital Growth*: to seek capital growth.  Income realization is not an investment objective and any income realized on the Portfolio's investments, therefore, will be incidental to the Portfolio's objective.  The Portfolio will
                    pursue its objective by investing primarily in common stocks in industries and        0.90%    0.21%       1.11%
                    companies the sub-advisor believes are experiencing favorable demand for their products and services, and which operate in a favorable competitive and regulatory environment.
                   ------------------------------------------------------------------------------------ --------- ---------- -------
                   ------------------------------------------------------------------------------------ --------- ---------- -------
                    Alger American Growth: long-term capital appreciation.  Except during temporary
                    defensive periods, the Portfolio invests at least 65% of its total assets in equity   0.75%    0.04%       0.79%
                    securities of companies that, at the time of purchase,  have total market capitalization of $1 billion or greater.
                   ------------------------------------------------------------------------------------- --------- ---------- ------
                   ------------------------------------------------------------------------------------- --------- ---------- ------
                    Alger American MidCap Growth: long-term capital appreciation.  Except during temporary defensive periods, the Portfolio invests at least 65% of its total assets
                    in equity securities of companies that, at the time of purchase of the securities,    0.80%     0.04%      0.84%
                    have  total  market   capitalization  within  the  range  of
                    companies  included  in the S&P MidCap  400  Index,  updated quarterly.
                    ------------------------------------------------------------------------------------ --------- ---------- ------
                    ------------------------------------------------------------------------------------ --------- ---------- ------
                    AST Bankers Trust Enhanced 500*: to outperform the Standard & Poor's 500 Composite
                    Stock Price Index (the "S&P 500(R)") through stock selection resulting in different weightings of common stocks relative to the index.  The Portfolio will include the
                    common stocks of companies included in the S&P 500(R).  While the majority of the     0.60%    0.20%   0.80%(2)
                    issues held by the Portfolio will have neutral weightings to
                    the  S&P   500,   approximately   100   will  be   over-  or
                    under-weighted relative to the index.
                    ------------------------------------------------------------------------------------ --------- ---------- ------
                    ------------------------------------------------------------------------------------ --------- ---------- ------
                    AST Oppenheimer Large-Cap Growth: seeks capital appreciation.  The Portfolio does not invest to seek current income.  The Portfolio emphasizes investment in common
                    stocks issued by established large-capitalization growth companies.  For purposes     0.90%    0.23%    1.13%(3)
                    of the Portfolio, large-cap companies have market capitalizations greater than $5 billion.  Investment opportunities may be sought among securities of smaller, less well-known companies.  This Portfolio is not intended for investors seeking assured income or preservation of capital.
------------------- ----------------------------------------------------------------------------------- --------- --------- --------


------------------ ---------------------------------------------------------------------------------- --------- ---------- ---------
                                                                                                       Invest-    Other     Total
      Style/                                   Investment Objectives/Policies                          ment       Expenses  Annual
       Type                                                                                            Manage-              Expenses
                                                                                                       ment Fee
                    --------------------------------------------------------------------------------- --------- ---------- ---------
------------------ ---------------------------------------------------------------------------------- --------- ---------- ---------
                    AST Lord Abbett Growth and Income: long-term growth of capital and income while attempting to avoid excessive fluctuations in market value.  Normally, investments
                    will be made in common stocks of seasoned companies which are expected to show       0.75%     0.18%       0.93%
                    above-average growth and which the Portfolio's sub-advisor believes to be in sound financial condition.
    LARGE CAP
      VALUE
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Putnam Value Growth & Income: to seek capital growth with current income as a secondary objective.  The Portfolio invests primarily in common stocks that offer
                    potential for capital growth, and may, consistent with its investment objectives,    0.75%     0.48%       1.23%
                    invest in stocks that offer  potential  for current  income.
                    The  Portfolio  may  invest  up to  20%  of  its  assets  in securities traded in foreign markets.
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST INVESCO Equity Income: to seek high current income while following sound investment practices.  Capital growth is a secondary consideration. The Portfolio seeks to achieve its objective by investing in securities which will provide a
                    relatively high-yield and stable return and which, over the years, may also provide  0.75%     0.20%       0.95%
                    capital appreciation.  The Portfolio normally will invest at least 65% of its assets in dividend-paying, marketable common stocks of domestic and foreign industrial issuers.
------------------  ---------------------------------------------------------------------------------- --------- ---------- --------
------------------ ----------------------------------------------------------------------------------- --------- ---------- --------
                    AST Neuberger Berman Mid-Cap Growth*: to seek capital appreciation.  The Portfolio invests in a diversified portfolio of common stocks believed to have the maximum
  MID CAP GROWTH    potential for long-term above-average capital appreciation.  Under normal            0.90%     0.24%    1.14%(4)
                    conditions, the Portfolio primarily invests in the common stocks of companies with equity market capitalizations from $300 million to $10 billion at the time of investment.  The Portfolio does not seek to invest in securities that pay dividends or interest, and any such income is incidental.
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST T. Rowe Price Natural Resources: to seek long-term growth of capital through investment primarily in common stocks of companies which own or develop natural
                    resources and other basic commodities.  The Portfolio will invest primarily (at       0.90%    0.26%       1.16%
                    least 65% of its total assets) in common stocks of companies which own or develop natural resources and other basic commodities.


  MID CAP VALUE
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Neuberger Berman Mid-Cap Value*: to seek capital growth.  The Portfolio seeks capital growth through an investment approach that is designed to increase capital
                    with reasonable risk.  The Portfolio invests principally in common stocks of medium   0.90%    0.25%    1.15%(5)
                    to  large  capitalization  established  companies,  using  a value-oriented  investment  approach.  The Sub-advisor looks for securities  believed to be  undervalued  based on strong
                    fundamentals,   including  a  low  price-to-earnings  ratio,
                    consistent cash flow, and the company's track record through all parts of the market cycle.
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Cohen & Steers Realty*: to maximize total return through investment in real estate securities.  The Portfolio pursues its  investment  objective  of  maximizing  total  return by
                    seeking,   with   approximately   equal  emphasis,   capital
                    appreciation  (both  realized  and  unrealized)  and current income.  Under  normal  circumstances,  the  Portfolio  will invest  substantially  all  of  its  assets  in  the  equity securities of
                    "real estate companies".  Real estate companies include those companies that derive   1.00%    0.29%      1.29%
                    at  least   50%  of  its   revenues   from  the   ownership,
                    construction,  financing,  management or sale of commercial, industrial,  or residential real estate or that has at least
                    50% of its assets in such real estate.
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Kemper Small-Cap Growth*: seeks maximum appreciation of investors' capital from a portfolio primarily of growth stocks of smaller companies.  The Portfolio seeks
                    maximum appreciation of investors' capital.  Current income will not be a             0.95%     0.40%   1.35%(6)
                    significant factor.  The Portfolio's investment portfolio will normally consist
 SMALL CAP GROWTH   primarily of common stocks and securities convertible into or exchangeable for common stocks, including warrants and rights.  The Portfolio is designed as a long-term  investment involving  substantial  financial risk commensurate with potential substantial gains.
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Janus Small-Cap Growth: seeks capital appreciation.  The Portfolio pursues its
                    objective by normally investing at least 65% of its total assets in securities        0.90%     0.23%   1.13%(7)
                    issued by  small-sized  companies.  The  Portfolio  may also invest  in stocks of larger  companies  with  potential  for capital appreciation.
------------------- ------------------------------------------------------------------------------------- ---------- ----------- ---


------------------ ----------------------------------------------------------------------------------- --------- --------- ---------
                                                                                                         Invest-  Other     Total
      Style/                                   Investment Objectives/Policies                            ment     Expenses   Annual
       Type                                                                                              Manage-            Expenses
                                                                                                         ment Fee
------------------- ------------------------------------------------------------------------------------ --------- ---------- ------
------------------- ------------------------------------------------------------------------------------ --------- ---------- ------
                    AST T. Rowe Price Small Company Value: to provide long-term capital appreciation by investing primarily in small-capitalization stocks that appear to be undervalued.
                    The Portfolio will invest at least 65% of its total assets in companies with a
                    market capitalization of $1 billion or less that appear undervalued by various        0.90%      0.26%     1.16%
 SMALL CAP VALUE    measures, such as price/earnings or price/book value ratios.  Investing in small
                    companies   involves   greater  risk,  as  well  as  greater
                    opportunity,   than  is  customarily  associated  with  more
                    established companies.
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Lord Abbett Small Cap Value*: to seek long-term capital appreciation.
                    Investments will be primarily made in equity securities which are believed to be
                    undervalued.  Under normal circumstances, the Portfolio will invest at least 65% of   0.95%     0.37%      1.32%
                    its assets in common stocks issued by smaller, less well-known companies, with market  capitalizations  of less  than $1  billion.  Smaller companies may carry more risk than larger companies.
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Janus Overseas Growth: to seek long-term growth of capital.  The Portfolio
                    pursues its objective primarily through investments in common stocks of issuers      1.00%      0.35%      1.35%
                    located outside the United States.






  INTER-NATIONAL
      EQUITY
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST American Century International Growth: to seek capital growth.  The Portfolio will invest primarily in issuers in developed markets.  Under normal conditions,
                    the Portfolio will invest at least 65% of its assets in equity and equity             1.00%     0.75%      1.75%
                    equivalent   securities  of  issuers  from  at  least  three
                    different countries outside the United States.
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Putnam International Equity: to seek capital appreciation.  The Portfolio seeks its objective by investing primarily in equity securities of companies located in a
                    country other than the United States.  The Portfolio will, under normal               0.88%     0.27%      1.15%
                    circumstances,  invest at least  65% of its total  assets in issuers located in at least three different  countries other than the United States.
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST T. Rowe Price International Equity: to seek total return of its assets from long-term growth of capital and income, principally through investments in common
                    stock of established, non-U.S. companies.  The Portfolio intends to diversify         1.00%     0.26%      1.26%
                    broadly among countries and to normally have at least three different countries represented in the Portfolio.
                    ----------------------------------------------------------------------------------- --------- ---------- -------





                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Founders Passport: to seek capital appreciation.  The Portfolio invests primarily in securities issued by foreign companies which have market capitalizations or annual revenues of $1 billion or less.  At least 65% of the
                    Portfolio's assets will normally be invested in foreign securities representing a
                    minimum of three countries.  The Portfolio will normally invest a significant         1.00%     0.35%      1.35%
                    proportion of its assets in the securities of small and medium-sized companies, which involves  greater risk than is customarily  associated with more established companies.
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    Montgomery Variable Series - Emerging Markets: capital appreciation, which under normal conditions it seeks by investing at least 65% of its total assets in equity
                    securities of companies in countries having emerging markets.  Under normal           1.25%     0.50%    1.75(8)
                    conditions, investments are maintained in at least six emerging market countries at all times and no more than 35% of total  assets are invested in any one emerging market country.
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST American Century Strategic Balanced: to seek capital growth and current income.  It is the intention of the Portfolio's sub-advisor to maintain
                    approximately 60% of the Portfolio's assets in common stocks that are considered by   0.85%     0.40%   1.25%(9)
                    the sub-advisor to have better-than-average prospects for appreciation and the remainder in bonds and other fixed income securities.
    BALANCED/
ASSET ALLOCAT-ION
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Putnam Balanced: to provide a balanced investment composed of a well-diversified portfolio of stocks and bonds which will produce both capital growth and current income.  The Portfolio may invest in almost any type of security or negotiable instrument, including cash or money market instruments.  The portion
                    of the Portfolio's assets invested in equity securities and fixed income securities   0.74%     0.29%      1.03%
                    will vary from time to time in light of the Portfolio's investment objective, changes in interest rates and economic of other factors.  Under normal market conditions,  it  is  expected  that  at  least  25%  of  the
                    Portfolio's  total  assets will be invested in fixed  income securities.
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST T. Rowe Price Asset Allocation: to seek a high level of total return by investing primarily in a diversified group of fixed income and equity securities.
                    Under normal conditions over the long-term, the Portfolio expects to allocate its     0.85%     0.28%      1.13%
                    assets so that  approximately  40% of its assets  will be in fixed  income  securities  and  approximately  60% in equity securities.
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------


------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
                                                                                                         Invest-   Other       Total
       Style                                   Investment Objectives/Policies                            ment      Expenses   Annual
       Type/                                                                                             Manage-            Expenses
                                                                                                         ment Fee
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST PIMCO Total Return Bond: to seek to maximize total return consistent with
                    preservation of capital.  The Portfolio will invest in a diversified portfolio of     0.65%     0.21%      0.86%
                    fixed-income securities of varying maturities with a portfolio duration from three to six years.





   FIXED INCOME
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST PIMCO Limited Maturity Bond: to seek to maximize total return, consistent with preservation of capital and prudent investment management.  The Portfolio will
                    invest in a diversified portfolio of fixed income securities of varying maturities    0.65%     0.23%      0.88%
                    with a portfolio duration from one to three years.
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST T. Rowe Price International Bond: seeks to provide high current income and capital appreciation by investing in high-quality, non dollar-denominated government and corporate bonds outside the United States.  The Portfolio will invest at least 65% of its assets in high-quality, non dollar-denominated
                    government and corporate bonds outside the United States.  The Portfolio may also     0.80%     0.31%      1.11%
                    invest up to 20% of its assets in below investment-grade, high-risk bonds, including  bonds in default or those with the lowest  rating
                    (commonly referred to as "junk bonds").
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Federated High Yield: to seek high current income by investing primarily in a diversified portfolio of fixed income securities.  The Portfolio will invest at least 65% of its assets in lower-rated (BBB or lower) fixed rate corporate debt
                    obligations.  Investments of this type are subject to a greater risk of loss of       0.75%     0.23%      0.98%
                    principal and interest than investments in higher rated securities and are generally considered high risk.  Lower-rated or unrated bonds are commonly referred to as "junk bonds."
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    ----------------------------------------------------------------------------------- --------- ---------- -------
                    AST Money Market: to maximize current income and maintain high levels of liquidity.  The Portfolio attempts to accomplish its objective by maintaining a
                    dollar-weighted average maturity of not more than 90 days and by investing in         0.45%    0.15%   0.60%(10)
                    securities which have effective maturities of not more than 397 days.
------------------- ----------------------------------------------------------------------------------- --------- ---------- -------

1 The investment management fee without any voluntary waiver would have been 0.90%; the total annual expenses without any waiver or reimbursement would have been 1.08%.
2 The other expenses without any reimbursement would have been 0.29%; the total annual expenses without any waiver or reimbursement would have been 0.89%.
3 Prior to January 1, 1999, the Investment Manager had engaged Robertson, Stephens & Company Investment Management, L.P. as Sub-advisor for the Portfolio (formerly the Robertson Stephens Value + Growth portfolio), and the total Investment Management fee was at the annual rate of 1.00% of the average daily net assets of the Portfolio. As of January 1, 1998, the Investment Manager engaged OppenheimerFunds, Inc. as Sub-advisor for the Portfolio, and the Investment Management fee is payable at the annual rate of 0.90% of the first $1 billion of the average daily net assets of the Portfolio, plus .85% of the Portfolio's average daily net assets in excess of $1 billion. The Management Fee in the above chart reflects the current Investment Management fee payable to the Investment Manager.
4 Prior to May 1, 1998, the Investment Manager had engaged Berger Associates, Inc. as Sub-advisor for the Portfolio (formerly, the Berger Capital Growth portfolio), for a total Investment Management fee payable at the annual rate of .75% of the average daily nets assets of the Portfolio. As of May 1, 1998, the Investment Manager engaged Neuberger Berman Management Incorporated as Sub-advisor for the Portfolio, for a total Investment Management fee payable at the annual rate of 0.90% of the first $1 billion of the average daily net assets of the Portfolio plus .85% of the Portfolio's average daily net assets in excess of $1 billion. The Management Fee in the above chart reflects the current Investment Management fee payable to the Investment Manager.
5 Prior to May 1, 1998, the Investment Manager had engaged Federated Investment Counseling as Sub-advisor for the Portfolio (formerly, the Federated Utility Income portfolio), for a total Investment Management fee payable at the annual rate of .75% of the first $50 million of the average daily net assets of the Portfolio, plus .60% of the Portfolio's average daily net assets in excess of $50 million. As of May 1, 1998, the Investment Manager engaged Neuberger Berman Management Incorporated as
     Sub-advisor for the Portfolio, for a total Investment Management fee payable at the annual rate of 0.90% of the first $1 billion of the average daily net assets of the Portfolio plus .85% of the Portfolio's average daily net assets in excess of $1 billion. The Management Fee in the above chart reflects the current Investment Management fee payable to the Investment Manager.
6 This portfolio commenced operations in January 1999. "Other Expenses" shown are based on estimated expenses for the fiscal year ending December 31, 1999 with a voluntary expense reimbursement. Estimated other expenses without any reimbursement would be 0.59%.
7 Prior to January 1, 1999, the Investment Manager had engaged Founders Asset Management, LLC as Sub-advisor for the Portfolio (formerly the Founders Capital Appreciation portfolios).
8 The other expenses without any reimbursement would have been 0.56%; the total annual expenses without any waiver or reimbursement would have been 1.81%.
9 The other expenses without any reimbursement would have been 0.50%; the total annual expenses without any waiver or reimbursement would have been 1.35%.
10 The investment management fee without any voluntary waiver would have been 0.50%; the other expenses without any reimbursement would have been 0.19%; the total annual expenses without any waiver or reimbursement would have been 0.69%.
                               Additional Premiums

[64] When may I contribute additional Premiums and how much may I pay? You may send us additional Premiums at any time before the Insured's Age 100 and while the Insured is alive unless the amount you have paid to-date equals the then current maximum we permit. The amount you may pay is flexible within the limits discussed below.

[65] When do you allocate additional Premiums? We allocate Net Premium resulting from an additional Premium payment to the investment options as of the Valuation Period we receive that Premium at our Office.

[66] How do you allocate additional Premiums among the investment options? We allocate Net Premiums resulting from additional Premium payments according to your most recent instructions to us. If you are participating in any allocation programs we agree to support, such as any program of periodic rebalancing of your Account Value among various investment options, we will allocate additional Premiums in accordance with such a program unless we receive alternate instructions.

[67] What is the most I may pay in total while I own a Policy? The maximum you may pay changes. At any particular time, it is the amount which, at that time, would not cause the Death Benefit to increase by more than the amount of the Premium. We reserve the right to require new evidence satisfactory to us that the Insured meets our underwriting standards before we agree to accept such Premium. We discuss in the section on Loans what we do if there is any outstanding Debt.

[68] What is the least amount I may pay at any one time? Unless you must make a payment to keep the Policy in force, as discussed below, the minimum amount we accept as an additional Premium depends on whether you have arranged to make periodic withdrawals from a bank or other financial institution ($100), or whether you make additional Premium payments directly ($500).

[69] Will you accept an additional Premium if it causes my Policy to be treated as a MEC? We will not apply the portion of any Premium that we believe would require us to treat your Policy as a MEC if it was not previously a MEC. However, if you provide us with a notice In Writing that you understand that the additional Premium will require us to treat your Policy as a MEC, we will accept the Premium. If you do not give us such notice, we will return the difference between the amount you submitted and any amount we apply as a Premium.

[70] How much may I pay as additional Premium if I don't want the Policy treated as a MEC? If your Policy is not being treated as a MEC, the amount of additional Premium you can pay at any time without your Policy subsequently being treated as a MEC depends on the following factors:

         (a) The Policy Year in which you want to make the payment and the Premiums previously paid: The maximum additional Premium you can pay equals the cumulative MEC Threshold Amount for the current Policy Year plus the prior Policy Years, less the cumulative total amount previously paid. For example, assume that as of the Policy Date, the MEC Threshold Amount was $10,000. Also assume that you gave us $8,000 in each of the first three Policy Years. In the fourth Policy Year, the maximum premium you can pay without the Policy being treated as a MEC equals 4 X $10,000 ($40,000) minus 3 X $8,000 ($24,000), which equals $16,000.

         (b) The Specified Amount as of the time you make the payment: How much you may pay without your Policy being treated as a MEC changes after any increase or decrease to the Specified Amount. You may pay more after an increase to the Specified Amount, subject to the maximum Premium rules noted above. You may be able to pay less in additional Premium, or may not be able to pay any further additional Premium after a change to the Specified Amount if you do not want your Policy treated as a MEC. Whether you may pay anything further will depend on the extent of the reduction to the Specified Amount.

         (c) The amount of any proceeds contributed from any prior policy if you purchased an Exchange Policy: Any proceeds contributed to an Exchange Policy reduce the MEC Threshold Amount.

                           Keeping the Policy In Force

[71] What is the least amount I must pay so that the Policy doesn't end? We cannot know in advance any minimum amount that will be required to keep the Policy from ending without value. This is because: (1) the charges we deduct each month are based on your Account Value, which may increase or decrease due to the performance of the investment options; (2) we retain the right to decrease or increase the current cost of insurance rates, subject to the guaranteed maximums in the Policy; and (3) you may request and we may agree to a change in the Death Benefit Option and/or the Specified Amount. If, on any Monthly Processing Day, your Cash Value is insufficient to pay the current deductions, a 61-day "grace period" begins unless the guaranteed continuation provision is then applicable, as discussed below. If you enter the grace period, we will send you a notice of how much you have to pay before the end of the grace period to keep the Policy in force.

[72] Can the Policy end because of poor investment performance? The Policy could enter the grace period because of poor investment performance combined with the deduction of the Policy's fees and charges. If that were to occur and, by the end of the grace period, there was not enough Cash Value to deduct the unpaid charges, the Policy would end, unless the guaranteed continuation provision applies.

[73] What is the guaranteed continuation provision? During the first ten Policy Years, you may qualify for a guaranteed continuation provision if: (1) the total amount of Premium you have paid is not less than a specified minimum for each Policy Month times the number of Policy Months since the Policy Date; and (2) there is no Debt. We call the specified minimum for each Policy Month the "monthly continuation amount". This amount is 1/24th of the Maximum Annual Assessable Premium. If you qualify for continuation under this provision, we guarantee that your Policy will not enter into a grace period until the 10th Policy Anniversary. For example, if the Maximum Annual Assessable Premium is $12,000, then the monthly continuation amount is $500. If your Policy was in its 20th Policy Month, the sum of the monthly continuation amounts would be $10,000. Therefore, for purposes of this example, the guaranteed continuation provision would apply in the 20th Policy Month if you had paid at least $10,000 to that point, and would apply in the 21st Policy Month if you had paid at least $10,500 up to the 21st Policy Month, assuming there is no Debt. We adjust the monthly continuation amount going forward after any increase or decrease to the Specified Amount in the first 10 Policy Years.

The Death Benefit while the Policy is kept in force by this provision is the Death Benefit in effect as of the Monthly Processing Day the grace period otherwise would have begun.

                        Transfers and Allocation Services

[74] May I transfer Account Value between investment options? You may transfer Account Value between investment options, but there are limits, as well as potential charges, which are discussed above in the question "How much is the transfer fee, and when must I pay it?" We permit the agent of record to make transfers on your behalf unless you give us other instructions.

[75] Are there any limits on transfers? No transfers are permitted when the Policy is in its "grace period." In order to maintain Account Value in an investment option after transferring a portion of your Account Value out of that investment option, we reserve the right to require that there be at least $500.00 in such investment option after the transfer. If, as a result of the transfer, there would be less than $500.00 in an investment option, we reserve the right to transfer the remaining Account Value pro rata to the investment option(s) that you were transferring to. We retain the right to impose a limit of not more than 12 transfers per Policy Year, including transfers involving Fixed Allocations. Unless such a limit is in effect, there is no limit on the number of transfers that only involve variable investment options, or the number of transfers from variable investment options to make Fixed Allocations. However, we do limit each transfer from Fixed Allocations that are to be effective on any day other than a Policy Anniversary to the greater of 25% of the Account Value in your Fixed Allocations or $1,000. If you make such a transfer from your Fixed Allocations, you cannot make another such transfer until either 90 days has passed or the next Policy Anniversary occurs. We also retain the right to refuse or limit transfers, either for one Owner or a group of Owners, if we believe there may be adverse consequences for other Owners.

[76] What are `allocation services'? Allocation services are programs that automatically transfer Account Value between investment options. We may waive or reduce the minimum amounts required for transfers noted above when your Policy is participating in certain allocation programs, including, but not limited to, static rebalancing programs. However, any limitations on transfers from Fixed Allocations also apply if any allocation services are being utilized.

[77] What allocation services does American Skandia provide? We support dollar cost averaging and static rebalancing.


                                      Loans

[78] When can I take a loan? We offer loans using Account Value as collateral. Where permitted by law, we reserve the right to limit the number of loans in each Policy Year. The Insured must be alive when you take a loan (if there are two Insureds, at least one must be alive when a loan is taken). Subject to our rules, on the Policy Date we will establish a loan equal to the outstanding indebtedness on previous life insurance exchanged for a Policy.

[79] Is this type of loan tax-free? A loan is not treated as a distribution and does not result in any taxable income unless, for any reason, we believe your Policy must be treated as a MEC.

[80] How much is available for a loan? You can receive loans equal to 90% of your current Account Value less any applicable contingent deferred sales charge. At the time you take any loan, the amount then available for a new loan is the maximum otherwise available less any Debt. The minimum amount you may borrow is $1,000.

[81] What happens to the Account Value if I take a loan? When you take a loan, we transfer Account Value equal to the amount of the loan into the Loan Account. Account Value in the Loan Account is maintained in our general account. Unless you give us different instructions, we move Account Value from the variable investment options and the Fixed Allocations in the same proportion as your Account Value in the investment options on the Valuation Date we move such Account Value.

The impact of a loan on your Account Value may be positive or negative. At the time a loan is taken, there is no impact. However, if the interest rate credited to Account Value in the Loan Account is greater than what would be earned in the investment options, the loan will have a positive impact on your Account Value. If the interest rate credited to Account Value in the Loan Account is less than what would be earned in the investment options, the loan will have a negative impact on your Account Value. Because a loan can impact the Account Value, it may also have an impact on the Minimum Required Death Benefit and, possibly, the Death Benefit.

[82] What is the interest rate charged on any loan? You owe us interest on any loan at the rate of 6.0% per year, compounded yearly, in arrears. Each Policy Anniversary that the loan is not repaid, we add an amount equal to any unpaid interest to your Debt.

[83] Does Account Value in the Loan Account earn interest? We credit interest to Account Value in the Loan Account. We currently credit interest at the rate of 6.0% per year, compounded yearly, to the Account Value maintained in the Loan Account. We may change this rate, but it will not be less than 5.5% per year, compounded yearly.

[84] Once a loan is taken, does American Skandia ever require more `collateral' in the Loan Account? The Loan Account acts as collateral for any loans from us. We monitor the Debt and the Account Value in the Loan Account to assure that they are equal to each other. Therefore, on each Policy Anniversary we equalize the Debt and the Account Value in the Loan Account. If the Debt is larger due to outstanding loan interest, we transfer Account Value equal to the difference pro-rata from the investment options and add it to the Loan Account.

We also match up the Debt and the Loan Account when you repay any portion of the Debt. If the Account Value in the Loan Account then exceeds the Debt, we transfer the excess pro-rata to the investment options which you are utilizing at that time. Any amount then allocated to the fixed option will be treated as a separate Fixed Allocation.

[85] When must I repay the loan? You are not required to repay the loan while the Insured is alive, except if you request reinstatement if the Policy lapses.

[86] What happens at the Insured's death if I have not repaid the loan? If there is any outstanding Debt when Death Proceeds are due, we subtract the Debt from the Death Benefit as part of the calculation of the Death Proceeds.

[87] What happens if I repay any portion of the loan? The amount of Debt is reduced by the amount of any loan repayment. Loan repayments reduce the amount of principal and loan interest proportionately based on the ratio between principal and loan interest as of the Valuation Date the loan repayment is applied. We allocate any loan repayment to the variable investment and fixed options pro-rata based on the Account Value in each investment option as of the Valuation Period we receive your loan repayment. Any amount then allocated to the fixed option will be treated as a separate Fixed Allocation.

[88] May I borrow from the Policy to make Premium payments? We will not accept instructions to borrow from your Policy and use the loan to make Premium payments.

[89] If I have an outstanding loan and send in money, do you use it to repay the loan or do you consider it a Premium payment? We treat such funds as Premium or loan repayment in accordance with your instructions, to the extent such instructions comply with limitations such as the then applicable maximum Premium for the Policy. If you send us funds and do not specify whether the money is to be used as a Premium or to repay a loan, we treat the money as a Premium payment to the extent such amount does not exceed the maximum Premium then allowed. We will return to you any amount that exceeds the maximum Premium then allowed.

                               Partial Withdrawals

[90] When can I make a partial withdrawal? We allow partial withdrawals while the Insured is alive, subject to the following limitations:

         (a) In the first ten Policy Years, we permit a partial withdrawal if such a withdrawal meets the requirements for a medically-related waiver, as described in the section "Medically Related Waiver".

         (b) After the tenth Policy Year, you may take up to the maximum partial withdrawal amount as discussed below.

         (c) At any time, you may withdraw amounts that cumulatively do not exceed the total of any Exempt Premiums less the Exempt Premiums previously withdrawn.

         (d) No partial withdrawal may be less than $1,000.

[91] How much is available as a partial withdrawal? The maximum partial withdrawal is up to 90% of the Cash Value. As a consequence of any partial withdrawal, the Specified Amount must be at least a specified minimum and your Cash Value must be at least $1,000. The specified minimum for Policies with one Insured is $50,000. The specified minimum for Policies with two Insureds is $100,000.

[92] What happens to the Account Value if I take a partial withdrawal? When you take a partial withdrawal, we reduce your Account Value by an amount equal to the amount of the partial withdrawal. Unless you give us different instructions, we take Account Value from the variable investment options and the Fixed Allocations in the same proportion as your Account Value in the investment options on the Valuation Date we take such Account Value. If you have multiple Fixed Allocations, amounts are taken on a "last in, first out" basis. Any Account Value in the Loan Account is not available for a partial withdrawal.

[93] Is there a charge for a partial withdrawal? We charge a $25.00 transaction fee on any partial withdrawal.

[94] Does a partial withdrawal affect the Death Benefit? A partial withdrawal will have an immediate impact on the Death Benefit. A partial withdrawal always reduces the Minimum Required Death Benefit, because the Minimum Required Death Benefit is based on the Account Value. A partial withdrawal also results in a reduction to the Guaranteed Minimum Death Benefit. If you are using Option B, the Specified Amount is not reduced by a partial withdrawal. If you are using Option A, the Specified Amount is reduced by the lesser of: (1) the amount of the partial withdrawal, including the amount of the transaction fee; or (2) the extent required such that, immediately after such reduction, the Specified Amount equals the higher of the recalculated Minimum Required Death Benefit and the recalculated Guaranteed Minimum Death Benefit.

If a partial withdrawal occurs on or after Age 100, it reduces the Death Benefit by the exact amount of the partial withdrawal plus the partial withdrawal transaction fee, because on or after that Age the Death Benefit equals the Account Value.

                                   Surrenders

[95] When can I surrender my Policy? You can surrender your Policy after the end of the free-look period as long as the Insured is alive.

[96] What is paid out when a Policy is surrendered? If you surrender the Policy, we will pay you the Cash Value.

                            Accelerated Death Benefit

[97] What is an accelerated death benefit? An accelerated death benefit is pre-payment to the Owner of a portion of the Death Proceeds. The maximum we will pay, before any reductions, is the lesser of 50% of the Death Benefit or $250,000. The actual amount is reduced by a 12-month interest rate discount (currently 6.0%) and a pro-rata portion of any Debt, based on the ratio by which the Death Benefit is reduced as a result of the payment of the accelerated death benefit. We reserve the right to change the interest rate discount percentage.

[98] When will American Skandia make such a payment? We will make such a payment one time, where allowed by law, based on the Owner's request. The Insured may not request such a payment unless the Insured is also the Owner. We only make the payment if we receive all our requirements. Our requirements include, but are not limited to, proof satisfactory to us In Writing that the Insured (the last surviving Insured if there are two Insureds) became terminally ill, as defined in your Policy: (a) at least 30 days after the Issue Date; or (b) as a result of an accident that occurred after the Issue Date. To the extent permitted by law, we will change our procedures in relation to this benefit or the definition of terminally ill or any other applicable term in order to maintain the tax-free status of any amounts paid out under this provision.

[99] What happens to the remaining benefits if American Skandia makes such a payment? If we make such a payment, we first reduce the Policy's benefits and any Debt proportionately. For example, if the Death Benefit before such a payment is $200,000 and we make an accelerated Death Benefit payment of $50,000, we reduce the Death Benefit by the ratio of the payment to the then current Death Benefit, which in this case is by 25%, to $150,000. We also reduce the Maximum Annual Assessable Premium. You should consult a tax advisor on the tax consequences of such a payment. Please refer to Appendix F for a hypothetical illustration of the accelerated death benefit provision.

                            Medically-Related Waiver

[100] What is a medically-related waiver? A medically-related waiver is a waiver of the contingent deferred sales charge that would otherwise apply to a surrender. A medically-related waiver also is the only context in which we permit a partial withdrawal in the first ten Policy Years of amounts other than Exempt Premium. No contingent deferred sales charge or partial withdrawal transaction fee applies to such a partial withdrawal.

[101] When would American Skandia waive the contingent deferred sales charge? We will waive the contingent deferred sales charge, where allowed by law, if you provide us with all of our requirements. Our requirements include, but are not limited to, proof satisfactory to us In Writing that the Insured (the last surviving Insured if there is more than one Insured) has continuously been confined to a long term care facility, such as a nursing home or a hospital, as defined in the rider, for at least a specified amount of time, and that such confinement started after the Issue Date.

[102] Are there any restrictions on medically-related waivers? We will only consider providing this benefit on amounts up to $500,000. The $500,000 maximum will apply regardless of when taken, on any life insurance policy or annuity contract issued by American Skandia where the Insured under this Policy is named as the Insured, Owner or Annuitant under the other policy or contract. However, once we have approved a medically-related waiver, should you choose to only take a partial withdrawal, the waiver will apply to any subsequent withdrawals or surrender, subject to the $500,000 cumulative limit.

[103] What happens to the remaining benefits if American Skandia makes such a payment in connection with a partial withdrawal? A partial withdrawal during the first ten Policy Years for which we grant a medically-related waiver has the same impact on the remaining benefits that results from any other partial withdrawal.

                                      Risks


[104] What are the risks, and who takes the risks? We bear the risk that, for all the Policies we issue, when considered together, our expenses exceed our charges, including the expense of providing the difference at death between the Account Value and the Death Benefit. We also bear the investment and reinvestment risk in providing interest crediting guarantees to Fixed Allocations and to the Loan Account, as well as for any settlement options that assume a fixed rate of return. We also bear the risk of having to waive monthly charges we would otherwise deduct under the guaranteed continuation provision. You bear the investment risk when allocating Account Value to any variable investment option, since that will affect the amount available for any loans, partial withdrawals or surrender. You bear a liquidity risk because you may not make partial withdrawals except under limited circumstances and in limited amounts during the first ten (10) Policy Years, although amounts are available as loans. Any irrevocable beneficiary bears the risk as to the Death Proceeds, which may be affected by investment performance of the investment options, the age at which the Insured dies (if at such time the amount paid is based on the Minimum Required Death Benefit), any loan or withdrawal activity by the Owner prior to the Insured's death or payment of an accelerated death benefit.


                                  Other Rights

[105] Do I have any other rights if I buy a Policy? There are certain other ownership rights you may exercise under a Policy. You may name one or more Beneficiaries. You may make that designation "irrevocable," which means it cannot be changed. If you do not designate the Beneficiary as irrevocable, you retain the right to change the Beneficiary before the Insured dies. However, all Beneficiary designations are subject to our acceptance, to the extent permitted by law. You also may transfer, pledge or assign your Policy, which may trigger a currently taxable event. You should only transfer, pledge or assign your Policy after consulting with a competent tax advisor. You may exercise voting rights in relation to the applicable Portfolios. Some of these rights may be limited depending on the usage of your Policy, especially if we permit it to be held in connection with certain retirement plans designed to be "qualified" plans under the Code.

                              The Separate Account

[106] What supports American Skandia's obligation to me if I buy a Policy? The benefits provided by the Policy are our obligations. The assets supporting our obligations equaling the Account Value allocated to the variable investment options are held in our Separate Account F. We maintain assets in our general account to support our obligations: (1) equal to the Account Value allocated to the fixed option; (2) equal to the Account Value in the Loan Account; (3) for the portion of the Death Proceeds greater than the Account Value; (4) for any settlement option; and (5) for any other obligation we may have in relation to a Policy.

The Separate Account was established under the laws of Connecticut. Assets in the Separate Account may support obligations created in relation to the Policies described in this Prospectus or other policies we offer. We are the legal owner of the assets in the Separate Account. Income, gains and losses, whether or not realized, are credited or charged to the Separate Account according to the terms of the Policies and any other policies supported by the assets in the Separate Account without regard to our other income, gains or losses or to the income, gains or losses in any other of our separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserves and other liabilities we must maintain in relation to the life insurance policies supported by such assets. These assets may only be charged with liabilities that arise from such life insurance policies.

Separate  Account  F  is  registered  with  the  U.S.  Securities  and  Exchange
Commission (the "SEC") under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Separate Account or of us. The Separate Account meets the definition of "separate account" under the federal securities law.

The only Sub-accounts available to you are those offered in this Prospectus. These Sub-accounts are available as investment options for other policies we offer. Sub-accounts are permitted to invest in Portfolios we consider suitable. The Portfolios in which the Sub-accounts invest are available to Sub-accounts of other separate accounts, including separate accounts we use in relation to a number of variable annuities. Separate accounts of other insurers and of various qualified retirement plans may also invest in the Portfolios.

                                      Taxes

[107] What are the taxes connected to the Policy? Federal and state tax laws, as well as the interpretations of those laws, change. In addition, we do not know your particular circumstances, which is one of a number of reasons we cannot give you tax advice. You should consult a professional tax advisor for tax advice for your particular situation. You should also be sure to read the "Additional Tax Considerations" section appearing later in this Prospectus, which includes, but is not limited to, information regarding estate taxes. What we do provide are some brief summary answers to the following questions about Federal income taxes.

[108] Will my Beneficiary pay taxes on the Death Proceeds? Under most circumstances, the Beneficiary does not pay any income tax on the Death Proceeds.

[109] Is gain in the Policy taxed every year? Generally, any gain in the Policy is not taxed currently. However, the treatment of gain when a MEC is assigned is discussed below.

[110] How are amounts that I receive before the Insured's death taxed? If your Policy is not being treated as a MEC, amounts you receive as a partial withdrawal or if you surrender the Policy are deemed for income tax purposes to come first from your basis in the Policy. That means you may withdraw your basis before you are considered to have withdrawn any gain. Any gain withdrawn is taxed as ordinary income. Under most circumstances, taking a loan does not result in any income tax consequences.

[111] Under what circumstances might the Policy or any amounts taken out be treated differently for income tax purposes? The tax treatment of any life insurance policy and any distribution while the Insured is alive will be different if the policy is deemed: (1) not to qualify as life insurance under the Code; or (2) to be a MEC. The Code defines life insurance in such a way as to limit the amount of money that can be put into a life insurance policy and receive the tax preferences provided for life insurance. We expect to administer the Policies such that the death benefits will always receive the treatment accorded life insurance death benefits under the Code. However, the Code has a second, more restrictive limit as to how much money may be contributed if the taxpayer is to receive all the tax benefits for life insurance policies under the Code, such as tax-free loans and "first-in/first-out" treatment of distributions. If the amount contributed violates this second, more restrictive limit, the Policy will be treated as a MEC and will not receive many of the tax preferences of life insurance policies. This second limit, sometimes known as the "7-pay test", is defined as paying more during the first seven years of a policy than the amount that would be paid if the policy provided for paid up benefits after seven level annual premiums. Any changes to a Policy which is considered, for tax purposes, to be a "material" change, including, but not limited to, a change in the Specified Amount, require us to test the Policy again for compliance with the 7-pay test based on the changes to the Policy.

[112] How is a "MEC" treated differently from other life insurance policies? Some of the key ways in which a MEC is treated differently from other life insurance policies are: (a) amounts you receive as a partial withdrawal, loan, or if you surrender the Policy are deemed for income tax purposes to come first from any gain in the tax year received ("last in/first out" treatment); (b) distributions of gain before the taxpayer's age 59 1/2 are subject to a 10% penalty unless an exception applies; and (c) assignments or pledges as collateral for a loan are deemed a distribution. Gain subsequent to an assignment or pledge may be treated as if it is distributed each year. However, death benefits paid from a MEC are treated the same as from other life insurance policies.

                              Available Information

[113] How can I find out more about this offer? You first should review the rest of this Prospectus for additional information. This Prospectus is part of the registration statement we filed with the Securities and Exchange Commission regarding this offering. Additional information on American Skandia and this offering is available in that registration statement and accompanying exhibits. You may obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. You may inspect and copy the registration statement and the accompanying exhibits at the SEC's public reference facilities at the above address, Room 1024, and at the SEC's Regional Offices, 7 World Trade Center, New York, NY, and the Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, IL. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

                 MISCELLANEOUS PROVISIONS AND ADDITIONAL DETAILS
The following sections provide additional information you should consider before purchasing a Policy.

                            Providing Services to You

You can reach us by telephone at 1-888-554-3348 or through our Internet Website at http://www.americanskandia.com. We may require that you provide us with proper identification before we release information about your Policy or accept instructions received over the phone, the Internet or via any other electronic means. We may require that you provide your Social Security or tax identification number. We also may require you to present the personal identification number ("PIN") we provide you after we issue a Policy. To the extent permitted by law or regulation, neither we nor any person authorized by us will be responsible for any claim, loss, liability or expense in connection with a transaction, including but not limited to a transfer between investment options, over the phone, the Internet or via any other electronic means. However, this will only be the case if we or such authorized person acted: (a) in good faith reliance that you authorized the transaction; and (b) on reasonable procedures to identify you or your designee though a number of verification methods. These methods may include recording phone conversations, requesting Social Security or tax identification numbers, PINs, confirming electronic mail addresses, or similar means. We may be liable for losses due to unauthorized or fraudulent instructions should we not follow such reasonable procedures.

We may require that you submit forms In Writing for certain transactions. We require the written consent of all joint Owners for any transaction for which we require the Owner's written consent.

                                  Designations

Certain designations apply to a Policy - the Owner, the Insured and the Beneficiary. All designations are subject to our rules and our acceptance. We assume all designations, other than the Insured, are revocable unless you tell us otherwise. You should consult with a competent tax advisor on the income tax, estate and inheritance tax implications of various designations. You should also consult with a competent legal advisor as to the implications of certain designations in relation to an estate, bankruptcy and community property, where applicable, as well as other matters.

We assume the Insured(s) is/are the Owner(s) unless you tell us otherwise. If you name more than one Owner, all rights reserved to Owners are then held as joint tenants with rights of survivorship unless you provide alternative instructions. Naming someone to be the Owner other than the payor of the Premium may have gift, estate or other tax implications.

We assume the Beneficiary is you or your estate unless you tell us otherwise. You may name more than one primary and more than one contingent Beneficiary.

                              Net Investment Factor

For each Sub-account the initial Unit Price was $10.00. The Unit Price for each subsequent Valuation Period is the net investment factor for that Valuation Period, multiplied by the Unit Price for the immediately preceding Valuation Period. The net investment factor is (1) divided by (2), less (3), where:

(1)   is the net result of:

         (a) the net asset value per share of the underlying Portfolio at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid (accrued) by the Portfolio; plus or minus

         (b) any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of that Sub-account.

(2) is the net result of:

         (a) the net asset value per share of the underlying Portfolio at the end of the preceding Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid (accrued) by the Portfolio; plus or minus

         (b) any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

(3) is the mortality and expense risk charges and the administration charge.

                               Allocation Programs

We may provide administrative support for various programs that automatically transfer Account Value between certain investment options at scheduled times. These include dollar cost averaging and static rebalancing (periodic rebalancing of Account Values between investment options to conform to preset percentages). However, we only offer to support such allocation programs according to our rules. While we are offering to support these programs as of the date of this Prospectus, we do not guarantee to support these programs at all times.

We may also provide administrative support for various allocation programs that may be made available by your financial professional. These may include various asset allocation and market timing programs. We only offer to support such programs according to our rules. These rules may include, but are not limited to, receipt of your authorization In Writing permitting a financial professional to make transfers between investment options on your behalf, or to enroll your Policy in one of the allocation programs for which we provide administrative support. We permit the agent of record to make transfers on your behalf unless you give us other instructions.

Any financial professional you authorize may or may not be appointed by us as our agent for the sale of Policies. However, we do not engage any agent of record or any third parties to offer investment allocation services of any type, so that persons or firms offering such services do so independent from any agency relationship they may have with us for the sale of Policies. We therefore take no responsibility for the investment allocations and transfers transacted on your behalf by such third parties, in accordance with any allocation programs employed by such third parties or any investment allocation recommendations made by such third parties. While we offer support for a number of these programs as of the date of this Prospectus, we do not support all such programs and do not guarantee to always continue support for those programs we currently support or may support in the future. We do not charge you for the administrative support we provide to these third parties.

                            Limitations on Transfers


We retain the right to refuse transfers, either for one Owner or a group of Owners, if we believe that: (a) excessive trading or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Prices or the share prices of the Portfolios; or (b) we are informed by one or more of the Portfolios that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on the share prices of affected Portfolios. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. Under such a circumstance, we will process transfers according to our rules then in effect and provide notice if your transfer request was denied. If a transfer request is denied, a new transfer request may be required.


                          Death During the Grace Period

We deduct the unpaid charges from the Death Benefit when calculating the Death Proceeds if the Insured dies during a grace period.

                                  Reinstatement

You may apply for reinstatement of the Policy if it lapses. We must receive this application In Writing at our Office within 5 years of the date the lapse occurred as measured from the end of the grace period. We may require evidence of insurability satisfactory to us. In order to reinstate your Policy, you also must pay us a reinstatement amount, including any applicable charges and any Debt.

                                    Maturity

We currently do not require that the Cash Value of the Policy be paid out as of any "maturity date". There is an assumed maturity date for purposes of compliance with various state insurance requirements and for purposes of meeting certain tests under the Code. Should we come to believe that the Cash Value must be paid out as of the assumed maturity date in order to comply with state or Federal requirements, then a Policy will mature as of the Policy Anniversary on which the Insured is Age 100. If there are two Insureds, a Policy "matures" as of the Policy Anniversary on which the younger Insured is Age 100 or would have been Age 100 if the younger Insured is then deceased. If we must implement a maturity date, we will pay out the Cash Value once the Policy matures. The Policy will then end, and we will not have any more obligations under the Policy. Certain rights and benefits under the Policy may be restricted after Age 100.

                              Pricing Transactions

We "price" charges, transfers, distributions and payments on the date indicated below. If such transactions are scheduled to occur on other than a Valuation Day, we price such transactions as of the following Valuation Period:

     (1) "Scheduled" transactions such as monthly deductions, transfers and distributions are "priced" according to the Unit Price next computed after the date such transactions scheduled to occur. However, if a transaction is "scheduled" to occur on a day other than a Valuation Day, such transaction will be processed and priced on the next Valuation Day following the scheduled transaction. "Scheduled" transactions include, but are not limited to, all charges deducted on a Monthly Processing Date, equalization of Debt and the Account Value in the Loan Account on a Policy Anniversary, transfers under a dollar cost averaging program or transfers previously scheduled with us at our Office as part of any rebalancing, asset allocation or similar program, or any program of scheduled distributions. However, we price scheduled periodic payments which you authorize to be transferred from an account at another financial institution for additional Premiums or loan repayments as "unscheduled" transactions, because we cannot control the administrative processing of the other financial institution.

     (2) "Unscheduled" transactions such as transfers, loans or partial withdrawals that are not subject to any medical waiver are "priced" according to the Unit Price next computed after we receive the request for such transactions at our Office. "Unscheduled" transfers include any transfers processed in conjunction with any market timing program, or transfers not previously scheduled with us at our Office pursuant to any rebalancing, asset allocation or similar program which you employ or you authorize to be employed on your behalf. "Unscheduled" transfers received pursuant to an authorization to accept transfer instructions using voice or data transmission over the phone are priced as of the Valuation Period we receive the request at our Office for such transactions. We price unscheduled payments sent to us as of the date we receive such amounts at our Office. These include additional Premiums, loan repayments, and payments to keep a Policy in effect during a grace period or a reinstatement payment.

     (3) We price surrenders, withdrawals subject to a medical waiver, accelerated death benefit payments and payment of Death Proceeds as of the date we receive at our Office all materials we require for such transactions and such materials are satisfactory to us.

                              Delaying Transactions

We may defer any distribution or transfer from a Fixed Allocation or any payment under a fixed settlement option for a period not to exceed the lesser of six (6) months or the period permitted by law. If we defer a distribution or transfer from any Fixed Allocation or any payment under a settlement option for more than thirty days, or less where required by law, we pay interest at the minimum rate required by law but not less than 3% per year on the amount deferred. We may defer payment of proceeds of any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed seven (7) calendar days from the date the transaction is effected. This is a delay in payment only, and is not a delay in the pricing of any such distribution or transfer. Any deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All procedures, including distributions, based on the valuation of the Sub-accounts may be postponed during the period: (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

                                     Voting

You have voting rights in relation to Account Value maintained in the Sub-accounts. You do not have voting rights in relation to Account Value maintained in any Fixed Allocations, in the Loan Account or in relation to fixed payments under a settlement option.

We will vote shares of the Portfolios in which the Sub-accounts invest in the manner directed by Owners, unless we, in our sole discretion, determine that we are required by law or regulation to vote otherwise. Owners have voting rights equal to the number of shares represented by the Sub-account Units attributable to their Policy.

We will vote the shares attributable to assets held in the Sub-accounts solely for us rather than on behalf of Owners, or any share as to which we have not received instructions, in the same manner and proportion as the shares for which we have received instructions. We will do so separately for each Sub-account from various classes that may invest in the same underlying mutual fund portfolio.

The number of votes for a Portfolio will be determined as of the record date for such Portfolio as chosen by its board of trustees or board of directors, as applicable. We will furnish Owners with proper forms and proxies to enable them to instruct us how to vote.

You may instruct us how to vote on the following matters: (a) changes to the board of trustees or board of directors, as applicable; (b) changing the independent accountant; (c) approval of changes to the investment advisory agreement or adoption of a new investment advisory agreement; (d) any change in the fundamental investment policy; and (e) any other matter requiring a vote of the shareholders.

With respect to approval of changes to the investment advisory agreement, approval of a new investment advisory agreement or any change in fundamental investment policy, only Owners maintaining Account Value as of the record date in a Sub-account investing in the applicable Portfolio will instruct us how to vote on the matter, pursuant to the requirements of Rule 18f-2 under the Investment Company Act of 1940.

                         Transfers, Assignments, Pledges

Generally, your rights in a Policy may be transferred, assigned or pledged at any time. These transactions may be subject to income taxes and certain penalty taxes, depending in part on whether your Policy is treated as a MEC. You may transfer, assign or pledge your rights to another person at any time, prior to the death upon which the Death Benefit is payable. You must request a transfer or provide us a copy of the assignment In Writing. A transfer or assignment is subject to our acceptance. We will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

                                     Reports

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means. We send a confirmation statement to you each time an unscheduled transaction is made affecting Account Value. Such transactions will generally include changes in investment allocation or transfers among investment options, loans and loan repayments, partial surrenders or withdrawals, and any charges associated with such unscheduled transactions. We also send quarterly statements detailing the activity affecting your Policy during the prior quarter, including all scheduled and unscheduled transactions. To the extent permitted by law, some types of scheduled transactions will only be confirmed on a quarterly basis. Such transactions will generally include those pre-authorized charges deducted on the Monthly Processing Date. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. You should review the information in these statements carefully. You must report all errors or corrections to us at our Office immediately to assure proper crediting to your Policy. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 10 days after the date of the transaction. For transactions that are only confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 10 days of the end of the calendar quarter. We may also send you or make available electronically through our Internet Website an annual report and a semi-annual report containing financial statements for the applicable Sub-accounts, as of December 31 and June 30, respectively.

                                Incontestability

We may not contest the validity of a Policy after it has been in effect during the Insured's lifetime for two years from the Issue Date. If there are two Insureds, this applies to the lifetime of either Insured. If the Policy is reinstated, to the extent permitted by law, we may not contest the validity of a Policy after it has been in effect for two years from the date of the reinstatement.

                                     Suicide

If an Insured commits suicide within two years of the Policy Date (or whatever maximum period is permitted under law) or the date of a reinstatement if allowed by law, the Death Benefit will be the greater of: (a) Premium paid less any outstanding Debt and any partial withdrawals; or (b) the Cash Value. All other requirements as to calculation and payment of Death Proceeds will apply.

                                  Misstatement

We will adjust the amount of the Death Proceeds to conform to the facts if the age or gender of an Insured is incorrectly stated. We will do so as specified in the Policy and as permitted by law.

                            Policy Loans on Exchanges

Subject to our rules, we will establish a loan on a Policy that you purchase as part of an exchange that is not subject to current taxation in accordance with
Section 1035 of the Code. However, we will charge the premium tax and DAC tax on the amount of this "inherited" loan as if it was received as Premium. For purposes of determining the Assessable Premium, the amount of the inherited loan will not be treated as commissionable Premium.

The amount of this inherited loan in your Policy when established will be equal to the loan that was in effect before you surrendered your prior policy. As of the Policy Date, your Account Value will reflect any transferred "Premium" plus the amount of the inherited loan. That portion of your Account Value equal to the inherited loan amount will be allocated to the Loan Account as collateral for the loan. By reflecting the inherited loan amount in the Account Value, the sum of the Specified Amount and the Account Value initially will be more under Option B than it would be without the loan. Also, there will be a corresponding increase in the Minimum Required Death Benefit. In addition, for purposes of determining the Guaranteed Minimum Death Benefit, we will deem the "Premium" to be the amounts paid plus the loan amount as of the Policy Date. All charges that are calculated as a percentage of your Account Value will increase because the Account Value will reflect the amount of the loan allocated to the Loan Account.

Withdrawals of amounts to pay loans transferred to an Exchange Policy from any prior policy may have adverse taxable consequences. You should consult your tax advisor before purchasing an Exchange Policy with the intention to make such a withdrawal or before requesting such a withdrawal.

                          Resolving Material Conflicts

The Portfolios may be available to registered separate accounts offering either or both life and annuity contracts of insurance companies not affiliated with us. We also may offer life insurance policies and/or annuity contracts that offer different variable investment options from those offered under this Policy, but which invest in the same Portfolios. It is possible that differences might arise between our Separate Account F and one or more accounts of other insurance companies which offer a Portfolio as a Sub-account. It is also possible that differences might arise between a Sub-account offered under this Policy and variable investment options offered under different life insurance policies or annuities we offer, even though such different variable investment options invest in the same Portfolio. In some cases, it is possible that the differences could be considered "material conflicts." Such a "material conflict" could also arise due to changes in the law (such as state insurance law or Federal tax law) which affect either these different life and annuity separate accounts or differing life insurance policies and annuities. It could also arise by reason of differences in voting instructions of persons with voting rights under our policies and/or annuities and those of other companies, persons with voting rights under annuities and those with rights under life policies, or persons with voting rights under one of our life policies or annuities with those under other life policies or annuities we offer. It could also arise for other reasons. We will monitor events so we can identify how to respond to such conflicts. If such a conflict occurs, we will take the necessary action to protect persons with voting rights under our life policies or annuities vis-a-vis those with rights under life policies or annuities offered by other insurance companies. We will also take the necessary action to treat equitably persons with voting rights under this Policy and any persons with voting rights under any other life policy or annuity we offer.

                      Modification of the Separate Account

We reserve the right to do any or all of the following: (a) combine any Sub-account(s) with any other Sub-account(s); (b) combine Separate Account F or a portion thereof with other separate accounts; (c) deregister Separate Account F under the Investment Company Act of 1940; (d) operate Separate Account F as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (e) make changes required by any change in the Securities Act of 1933, the Securities Exchange Act of 1934 or the Investment Company Act of 1940; (f) make changes that are necessary to maintain the tax status of your Policy under the Code; and (g) make changes required by any change in other Federal or state laws relating to life insurance policies in general or variable life insurance policies in particular.

We also may make additional Sub-accounts available to you from time to time. These Sub-accounts will invest in Portfolios we believe to be suitable for the Policy. We may or may not make a new Sub-account available to invest in any new portfolio of one of the current underlying mutual funds should such a portfolio be made available to Separate Account F.

We may eliminate Sub-accounts, combine two or more Sub-accounts or substitute one or more new underlying mutual funds or portfolios for the one in which a Sub-account is invested. Substitutions may be necessary if we believe a Portfolio no longer suits the purpose of the Policy. This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of a Portfolio, or because the Portfolio is no longer available for investment, or for some other reason. We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, combination, deletion or addition. We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, combination, deletion or addition.




                                 Entire Contract

For any Policy issued, the entire contract between you and us includes the Policy form and any of the following which may be attached to the Policy: riders or endorsements, the copy of any Application and endorsements. All statements made in any Application are deemed to be representations and not warranties. No statement is used to void a Policy or defend a claim unless it is contained in any Application attached to the Policy.

Only our President, one of our Vice Presidents or our Secretary may change or waive any provisions of a Policy. Any change or waiver must be In Writing. To the extent permitted by law, we are not bound by any promises or representations made by or to any other person.

                          Additional Tax Considerations

The following is a brief summary of certain Federal tax laws as they are currently interpreted. No one can be certain that the laws or interpretations will remain unchanged or that agencies or courts will always agree as to how the tax law or regulations are to be interpreted. This discussion is not intended as tax advice. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

We are taxed as a life insurance company under Part I, subchapter L, of the Code.

Under most circumstances, the Beneficiary does not pay any Federal income tax on the Death Proceeds.

Under most circumstances: (a) any gain in the Policy is not taxed currently; and
(b) any amounts you receive as a partial withdrawal or if you surrender the Policy are deemed for income tax purposes to come first from your basis in the Policy, with any gain withdrawn taxed as ordinary income; and (c) if you assign or pledge any portion of the Policy, the transaction is not treated as a distribution subject to taxation.

The tax treatment of the Policy and any distribution while the Insured is alive will be different if the Policy is deemed to be a MEC. Some of the key ways in which a MEC is treated differently from other life insurance Policies are: (a) amounts your receive as a partial withdrawal, loan, or if you surrender the Policy are deemed for income tax purposes to come first from any gain in the tax year received; (b) distributions of gain before the taxpayer's age 59 1/2 are subject to a 10% penalty unless an exception applies; and (c) assignments or pledges as collateral for a loan are deemed a taxable distribution to the extent of any gain.

Exchanges: Section 1035 of the Code permits certain income tax-free exchanges of life insurance policies. You must comply with various requirements for such exchanges to be treated as tax-free, which include, but are not limited to: (a) the need for the insured to be the same individual or individuals before and after the exchange; (b) the need for the owner(s) to be the same before and after the exchange; and (c) the need to have the Debt on a Policy as of the date all premium is received equal to any outstanding indebtedness on the life insurance exchanged for the Policy.

Transfers between investment options: Transfers between investment options are not subject to taxation. The Treasury Department may promulgate guidelines under which a variable life insurance policy will not be treated as life insurance for tax purposes if persons with ownership rights have excessive control over the investments underlying such a policy. Such guidelines may or may not address the number of investment options or the number of transfers between investment options offered. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. It is also not known what effect, if any, such guidelines may have on transfers between the investment options of the Policy offered pursuant to this Prospectus. We will take any action, including modifications to your Policy or the Sub-accounts, required to comply with such guidelines if promulgated.

Generation skipping transfers: Under the Code certain taxes may be due when all or part of a life insurance policy is transferred to or a death benefit is paid to an individual two or more generations younger than the policy holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1 million exemption from tax on all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Policy or from any applicable payment treated as a direct skip any amount of tax we are required to pay. You should consult with competent tax counsel for more information on generation skipping transfers.

Diversification: Section 817(h) of the Code provides that a variable life insurance policy, in order to qualify as life insurance, must have an "adequately diversified" segregated asset account (including investments in a mutual fund by the segregated asset account of insurance companies). The Treasury Department's regulations prescribe the diversification requirements for variable life insurance policy. We believe the underlying mutual fund portfolios should comply with the terms of these regulations.

Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us. A withholding form may be required.

Accelerated Death Benefits: Payments of amounts that otherwise would be payable to the Beneficiary as a result of an Insured's death can qualify for the same tax-free treatment as death benefits if certain requirements are met. These include requirements regarding the terminal illness of the Insured. We believe payments under the provisions of the accelerated death benefit of the Policy will meet the requirements of the Code and the regulations in order to qualify as tax-free payments.

Continuing the Policy Beyond the Implied Maturity Date: We believe that a Policy will continue to be treated as life insurance and, if applicable, as a MEC, if it remains in force beyond the Policy's assumed maturity date. However, this tax treatment is not certain, so you should consult your tax advisor before taking this step. If the Policy is not treated as life insurance after such date, gain in the Policy may no longer be taxed deferred, and all or a portion of the Death Proceeds may be taxable to the Beneficiary.

Survivorship Policies: The Code does not directly address how certain features of a policy paying on the death of a surviving insured should be treated. We believe such a Policy should be treated as other life insurance policies, but there is some uncertainty as to whether that is the case. If the surviving Insured is an Owner, the Death Proceeds payable as a result of the death of the last surviving Insured generally will be treated as part of the Owner's estate for purposes of the Federal estate tax. If the surviving Insured was not an Owner, the replacement cost of the Policy would be included in the estate of the Owner upon his or her death and Death Proceeds payable as a result of the death of the surviving Insured are includible in the person's estate if the proceeds are payable to or for the benefit of that person's estate or if the surviving Insured held incidents of ownership in the Policy within three years prior to death.

Other taxes: Amounts received or deemed received from a Policy that may be subject to Federal income tax also may be subject to state income taxes. The fair market value of a Policy or the Death Proceeds may be included under certain circumstances in an estate for purposes of state inheritance taxes or Federal estate taxes. Federal estate and gift taxes are integrated for various purposes. An unlimited marital deduction may apply for purposes of Federal estate and gift taxes, which would allow deferral of taxes until the death of the surviving spouse.

                            Safekeeping of the Assets

We maintain the assets of the Separate Account and those in our general account. The assets of the Separate Account are segregated from those in our general account.

                                   Regulation

We are organized as a Connecticut stock life insurance company, and are subject to Connecticut law governing insurance companies. We are regulated and supervised by the Connecticut Commissioner of Insurance. By March 1 of every year, we must prepare and file an annual statement, in a form prescribed by the Connecticut Insurance Department, which covers our operations for the preceding calendar year, and must prepare and file our statement of financial condition as of December 31 of such year. The Commissioner and his or her agents have the right at all times to review or examine our books and assets. A full examination of our operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). We are subject to the insurance laws and various Federal and state securities laws and regulations and to regulatory agencies, such as the Securities and Exchange Commission and the Connecticut Banking Department, which administer those laws and regulations.

We can be assessed up to prescribed limits for policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. We cannot predict or estimate the amount any such future assessments we may have to pay. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.

Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. This applies to us and our affiliates. Under such laws, inter-company transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.

Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the anti-trust laws; (e) the barriers preventing most banks from selling or underwriting insurance: and (f) any initiatives directed toward improving the solvency of insurance companies. We would also be affected by federal initiatives that have impact on the ownership of or investment in United States companies by foreign companies or investors.

                                  Legal Matters

The law firm of Werner & Kennedy has passed on the legal matters relating to the offering of these Policies.

                                Legal Proceedings

As of the date of this Prospectus, neither we nor American Skandia Marketing, Incorporated were involved in any litigation outside of the ordinary course of business, and know of no material claims.

                                     Experts

The audited financial statement included in this Prospectus and Registration Statement are presented in accordance with generally accepted accounting principles. These statements were audited by Ernst & Young LLP, independent auditors for the period ended December 31, 1997, and by Deloitte & Touche LLP for the periods ended December 31, 1996, 1995, 1994 and 1993. We rely on their respective authority as experts in accounting and auditing.

William H. Strong, Vice President, FSA, MAAA, has approved the hypothetical illustration included in this Prospectus and Registration Statement. We have included them relying on his opinion that they are reasonable.

                          Distribution of this Offering

American Skandia Marketing, Incorporated ("ASM, Inc."), a wholly-owned subsidiary of American Skandia Investment Holding Corporation, acts as the principal underwriter of the Policies. ASM was incorporated under the laws of the State of Delaware on September 8, 1987. ASM, Inc.'s principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM, Inc. is a broker-dealer registered with the SEC under the 1934 Act and a member of the National Association of Securities Dealers, Inc. ("NASD").


ASM, Inc. will enter into distribution agreements with certain broker-dealers registered under the Securities and Exchange Act of 1934 or with entities which may otherwise offer the Policies that are exempt from such registration. In addition, ASM, Inc. may offer Policies directly to potential purchasers. The maximum initial commission to be paid on premiums received is 7.0% and a portion of compensation may be paid from time to time based on all or a portion of either the Account Value or the Cash Value. We reserve the right to base commissions from time-to-time on the investment options chosen by Owners, including investment options that may be deemed our "affiliates" or "affiliates" of ASM, Inc. under the Investment Company Act of 1940.


As of the date of this Prospectus, we expect to pay an on-going service fee in relation to providing certain statistical information upon request by Owners about the investment options and the Portfolios. We may make the fee payable to the service providers based on either the Account Value or Cash Value of Policies. Under most circumstances, we will engage the broker-dealer of record for your Policy, or the entity of record if such entity could offer Policies without registration as a broker-dealer (i.e. certain banks), to be your resource for the statistical information, and to be available upon your request to both provide and explain such information to you. The broker-dealer of record or the entity of record is the firm which sold you the Policy, unless later changed. Some portion of the fee we pay for this service may be payable to your representative.

We may structure on-going sales compensation and the on-going service fees such that no fee is payable based on the value in Fixed Allocations. If that were to occur, it is possible that your representative may receive on-going service fee compensation, but only in relation to value maintained in variable investment options.

From time to time we may promote the sale of our products such as the Policies offered pursuant to this Prospectus through programs of non-cash rewards to registered representatives of participating broker-dealers. We may withdraw or alter such promotions at any time.

To the extent permitted, we may advertise certain information regarding the performance of the investment options that does not take into consideration the effect of the deductions for taxes, the cost of insurance charges or the contingent deferred sales charge. This performance information may help you review the performance of the investment options and provide a basis for comparison between the Policy's investment options. This information may be less useful when comparing the performance of the investment options with the performance of investment options provided in other variable life policies because each plan of life insurance will have its own applicable charges. This information is even less useful in comparing performance to that of any savings or investment vehicle, rather than variable life insurance.

Performance information on the Sub-accounts is based on past performance only and is no indication of future performance. Actual performance will depend on the type, quality and, for some of the Sub-accounts, the maturities of the investments held by the Portfolios and upon prevailing market conditions and the response of the Portfolios to such conditions. Actual performance will also depend on changes in the expenses of the Portfolios. Such changes are reflected, in turn, in the Sub-accounts which invest in such Portfolios. In addition, the charges deducted from your Account Value and those assessed against each Sub-account will affect performance.

Certain of the Portfolios existed prior to the inception of the Sub-accounts available under the Policy. To the extent permitted by applicable law, performance quoted in advertising regarding such Sub-accounts may indicate periods during which the Portfolios have been in existence but prior to the inception of the Sub-account(s) or the initial offering of the Policies. Such performance is considered hypothetical historical performance because the Sub-accounts did not exist during the period the performance was achieved. Such hypothetical historical performance is calculated using the same assumptions employed in calculating historical performance since inception of the Sub-accounts. Any such historical performance will be based on assumptions. These include assumptions regarding: (a) the Age, risk class and gender, where applicable, of an Insured or Insureds; (b) the amount and timing of Premium payments, the Specified Amount, the Death Benefit option and the Policy Date; and (c) assumptions about a lack of transfers, loans, loan repayments and withdrawals as well as no changes to the Specified Amount and Death Benefit option during the period for which performance is quoted.

American Skandia Life Assurance Corporation may advertise its rankings and/or ratings by independent financial ratings services. Such rankings may help you in evaluating our ability to meet our obligations in relation to Fixed Allocations, pay Death Proceeds, make payments under any settlement options or administer Policies. Such rankings and ratings do not reflect or relate to the performance of Separate Account F or the underlying Portfolios.

                                  Illustrations

In Appendix A we provide examples of the kind of hypothetical illustrations available to help you better understand how a Policy works. In that Appendix, we also provide information on how you may obtain additional hypothetical illustrations. In Appendix G, we provide hypothetical illustrations of how exercise of the accelerated death benefit provision affects the values of a Policy.

                        Executive Officers and Directors

Our executive officers, directors and certain significant employees, their ages, positions with us and principal occupations are indicated below. The immediately preceding work experience is provided for officers that have not been employed by us or an affiliate for at least five years as of the date of this Prospectus.

Name/                                                     Position with American Skandia
Age                                                           Life Assurance Corporation                        Principal Occupation

Gordon C. Boronow*                                            Deputy Chief Executive                          Deputy Chief Executive
45                                                            Officer and President                           Officer and President:
                                                              Director (since July, 1991),                     American Skandia Life
                                                                                                               Assurance Corporation

Nancy F. Brunetti                                             Director (since February, 1996)           Executive Vice President and
36                                                                                                          Chief Operating Officer:
                                                                                                        American Skandia Information
                                                                                                 Services and Technology Corporation

Malcolm M. Campbell                                           Director (since April, 1991)                Director of Operations and
42                                                                                                      Chief Actuary, Assurance and
                                                                                                        Financial Services Division:
                                                                                                      Skandia Insurance Company Ltd.

Jan R. Carendi*                                               Chief Executive                    Senior Executive Vice President and
53                                                            Officer and                      Member of Corporate Management Group:
                                                              Chairman of the                         Skandia Insurance Company Ltd.
                                                              Board of Directors
                                                              Director (since May, 1988)

Lincoln R. Collins                                            Executive Vice President and             Executive Vice President, and
37                                                            Chief Operating Officer                       Chief Operating Officer:
                                                              Director (since February, 1996)                  American Skandia Life
                                                                                                               Assurance Corporation

Henrik Danckwardt                                             Director (since July, 1991)                        Director of Finance
44                                                                                                               and Administration,
                                                                                                             Assurance and Financial
                                                                                                                  Services Division:
                                                                                                      Skandia Insurance Company Ltd.

Wade A. Dokken                                                Director (since July, 1991)                       President and Deputy
38                                                                                                          Chief Executive Officer:
                                                                                            American Skandia Marketing, Incorporated

Brian L. Hirst                                                Vice President,                                        Vice President,
50                                                            Corporate Actuary                                   Corporate Actuary:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Hirst joined us in 1996. He previously held the positions of Vice President from 1993 to 1996 and Second Vice President from 1987 to 1992 at Allmerica
Financial.


N. David Kuperstock                                           Vice President,                                        Vice President,
46                                                            Product Development                               Product Development:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Thomas M. Mazzaferro                                          Executive Vice President and              Executive Vice President and
45                                                            Chief Financial Officer,                      Chief Financial Officer:
                                                              Director (since October, 1994)                   American Skandia Life
                                                                                                               Assurance Corporation

Gunnar J. Moberg                                              Director (since November, 1994)        Director - Marketing and Sales,
43                                                                                                          Assurances and Financial
                                                                                                                  Services Division:
                                                                                                      Skandia Insurance Company Ltd.

David R. Monroe                                               Treasurer, Vice President                    Treasurer, Vice President
36                                                            and Controller                                         and Controller:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Monroe joined us in 1996. He  previously  held  positions of Assistant  Vice
President and Director at Allmerica  Financial from August,  1994 to July,  1996 and Senior Manager at KPMG Peat Marwick from July, 1983 to July, 1994.

Rodney D. Runestad                                            Vice President                                         Vice President:
48                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Anders O. Soderstrom                                          Director (since October, 1994)                           President and
38                                                                                                        Chief Information Officer:
                                                                                                        American Skandia Information
                                                                                                 Services and Technology Corporation

Amanda C. Sutyak                                              Director (since July, 1991)                            Vice President:
40                                                                                                                  American Skandia
                                                                                                             Marketing, Incorporated

C. Ake Svensson                                               Director (since December, 1994)              Vice President, Corporate
47                                                                                                         Controller and Treasurer:
                                                                                                         American Skandia Investment
                                                                                                                 Holding Corporation

Mr.  Svensson  joined us in 1994. He previously held the position of Senior Vice
President with Nordenbanken.

Bayard F. Tracy                                               Director (since October, 1994)                  Senior Vice President,
50                                                                                                           National Sales Manager:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Jeffrey M. Ulness                                             Vice President,                                        Vice President,
37                                                            Product Management                                 Product Management:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Ulness joined us in 1994. He previously held the positions of Counsel at North American Security Life Insurance Company from March, 1991 to July, 1994 and Associate at LeBoeuf, Lamb, Leiby, Green and MacRae from January, 1990 to
March 1991.

--------
* Trustees of American Skandia Trust, one of the underlying mutual funds in which the Sub-accounts offered pursuant to this Prospectus invest.

    Financial Statements for American Skandia Life Assurance Corporation and
         American Skandia Life Assurance Corporation Separate Account F







American Skandia Life Assurance Corporation Separate Account F has not been in existence for twelve (12) months. Therefore, there are no audited financial statements as of the date.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                       SEPTEMBER 30,                DECEMBER 31,
                                                                           1998                         1997
                                                                     ------------------         ---------------------
                                                                        (unaudited)
ASSETS
------
Investments:
   Fixed maturities - at amortized cost                            $        8,296,514         $           9,366,671
   Fixed maturities - at fair value                                       132,385,354                   108,323,668
   Investment in mutual funds - at fair value                               6,872,319                     6,710,851
   Policy loans                                                               557,433                       687,267
                                                                     ------------------         ---------------------

Total investments                                                         148,111,620                   125,088,457

Cash and cash equivalents                                                  22,687,636                    81,974,204
Accrued investment income                                                   2,296,345                     2,441,671
Fixed assets                                                                  310,742                       356,153
Deferred acquisition costs                                                692,244,653                   546,703,051
Reinsurance receivable                                                     12,125,256                     6,342,938
Receivable from affiliates                                                  1,379,884                     1,910,895
Income tax receivable - current                                            10,191,421                     1,047,493
Income tax receivable - deferred                                           22,449,368                    26,174,369
State insurance licenses                                                    4,450,000                     4,562,500
Other assets                                                                2,807,528                     2,524,581
Separate account assets                                                14,698,628,982                12,095,163,569
                                                                     ------------------         ---------------------

                    Total Assets                                   $   15,617,683,435         $       12,894,289,881
                                                                     ==================         =====================

LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------
LIABILITIES:
Reserve for future contractowner benefits                          $       39,363,630         $          43,204,443
Policy reserves                                                            31,607,153                    24,414,999
Drafts outstanding                                                         19,767,193                    19,277,706
Accounts payable and accrued expenses                                      86,062,118                    71,190,019
Payable to affiliates                                                      20,121,151                       584,283
Future fees payable to parent                                             271,655,055                   233,033,818
Short-term borrowing                                                       10,000,000                    10,000,000
Surplus notes                                                             213,000,000                   213,000,000
Separate account liabilities                                           14,698,628,982                12,095,163,569
                                                                     ------------------         ---------------------

                  Total Liabilities                                    15,390,205,282                12,709,868,837
                                                                     ------------------         ---------------------

SHAREHOLDER'S EQUITY:
Common stock, $80 par, 25,000 shares
  authorized, issued and outstanding                                        2,000,000                     2,000,000
Additional paid-in capital                                                157,289,714                   151,527,229
Retained earnings                                                          64,446,673                    30,225,784
Accumulated other comprehensive income                                      3,741,766                       668,031
                                                                     ------------------         ---------------------

                   Total Shareholder's Equity                             227,478,153                   184,421,044
                                                                     ------------------         ---------------------

                   Total Liabilities and Shareholder's Equity      $   15,617,683,435         $       12,894,289,881
                                                                     ==================         =====================

            See notes to unaudited consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                          NINE MONTHS                  NINE MONTHS
                                                                             ENDED                        ENDED
                                                                      SEPTEMBER 30, 1998           SEPTEMBER 30, 1997
                                                                    -----------------------      -----------------------
REVENUES
--------
Annuity charges and fees                                            $        133,729,829          $        85,051,449
Fee income                                                                    36,913,358                   19,309,148
Net investment income                                                          8,140,502                    6,026,646
Annuity premium income                                                            80,801                      795,042
Net realized capital gains                                                       123,610                       84,617
Other                                                                            260,427                      188,111
                                                                    -----------------------      -----------------------

     Total Revenues                                                          179,248,527                  111,455,013
                                                                    -----------------------      -----------------------



BENEFITS AND EXPENSES
---------------------
Benefits:
  Annuity benefits                                                               907,877                    1,464,570
  Change in annuity policy reserves                                              593,800                     (280,205)
  Cost of minimum death benefit reinsurance                                    3,645,055                    3,256,884
  Return credited to contractowners                                           (7,164,052)                  (7,540,458)
                                                                    -----------------------      -----------------------

                                                                              (2,017,320)                  (3,099,209)
                                                                    -----------------------      -----------------------

Expenses:
  Underwriting, acquisition and other insurance expenses                     109,857,341                   64,884,324
  Amortization of state insurance licenses                                       112,500                      112,500
  Interest expense                                                            29,502,465                   18,066,407
                                                                    -----------------------      -----------------------

                                                                             139,472,306                   83,063,231
                                                                    -----------------------      -----------------------

     Total Benefits and Expenses                                             137,454,986                   79,964,022
                                                                    -----------------------      -----------------------

Income from operations before income taxes                                    41,793,541                   31,490,991

     Income tax expense                                                        7,572,652                   10,226,817
                                                                    -----------------------      -----------------------

Net income                                                          $         34,220,889          $        21,264,174
                                                                    =======================      =======================

            See notes to unaudited consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                         THREE MONTHS                 THREE MONTHS
                                                                             ENDED                       ENDED
                                                                      SEPTEMBER 30, 1998           SEPTEMBER 30, 1997
                                                                    -----------------------     ------------------------
REVENUES:
--------
Annuity charges and fees                                             $         48,646,807        $          33,219,774
Fee income                                                                     13,685,731                    7,545,509
Net investment income                                                           2,469,003                    2,031,187
Annuity premium income                                                                 -                       215,042
Net realized capital gains (losses)                                               (46,051)                      20,553
Other                                                                             112,637                      122,056
                                                                    -----------------------     ------------------------

     Total Revenues                                                            64,868,127                   43,154,121
                                                                    -----------------------     ------------------------



BENEFITS AND EXPENSES:
---------------------
Benefits:
  Annuity benefits                                                                348,870                      248,959
  Change in annuity policy reserves                                               190,769                   (1,454,354)
  Cost of minimum death benefit reinsurance                                       970,746                    1,445,511
  Return credited to contractowners                                              (148,310)                  (2,824,484)
                                                                    -----------------------     ------------------------

                                                                                1,362,075                   (2,584,368)
                                                                    -----------------------     ------------------------

Expenses:
  Underwriting, acquisition and other insurance expenses                       36,365,815                   26,701,795
  Amortization of state insurance licenses                                         37,500                       37,500
  Interest expense                                                             10,705,254                    7,024,476
                                                                    -----------------------     ------------------------

                                                                               47,108,569                   33,763,771
                                                                    -----------------------     ------------------------

     Total benefits and expenses                                               48,470,644                   31,179,403
                                                                    -----------------------     ------------------------

Income from operations before income taxes                                     16,397,483                   11,974,718

     Income tax expense                                                         2,223,798                    3,353,306
                                                                    -----------------------     ------------------------

Net income                                                        $            14,173,685     $              8,621,412
                                                                    =======================     ========================


            See notes to unaudited consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY




                                                                       NINE MONTHS                     YEAR
                                                                          ENDED                       ENDED
                                                                      SEPTEMBER 30,                DECEMBER 31,
                                                                          1998                         1997
                                                                --------------------------    -----------------------
                                                                       (unaudited)

Common Stock, balance at beginning and end of period              $            2,000,000        $         2,000,000
                                                                --------------------------    -----------------------

Additional paid-in capital:
  Balance at beginning of period                                             151,527,229                122,250,117
  Additional contributions                                                     5,762,485                 29,277,112
                                                                --------------------------    -----------------------

  Balance at end of period                                                   157,289,714                151,527,229
                                                                --------------------------    -----------------------

Retained earnings:
  Balance at beginning of period                                              30,225,784                  2,678,251
  Net income                                                                  34,220,889                 27,547,533
                                                                --------------------------    -----------------------

  Balance at end of period                                                    64,446,673                 30,225,784
                                                                --------------------------    -----------------------

Accumulated other comprehensive income:
  Balance at beginning of period                                                  668,031                  (583,337)
  Change in other comprehensive income                                          3,073,735                 1,251,368
                                                                --------------------------    -----------------------

  Balance at end of period                                                      3,741,766                   668,031
                                                                --------------------------    -----------------------

    Total Shareholder's Equity                                           $    227,478,153           $   184,421,044
                                                                ==========================    =======================

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                        NINE MONTHS                 NINE MONTHS
                                                                           ENDED                       ENDED
                                                                     SEPTEMBER 30, 1998           SEPTEMBER 30, 1997
                                                                   -----------------------    -------------------------
CASH FLOW FROM OPERATING ACTIVITIES:

  Net income                                                        $         34,220,889        $          21,264,174
  Adjustments to reconcile net income to net cash
     provided by operating activities:
      Increase in policy reserves                                              7,192,154                        3,570
      Amortization of bond discount                                               74,805                       56,397
      Amortization of insurance licenses                                         112,500                      112,500
      Change in receivable from/payable to affiliates                         20,067,879                   63,494,692
      Change in income tax receivable/payable                                 (9,143,928)                   1,209,562
      Increase in other assets                                                  (282,947)                  (2,063,551)
      (Increase)/decrease in accrued investment income                           145,326                      (46,663)
      (Increase)/decrease in reinsurance receivable                           (5,782,318)                   2,287,168
      Increase in deferred acquisition costs, net                           (145,541,602)                (145,984,394)
      (Increase)/decrease in income tax receivable -                           3,725,001                   (7,859,728)
deferred
      Increase in accounts payable and accrued expenses                       14,872,099                   25,630,696
      Increase in drafts outstanding                                             489,487                            -
      Change in foreign currency translation, net                                124,555                      (80,986)
      Realized gain on sale of investments                                      (123,610)                     (84,617)
                                                                   -----------------------      -----------------------

  Net cash used in operating activities                                      (79,849,710)                 (42,061,179)
                                                                   -----------------------      -----------------------

CASH FLOW FROM INVESTING ACTIVITIES:

  Purchase of fixed maturity investments                                     (21,660,049)                 (13,723,543)
  Proceeds from sale and maturity of fixed maturity investments                4,049,150                    5,755,550
  Purchase of shares in mutual funds                                          (6,411,575)                  (4,248,877)
  Proceeds from sale of shares in mutual funds                                 6,250,087                    1,318,458
  Net purchase of mutual funds                                                         -                   (7,900,000)
  Decrease in policy loans                                                       129,834                            -


  Change in investments of separate account assets                        (3,149,627,509)              (2,779,722,388)
                                                                   -----------------------    -------------------------

  Net cash used in investing activities                                   (3,167,270,062)              (2,798,520,800)
                                                                   -----------------------    -------------------------

CASH FLOW FROM FINANCING ACTIVITIES:

  Capital contributions from parent                                            5,762,485                      947,944
  Increase in future fees payable to parent                                   38,621,237                   53,825,601
  Proceeds from life annuity sales                                         3,143,449,482                2,784,972,447
                                                                   -----------------------    -------------------------

  Net cash provided by financing activities                                3,187,833,204                2,839,745,992
                                                                   -----------------------    -------------------------

Net decrease in cash and cash equivalents                                    (59,286,568)                    (835,987)
                                                                   -----------------------    -------------------------

Cash and cash equivalents at beginning of period                              81,974,204                   14,199,412
                                                                   -----------------------    -------------------------

Cash and cash equivalents at end of period                       $            22,687,636    $              13,363,425
                                                                   =======================    =========================

SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Income taxes paid                                              $            14,618,966    $              17,776,982
                                                                   =======================    =========================

  Interest paid                                                  $             6,227,483    $              11,711,001
                                                                   =======================    =========================

            See notes to unaudited consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)


              Notes to Unaudited Consolidated Financial Statements

                               September 30, 1998



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A.   Basis of Presentation
          ---------------------
          The accompanying unaudited consolidated financial statements of American Skandia Life Assurance Corporation (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto in the Company's audited consolidated financial statements for the year ended December 31, 1997.

          Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

     B.   New Accounting Pronouncement
          ----------------------------
          As of January 1, 1998 the Company adopted Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income". SFAS 130 sets standards for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's financial position or net income. SFAS 130 requires unrealized gains and losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)


              Notes to Unaudited Consolidated Financial Statements

                               September 30, 1998




The components of comprehensive income, net of tax, for the nine months ended September 30, 1998 and 1997 were as follows:

                                                                        1998                      1997
                                                                        ----                      ----

     Net income                                                     $34,220,889               $21,264,174
       Other comprehensive income:
         Unrealized investment gains and
           losses                                                     3,198,290                   765,734
         Foreign currency translation                                  (124,555)                  (52,641)
                                                                --------------------      -------------------

       Other comprehensive income                                     3,073,735                    713,093
                                                                --------------------      -------------------

       Comprehensive income                                         $37,294,624                $21,977,267
                                                                ====================      ===================


       The components of accumulated other comprehensive income, net of tax, as of September 30, 1998 and December 31, 1997 were as follows:

                                                                        1998                         1997
                                                                        ----                         ----

       Unrealized investment gains and
         losses                                                      $4,152,359                   $ 954,069
       Foreign currency translation                                    (410,593)                   (286,038)
                                                                 -------------------         --------------------

       Accumulated other comprehensive
         income                                                      $3,741,766                   $ 668,031
                                                                 ===================         ====================



2.   FOREIGN ENTITY

     The Company has a 99.9% ownership in Skandia Vida, S.A. de C.V. which is a life insurance company domiciled in Mexico. This Mexican life insurer is a start up company with expectations of selling long-term savings products within Mexico. Total shareholder's equity of Skandia Vida, S.A. de C.V. is $5,465,303 as of September 30, 1998.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)


              Notes to Unaudited Consolidated Financial Statements

                               September 30, 1998



3.   SURPLUS NOTES

     The Company has issued surplus notes to American Skandia Investment Holding Corporation (the "Parent") in exchange for cash. Surplus notes outstanding as of September 30, 1998 were as follows.

           Issue Date                Amount            Interest Rate
           ----------                ------            -------------
       December 29, 1993          $20,000,000              6.84%
       February 18, 1994           10,000,000              7.28%
       March 28, 1994              10,000,000              7.90%
       September 30, 1994          15,000,000              9.13%
       December 28, 1994           14,000,000              9.78%
       December 19, 1995           10,000,000              7.52%
       December 20, 1995           15,000,000              7.49%
       December 22, 1995            9,000,000              7.47%
       June 28, 1996               40,000,000              8.41%
       December 30, 1996           70,000,000              8.03%
                                 ------------

       Total                     $213,000,000
                                 ============
     Payment of interest and repayment of principal for these notes is subject to certain conditions and requires approval by the Insurance Commissioner of the State of Connecticut. As of September 30, 1998, $12,593,944 of accrued interest on surplus notes was not approved for payment under these criteria.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)


              Notes to Unaudited Consolidated Financial Statements

                               September 30, 1998


4.   FUTURE FEES PAYABLE TO PARENT

     On December 17, 1996, the Company sold to its Parent, effective September 1, 1996, certain rights to receive future fees and charges expected to be realized on the variable portion of a designated block of deferred annuity contracts issued during the period from January 1, 1994 through June 30, 1996 (Transaction 1996-1). In addition, the Company entered into the following similar transactions during 1997 and 1998:

                          Closing        Effective        Contract Issue
     Transaction            Date           Date                Period
     -----------         --------        ---------       -----------------
       1997-1             7/23/97         6/1/97         3/1/96 -  4/30/97
       1997-2            12/30/97        12/1/97         5/1/95 - 12/31/96
       1997-3            12/30/97        12/1/97         5/1/96 - 10/31/97
       1998-1             6/30/98         6/1/98         1/1/97 -  5/31/98

     In connection with these transactions, the Parent, through a trust, issued collateralized notes in private placements which are secured by the rights to receive future fees and charges purchased from the Company.

     Under the terms of the Purchase Agreements, the rights sold provide for the Parent to receive 80% (100% for Transaction 1997-3) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts (6 to 8 years). The Company did not sell the right to receive future fees and charges after the expiration of the surrender charge period.

     The proceeds from the sales have been recorded as liabilities and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The present value of the transactions (discounted at 7.5%) as of the Effective Date was as follows:

                                                  Present Value as
                    Transaction                   of Effective Date
                    -----------                   -----------------
                       1996-1                        $50,221,438
                       1997-1                         58,766,633
                       1997-2                         77,551,736
                       1997-3                         58,193,264
                       1998-1                         61,179,515

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)


              Notes to Unaudited Consolidated Financial Statements

                               September 30, 1998




         Payments representing fees and charges realized during the period January 1, 1998 through September 30, 1998 in the aggregate amount of $47,989,273 were made by the Company to the Parent. Interest expense of $16,008,724 has been included in the statement of operations.

         Expected payments of future fees payable to Parent are as follows:

                    Year Ending
                    December 31,                             Amount
                    -----------                              ------
                       1998                             $  12,351,641
                       1999                                51,188,963
                       2000                                53,840,643
                       2001                                52,032,259
                       2002                                46,756,435
                       2003                                35,839,640
                       2004                                18,262,429
                       2005                                 1,383,045
                                                         -------------
                       Total                             $271,655,055
                                                         =============


         The Commissioner of the State of Connecticut has approved the sale of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to stop the payments due to the Parent under the Purchase Agreements subject to certain terms and conditions.


5.       REINSURANCE

         The Company cedes reinsurance under modified co-insurance arrangements. The reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity business. The reinsurance is effected under quota share contracts.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)


              Notes to Unaudited Consolidated Financial Statements

                               September 30, 1998


         In addition, the Company reinsures certain mortality risks pertaining to the Guaranteed Minimum Death Benefit feature in the variable annuity products.

         The effect of the reinsurance agreements on the Company's operations was to reduce annuity charges and fee income, death benefit expense, and reserve exposure. The effect of reinsurance is summarized as follows:

         Nine Months Ended September 30, 1998

                            Annuity                Increase in Annuity                  Return Credited
                        Charges & Fees                Policy Reserves                  to Contractowners
                        --------------             -------------------                 -----------------

         Gross           $155,314,801                $ 6,113,204                          ($7,164,052)
         Ceded            (21,584,972)                (5,519,404)                                   -
                         -------------               ------------                         ------------
         Net             $133,729,829                $   593,800                          ($7,164,052)
                         =============               ============                         ============


         Nine Months Ended September 30, 1997

                            Annuity                Increase in Annuity                  Return Credited
                        Charges & Fees                Policy Reserves                  to Contractowners
                        --------------             -------------------                 -----------------

         Gross           $101,999,925                 ($ 1,110,474)                       ($7,561,239)
         Ceded             16,948,476                     (830,269)                            20,781
                        --------------                -------------                       ------------
         Net             $ 85,051,449                 ($   280,205)                       ($7,540,458)
                        ==============                ==============                      ============

         Such ceded reinsurance does not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreement.


6.       SUBSEQUENT EVENT

         On November 10, 1998 the Company sold to its Parent, effective October 1, 1998, certain rights to receive future fees and charges expected to be realized on the variable portion of a designated block of deferred annuity contracts issued during the period May 1, 1997 through August 31, 1998. In connection with this transaction, the Parent issued collateralized notes in a private placement which are secured by the rights to receive future fees and charges purchased from the Company.

                  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)


              Notes to Unaudited Consolidated Financial Statements

                               September 30, 1998


         Under the terms of the Purchase Agreement, the rights sold provide for the Parent to receive 80% of future mortality and expense charges and contingent deferred sales charges expected to be realized over the remaining surrender charge period of the designated contracts (generally, 8 years). The Company did not sell the right to receive future fees and charges after the expiration of the surrender charge period.

         The proceeds from the sale will be recorded as a liability and will be amortized over the remaining surrender charge period of the designated contracts using the interest method. The present value at October 1, 1998 (discounted at 7.0%), of future fees and charges expected to be realized on the designated contracts was $68,573,258.

         Expected payments of future fees payable to Parent are as follows:

                Period Ending
                 December 31,                    Amount
                -------------                    ------
                    1998                      $ 1,842,961
                    1999                        7,742,574
                    2000                        8,362,986
                    2001                        9,087,882
                    2002                        9,985,657
                    2003                       10,586,804
                    2004                       10,877,346
                    2005                        8,663,401
                    2006                        1,423,647
                                              -----------
                    Total                     $68,573,258
                                              ===========

         The Commissioner of the State of Connecticut has approved the sale of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to stop the payments due to the Parent under the Purchase Agreement, subject to certain terms and conditions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                      Nine months ended September 30, 1998


American Skandia Life Assurance Corporation (the Company) is a stock insurance company domiciled in Connecticut with licenses in all 50 states. It is a wholly-owned subsidiary of American Skandia Investment Holding Corporation, whose ultimate parent is Skandia Insurance Company Ltd., a Swedish company.

The Company mainly is in the business of issuing annuity policies, and has been so since its business inception in 1988. The Company currently offers the following annuity products: a) certain deferred annuities that are registered with the Securities and Exchange Commission, including variable annuities and fixed interest rate annuities that include a market value adjustment feature; b) certain other fixed deferred annuities that are not registered with the Securities and Exchange Commission; c) non-registered group variable annuities designed as funding vehicles for certain qualified retirement plans; and d) fixed and adjustable immediate annuities.

In April, the Company began offering a term life insurance product in support of an affiliate's mutual fund products. In May, the Company launched its first variable life insurance product. Early in 1999, the Company expects to release its second variable life insurance product. Consistent sales activity is not anticipated until more state approvals are secured and the launch of the second variable life insurance product is completed.

The Company markets its products through an internal field marketing staff to broker-dealers, financial planners and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.



                              Results of Operations
                              ---------------------

The Company's long term business plan was developed reflecting the current sales and marketing approach. The sales volume for the nine month periods ended September 30, 1998 and 1997 was $3,143 million and $2,785 million, respectively, an increase of 13%. This increase is a direct result of the marketing efforts by the Company coupled with an overall increase in the variable annuity marketplace. Assets grew $2,723 million or 21% since December 31, 1997. This increase is a direct result of the sales volume increasing separate account assets and deferred acquisition costs combined with the strong first quarter stock market performance partially offset by the impact of the third quarter stock market decline, which impacted the growth in separate account assets. Liabilities grew $2,680 million or 21% since December 31, 1997 as a result of the reserves required for the increased sales activity as well as an increase in borrowings and reinsurance to support the acquisition costs of the Company's variable annuity business.

The Company experienced a net gain of $34.2 million after tax for the current period which was $12.9 million greater than the same period last year. This gain is a result of the strong sales activity for the nine months ended September 30, 1998, expense levels consistent with sales activity, with the exception of development activities, and an increased asset base, which generates additional fee revenue.

Revenues:

Increasing annuity sales volume results in greater assets under management. Growth in assets under management has resulted in a 57% increase in annuity charges & fees for the nine-month period ended September 30, 1998. This is compared to an increase of 71% for the nine-month period ended September 30, 1997.

Fee income includes income earned for transfer agency type activities. This income increased 91% for the nine month period ended September 30, 1998 compared to an increase of 70% for the nine month period ended September 30, 1997. These increases are driven by the continued increase in assets under management.

Net investment income increased 35% for the nine-month period ended September 30, 1998. This is compared to an increase of 498% for the nine-month period ended September 30, 1997. These increases are a result of increased general account investment holdings for the periods.

Annuity premium income represents sales of immediate annuities with life contingencies.

Benefits:

Annuity benefits represent payments on annuity contracts with mortality risks, immediate annuities with life contingencies and supplementary contracts with life contingencies.

The increase in annuity policy reserves represents the change in reserves for immediate annuities with life contingencies, supplementary contracts with life contingencies and the guaranteed minimum death benefit on variable annuities. The Company reinsures the guaranteed minimum death benefit exposure on most of its variable annuity contracts. For the periods ended September 30, 1998 and 1997, the costs associated with reinsuring the minimum death benefit reserve exceeded the change in the minimum death benefit reserve by approximately $1.6 million and $0.5 million, respectively.

Return credited to contractowners represents revenues on variable and market value adjusted annuities offset by benefit payments and change in reserves required on this business. Also included are benefit payments and change in reserves on immediate annuities and supplemental contracts without significant mortality risks. The result for the current period reflects a higher than expected separate account investment return on the market value adjusted contracts in support of the benefits and required reserves. The positive performance is consistent with the performance during the nine months ended September 30, 1997.

Expenses:

Underwriting, acquisition and other insurance expenses consists of $168.9 million of commissions and $86.6 million of general expenses offset by the net capitalization of deferred acquisition costs totaling $145.6 million. This compares to $140 million of commissions and $70.8 million of general expenses offset by the net capitalization of deferred acquisition costs totaling $145.9 million for the same period last year.

Interest expense increased 63% over the same period last year as a result of the securitization (future fees payable to Parent) transactions during 1997 and 1998. This compares to an increase in interest expense of 138% for the nine months ended September 30, 1997, which was the result of the 1996 increase in surplus notes of $110 million and the 1996 and 1997 securitization transactions.

Income tax expense was $7.6 million for the period ended September 30, 1998, compared with $10.2 million for the same period last year. The effective federal income tax rates for the periods were 18% and 32%, respectively. The 1998 effective rate was lower than the federal statutory income tax rate due to permanent differences and 1997 provision to return differences. The 1997 effective rate was lower than the statutory rate due to permanent differences. Management believes that based on the taxable income produced in 1997 and the first nine months of 1998 as well as the continued growth in annuity products, the Company will produce sufficient taxable income in the future to realize its deferred tax assets.


                         Liquidity and Capital Resources
                         -------------------------------

The liquidity requirement of the Company was met by cash from insurance operations, investment activities, cash flow from the December 30, 1997 and June 30, 1998 sales of future fee revenue, intercompany advances and reinsurance.

The Company had significant growth during the nine-month period in 1998. The sales volume of $3,143 million was made up of approximately 97% variable annuities, most of which carry a contingent deferred sales charge. This type of product causes a temporary cash strain in that 100% of the proceeds are invested in separate accounts supporting the product leaving a cash (but not capital) strain caused by the acquisition costs for the new business. This cash strain required the Company to look beyond the insurance operations and investments of the Company. To this end, the Company extended its reinsurance agreements (initiated in 1993, 1994 and 1995). The reinsurance agreements are modified coinsurance arrangements where the reinsurer shares in the experience of a specific book of business. The income and expense items presented above are net of reinsurance.

In addition, since December 1996, the Company has entered into a series of transactions in which the rights to receive future fees and charges expected to be realized on the variable portion of a designated block of deferred annuity contracts through their surrender charge period have been sold to the Parent. These transactions, designated as another means of financing growth, are discussed in more detail at Notes 4 and 6 of the Notes to Unaudited Consolidated Financial Statements.

While the tremendous growth of this young organization has depended on capital support from its parent, the Company expects to use borrowing, reinsurance and the sale of future fee revenues to fund the cash strain anticipated from the acquisition costs on expected future sales volume.

As of September 30, 1998 and December 31, 1997, shareholder's equity was $227.5 million and $184.4 million, respectively, which includes the carrying value of the state insurance licenses in the amount of $4.5 million and $4.6 million respectively.

The Company has long term surplus notes and short term borrowing with its parent. No dividends have been paid to its parent company.


                                                         Year 2000 Compliance

The Company is continuing its ongoing assessment of the potential impact of the year 2000 issue on various aspects of its business.

The Company's computer support is provided by its affiliate, American Skandia Information Services and Technology Corporation, which also provides such support for the Company's affiliated broker-dealer, American Skandia Marketing, Incorporated, and the Company's affiliated investment advisory firm, American Skandia Investment Services, Incorporated. Because of the nature of the Company's business, any assessment of the potential impact of the year 2000 issues on the Company must be an assessment of the potential impact of these issues on all these companies, which are referred to below as "American Skandia".

Business Partners:

Management believes the Company is most vulnerable in its interfaces with computer systems of investment managers, sub-advisors, third party administrators, vendors and other business partners. The inability to properly recognize date sensitive electronic information and transfer data between systems could cause errors or even a complete systems failure which would result in a temporary inability to process transactions correctly or engage in normal business activities.

The American Skandia's deferred annuity operational business partners report that all critical interfaces are or are expected to be Year 2000 compliant by the end of 1998. All investment managers and sub-advisors are required by the Securities and Exchange Commission to publicly disclose their Year 2000 status in December 1998 and June 1999. American Skandia has initiated formal communications with parties that provide third party administration, record keeping and trust services in connection with its life insurance and qualified retirement plan annuities business. Management expects to receive written assurances that these firms will be Year 2000 compliant by the end of 1998. American Skandia is currently developing contingency plans in the event that these targets are not met.

Information Technology Systems:

American Skandia is a relatively young company whose internally developed systems were designed from the start with four digit year codes. The Company engaged an external information technology specialist to review American Skandia's operating systems and internally developed software. The assessment was completed in December 1997 and the results were favorable. Specific modifications were suggested, evaluated and implemented for the Annuity Administration system. This project was completed recently and a certificate of compliance has been received. Other non-critical internally developed applications in the client/server area have already been or will be remediated during 1999. The costs associated with this aspect of Year 2000 compliance have not had a significant impact on the Company's results from operations.

Suppliers and Non-Information Technology Systems:

Like most companies, American Skandia is reliant on network, and desktop operating systems and software providers to release compliant versions of their respective systems. American Skandia's network is expected to be at the most compliant level available by the end of 1998. The standard desktop software will be replaced, as fully compliant versions become available. In addition, the Company is in the process of contacting the non-information systems vendors and suppliers regarding their Year 2000 compliance status and will factor the results of these assessments into its contingency plans.

Management believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. However, should errors or disruptions in computer service occur, the Company could realize losses. Given the nature and uncertainty of such losses, the amounts cannot be reasonably determined.

INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholder of
   American Skandia Life Assurance Corporation
Shelton, Connecticut


We have audited the consolidated statement of financial condition of American Skandia Life Assurance Corporation (the "Company" which is a wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31, 1997, and the related consolidated statements of operations, shareholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Skandia Life Assurance Corporation at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/Ernst & Young LLP
--------------------
Hartford, Connecticut


February 20, 1998

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of
   American Skandia Life Assurance Corporation
Shelton, Connecticut


We have audited the accompanying consolidated statement of financial condition of American Skandia Life Assurance Corporation and subsidiary (a wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31, 1996, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of American Skandia Life Assurance Corporation and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/Deloitte & Touche LLP
------------------------
New York, New York


March 10, 1997

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                       AS OF DECEMBER 31,
                                                       1997             1996
                                                ---------------   --------------

ASSETS

Investments:
   Fixed maturities - at amortized cost         $     9,366,671   $   10,090,369
   Fixed maturities - at fair value                 108,323,668       87,369,724
   Investment in mutual funds - at fair value         6,710,851        2,637,731
   Policy loans                                         687,267          159,482
                                                ---------------   --------------
Total investments                                   125,088,457      100,257,306

Cash and cash equivalents                            81,974,204       45,332,131
Accrued investment income                             2,441,671        1,958,546
Fixed assets                                            356,153          229,780
Deferred acquisition costs                          628,051,995      438,640,918
Reinsurance receivable                                3,120,221        2,167,818
Receivable from affiliates                            1,910,895          691,532
Income tax receivable - current                       1,047,493            -
Income tax receivable - deferred                     26,174,369       17,217,582
State insurance licenses                              4,562,500        4,712,500
Other assets                                          2,524,581        2,047,689
Separate account assets                          12,095,163,569    7,734,439,793
                                                ---------------   --------------

                    Total Assets                $12,972,416,108   $8,347,695,595
                                                ===============   ==============

LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES:
Reserve for future contractowner benefits       $    43,204,443   $   36,245,936
Policy reserves                                      24,414,999       21,238,749
Income tax payable                                       -             1,124,151
Drafts outstanding                                   19,277,706       13,032,719
Accounts payable and accrued expenses                71,190,019       65,471,294
Payable to affiliates                                   584,283          685,724
Future fees payable to parent                       233,033,818       47,111,936
Payable to reinsurer                                 78,126,227       79,000,262
Short-term borrowing                                 10,000,000       10,000,000
Surplus notes                                       213,000,000      213,000,000
Separate account liabilities                     12,095,163,569    7,734,439,793
                                                ---------------   --------------

   Total Liabilities                             12,787,995,064    8,221,350,564
                                                ---------------   --------------

SHAREHOLDER'S EQUITY:
Common stock, $80 par, 25,000 shares
  authorized, issued and outstanding                  2,000,000        2,000,000
Additional paid-in capital                          151,527,229      122,250,117
Unrealized investment gains and losses, net             954,069         (319,631)
Foreign currency translation, net                      (286,038)        (263,706)
Retained earnings                                    30,225,784        2,678,251
                                                ---------------   --------------

   Total Shareholder's Equity                       184,421,044      126,345,031
                                                ---------------   --------------

   Total Liabilities and Shareholder's Equity   $12,972,416,108   $8,347,695,595
                                                ===============   ==============

                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                               1997          1996          1995
                                                           ------------  ------------   -----------
REVENUES:

Annuity charges and fees                                   $121,157,846   $69,779,522   $38,837,358
Fee income                                                   27,587,231    16,419,690     6,205,719
Net investment income                                         8,181,073     1,585,819     1,600,674
Annuity premium income                                          920,042       125,000         -
Net realized capital gains                                       87,103       134,463        36,774
Other                                                            80,999         5,640         8,750
                                                           ------------   -----------   -----------

     Total Revenues                                         158,014,294    88,050,134    46,689,275
                                                           ------------   -----------   -----------


BENEFITS AND EXPENSES:

Benefits:
  Annuity benefits                                            2,033,275       613,594       555,421
  Increase/(decrease) in annuity policy reserves                 37,270       634,540    (6,778,756)
  Cost of minimum death benefit reinsurance                   4,544,697     2,866,835     2,056,606
  Return credited to contractowners                          (2,018,635)      672,635    10,612,858
                                                           ------------   -----------   -----------

                                                              4,596,607     4,787,604     6,446,129
                                                           ------------   -----------   -----------

Expenses:
  Underwriting, acquisition and other insurance expenses     90,346,952    49,737,147    35,764,392
  Amortization of state insurance licenses                      150,000       150,000       150,000
  Interest expense                                           24,895,456    10,790,716     6,499,414
                                                           ------------   -----------   -----------

                                                            115,392,408    60,677,863    42,413,806
                                                           ------------   -----------   -----------

     Total Benefits and Expenses                            119,989,015    65,465,467    48,859,935
                                                           ------------   -----------   -----------

Income (loss) from operations
     before income taxes                                     38,025,279    22,584,667    (2,170,660)

     Income tax expense (benefit)                            10,477,746    (4,038,357)      397,360
                                                           ------------   -----------   -----------

Net income (loss)                                          $ 27,547,533   $26,623,024   $(2,568,020)
                                                           ============   ===========   ===========



                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
         (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY




                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                                1997           1996           1995
                                                            ------------   ------------   ------------

Common stock, balance at beginning and end of year          $  2,000,000   $  2,000,000   $  2,000,000
                                                            ------------   ------------   ------------

Additional paid-in capital:
  Balance at beginning of year                               122,250,117     81,874,666     71,623,932
  Additional contributions                                    29,277,112     40,375,451     10,250,734
                                                            ------------   ------------   ------------

  Balance at end of year                                     151,527,229    122,250,117     81,874,666
                                                            ------------   ------------   ------------

Unrealized investment gains and losses:
  Balance at beginning of year                                  (319,631)       111,359        (41,655)
  Change in unrealized investment gains and losses, net        1,273,700       (430,990)       153,014
                                                            ------------   ------------   ------------

  Balance at end of year                                         954,069       (319,631)       111,359
                                                            ------------   ------------   ------------

Foreign currency translation:
  Balance at beginning of year                                  (263,706)      (328,252)         -
  Change in foreign currency translation, net                    (22,332)        64,546       (328,252)
                                                            ------------   ------------   ------------

  Balance at end of year                                        (286,038)      (263,706)      (328,252)
                                                            ------------   ------------   ------------

Retained earnings (deficit):
  Balance at beginning of year                                 2,678,251    (23,944,773)   (21,376,753)
  Net income (loss)                                           27,547,533     26,623,024     (2,568,020)
                                                            ------------   ------------   ------------

  Balance at end of year                                      30,225,784      2,678,251    (23,944,773)
                                                            ------------   ------------   ------------


      Total Shareholder's Equity                            $184,421,044   $126,345,031   $ 59,713,000
                                                            ============   ============   ============

                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                          1997               1996              1995
                                                                   ---------------    ---------------    --------------
CASH FLOW FROM OPERATING ACTIVITIES:

  Net income/(loss)                                                $    27,547,533         26,623,024        (2,568,020)
  Adjustments to reconcile net income/(loss) to net cash
    used in operating activities:
      Increase/(decrease) in policy reserves                             3,176,250          1,852,259        (4,667,765)
      Amortization of bond discount                                         72,986             27,340            23,449
      Amortization of insurance licenses                                   150,000            150,000           150,000
      Change in receivable from/payable to affiliates                   (1,320,804)           540,484          (347,884)
      Change in income tax receivable/payable                           (2,171,644)         1,688,001          (600,849)
      Increase in other assets                                            (603,265)          (661,084)         (372,120)
      Increase in accrued investment income                               (483,125)        (1,764,472)          (20,420)
      Increase in reinsurance receivable                                  (952,403)          (179,776)       (1,988,042)
      Increase in deferred acquisition costs, net                     (189,411,077)      (168,418,535)      (96,212,774)
      Increase in income tax receivable - deferred                      (9,630,603)       (16,903,477)            -
      Increase in accounts payable and accrued expenses                  5,718,725         32,322,727           945,483
      Increase in drafts outstanding                                     6,244,987         13,032,719             -
      Change in foreign currency translation, net                          (34,356)           (77,450)         (328,252)
      Realized gain on sale of investments                                 (87,103)          (134,463)          (36,774)
                                                                   ---------------    ---------------    --------------

  Net cash used in operating activities                               (161,783,899)      (111,902,703)     (106,023,968)
                                                                   ---------------    ---------------    --------------

CASH FLOW FROM INVESTING ACTIVITIES:

  Purchase of fixed maturity investments                               (28,905,493)       (96,812,903)          (614,289)
  Proceeds from sale and maturity of fixed maturity investments         10,755,550          8,947,390            100,000
  Purchase of shares in mutual funds                                    (5,595,342)        (2,160,347)        (1,566,194)
  Proceeds from sale of shares in mutual funds                           1,415,576          1,273,640            867,744
  Increase in policy loans                                                (527,785)          (104,427)           (37,807)
  Change in investments of separate account assets                  (3,691,031,470)    (2,789,361,685)    (1,609,415,439)
                                                                   ---------------    ---------------    ---------------

  Net cash used in investing activities                             (3,713,888,964)    (2,878,218,332)    (1,610,665,985)
                                                                   ---------------    ---------------    ---------------

CASH FLOW FROM FINANCING ACTIVITIES:

  Capital contributions from parent                                     29,277,112         40,375,451         10,250,734
  Surplus notes                                                             -             110,000,000         34,000,000
  Increase in future fees payable to parent                            185,921,882         47,111,936             -
  Increase/(decrease) in payable to reinsurer                             (874,035)        14,004,792         24,890,064
  Proceeds from annuity sales                                        3,697,989,977      2,795,114,603      1,628,486,076
                                                                   ---------------    ---------------    ---------------

  Net cash provided by financing activities                          3,912,314,936      3,006,606,782      1,697,626,874
                                                                   ---------------    ---------------    ---------------

Net increase/(decrease) in cash and cash equivalents                    36,642,073         16,485,747        (19,063,079)
                                                                   ---------------    ---------------    ---------------

Cash and cash equivalents at beginning of year                          45,332,131         28,846,384         47,909,463
                                                                   ---------------    ---------------    ---------------

Cash and cash equivalents at end of year                           $    81,974,204         45,332,131         28,846,384
                                                                   ===============    ===============    ===============

SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Income taxes paid                                                $    22,307,992         11,177,120            995,496
                                                                   ===============    ===============    ===============

  Interest paid                                                    $    16,915,835          7,094,767            540,319
                                                                   ===============    ===============    ===============

                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
          (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                   Notes to Consolidated Financial Statements
                                December 31, 1997


1.       ORGANIZATION AND OPERATION

         American Skandia Life Assurance Corporation (the "Company") is a wholly-owned subsidiary of American Skandia Investment Holding Corporation (the "Parent"); whose ultimate parent is Skandia Insurance Company Ltd., a Swedish corporation.

         The Company develops annuity products and issues its products through its affiliated broker/dealer company, American Skandia Marketing, Incorporated. The Company currently issues variable, fixed, market value adjusted and immediate annuities.

         The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. which is a life insurance company domiciled in Mexico. This Mexican life insurer is a start up company with expectations of selling long term savings products within Mexico. Total shareholder's equity of Skandia Vida, S.A. de C.V. is $1,509,146 as of December 31, 1997.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A.  Basis of Reporting

             The  accompanying   consolidated  financial  statements  have  been
             prepared  in  conformity   with   generally   accepted   accounting
             principles. Intercompany transactions and balances have been eliminated in consolidation.

             Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

         B.  New Accounting Pronouncements

             In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. SFAS 130 sets standards for the reporting and display of comprehensive income and its components in financial statements. Application of the new rules will not impact the Company's financial position or net income. The Company expects to adopt this pronouncement in the first quarter of 1998, which will include the presentation of comprehensive income for prior periods presented for comparative purposes, as required by SFAS 130. The primary element of comprehensive income applicable to the Company is changes in unrealized gains and losses on securities classified as available for sale.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         C.  Investments

             The Company has classified its fixed maturity investments as either held-to-maturity or available-for-sale. Investments classified as held-to-maturity are investments that the Company has the ability and intent to hold to maturity. Such investments are carried at amortized cost. Those investments which are classified as available-for-sale are carried at fair value and changes in unrealized gains and losses are reported as a component of shareholder's equity.

             The Company has classified its mutual fund investments as available-for-sale. Such investments are carried at fair value and changes in unrealized gains and losses are reported as a component of shareholder's equity.

             Policy loans are carried at their unpaid principal balances.

             Realized gains and losses on disposal of investments are determined by the specific identification method and are included in revenues.

         D.  Cash Equivalents

             The Company considers all highly liquid time deposits, commercial paper and money market mutual funds purchased with a maturity of three months or less to be cash equivalents.

         E.  State Insurance Licenses

             Licenses to do business in all states have been capitalized and reflected at the purchase price of $6 million less accumulated amortization. The cost of the licenses is being amortized over 40 years.

         F.  Fixed Assets

             Fixed assets consisting of furniture, equipment and leasehold improvements are carried at cost and depreciated on a straight line basis over a period of three to five years. Accumulated depreciation amounted to $95,823 and $32,641 at December 31, 1997 and 1996, respectively. Depreciation expense for the years ended December 31, 1997 and 1996 was $63,182 and $28,892, respectively.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         G.  Recognition of Revenue and Contract Benefits

             Annuity contracts without significant mortality risk, as defined by SFAS 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts", are classified as investment contracts (variable, market value adjusted and certain immediate annuities) and those with mortality risk (immediate annuities) as insurance products. The policy for revenue and contract benefit recognition is described below.

             Revenues for variable annuity contracts consist of charges against contractowner account values for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Benefit reserves for variable annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

             Revenues for market value adjusted annuity contracts consist of separate account investment income reduced by benefit payments and changes in reserves in support of contractowner obligations, all of which is included in return credited to contractowners. Benefit reserves for these contracts represent the account value of the contracts, and are included in the general account liability for future contractowner benefits to the extent in excess of the separate account liabilities.

             Revenues for immediate annuity contracts without life contingencies consist of net investment income. Revenues for immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on the Society of Actuaries 1983 Table-a with assumed interest rates that vary by issue year. Assumed interest rates ranged from 6.5% to 8.25% at both December 31, 1997 and 1996.

             Annuity    sales   were    $3,697,990,000,    $2,795,114,000    and
             $1,628,486,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Annuity contract assets under management were $12,119,191,000, $7,764,891,000 and $4,704,044,000 at December 31,
             1997, 1996 and 1995, respectively.

         H.  Deferred Acquisition Costs

             The costs of acquiring new business, which vary with and are primarily related to the production of new business, are being deferred. These costs include commissions, cost of contract issuance, and certain selling expenses that vary with production. These costs are being amortized generally in proportion to expected gross profits from surrender charges, policy and asset based fees and mortality and expense margins. This amortization is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


             Details of the deferred acquisition costs and related amortization for the years ended December 31, are as follows:

                                                         1997            1996             1995
                                                         ----            ----             ----

              Balance at beginning of year          $438,640,918     $270,222,383     $174,009,609

              Acquisition costs deferred
                during the year                      262,257,543      190,995,588      106,063,698

              Acquisition costs amortized
                during the year                       72,846,466       22,577,053        9,850,924
                                                    ------------     ------------     ------------

              Balance at end of year                $628,051,995     $438,640,918     $270,222,383
                                                    ============     ============     ============


         I.   Separate Accounts

              Assets and liabilities in Separate Accounts are shown as separate captions in the consolidated statements of financial condition. Separate Account assets consist principally of long term bonds, investments in mutual funds and short-term securities, all of which are carried at fair value.

              Included in Separate Account liabilities are $773,066,633 and $644,233,883 at December 31, 1997 and 1996, respectively, relating to annuity contracts for which the contractholder is guaranteed a fixed rate of return. Separate Account assets of $773,066,633 and $644,233,883 at December 31, 1997 and 1996, respectively, consisting of long term bonds, short term securities, transfers due from general account and cash are held in support of these annuity contracts, pursuant to state regulation.

         J.   Fair Values of Financial Instruments

              The methods and assumptions used to determine the fair value of financial instruments are as follows:

              Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

              Fair values of investments in mutual funds are based on quoted market prices.

              The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these investments.

              Fair values of certain financial instruments, such as future fees payable to the parent and surplus notes are not readily determinable and are excluded from fair value disclosure requirements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         K.  Income Taxes

             The Company is included in the consolidated federal income tax return of Skandia U.S. Holding Corporation and its subsidiaries. In accordance with the tax sharing agreement, the federal and state income tax provision is computed on a separate return basis, as adjusted for consolidated items, such as net operating loss carryforwards.

             Income taxes are provided in accordance with the SFAS 109, "Accounting for Income Taxes", which requires the asset and liability method of accounting for deferred taxes. The object of this method is to recognize an asset and liability for the expected future tax effects due to temporary differences between the financial reporting and the tax basis of assets and liabilities, based on enacted tax rates and other provisions of the tax law.


         L.  Translation of Foreign Currency

             The financial position and results of operations of the Company's Mexican subsidiary are measured using local currency as the functional currency. Assets and liabilities of the subsidiary are translated at the exchange rate in effect at each year-end. Statements of operations and shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in shareholder's equity.

         M.  Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve policy lapses, investment return and maintenance expenses. Actual results could differ from those estimates.

         N.  Reinsurance

             The Company cedes reinsurance under modified co-insurance arrangements. The reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity business. The reinsurance is effected under quota share contracts.

             The Company also reinsures certain mortality risks. These risks result from the guaranteed minimum death benefit feature in the variable annuity products.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


3.       INVESTMENTS

         The amortized cost, gross unrealized gains (losses) and estimated fair value of available-for-sale and held-to-maturity fixed maturities and investments in mutual funds as of December 31, 1997 and 1996 are shown below. All securities held at December 31, 1997 are publicly traded.

         Investments in fixed maturities as of December 31, 1997 consisted of the following:

                                                            Held-to-Maturity
                                                            ----------------

                                                                 Gross               Gross
                                           Amortized          Unrealized          Unrealized             Fair
                                             Cost                Gains              Losses               Value
                                           ---------          ----------          ----------             -----
         U.S. Government
         Obligations                      $3,789,498             $71,197            $  8,517          $3,852,178

         Obligations of State and
         Political Subdivisions               50,000                   -              -                   50,000

         Corporate Securities              5,527,173               1,949              19,487           5,509,635
                                         -----------             -------            --------         -----------

         Totals                           $9,366,671             $73,146             $28,004          $9,411,813
                                          ==========             =======             =======          ==========

                                                       Available-for-Sale
                                                       ------------------

                                                                Gross               Gross
                                         Amortized           Unrealized          Unrealized              Fair
                                           Cost                 Gains              Losses                Value
                                         ---------           ----------          ----------              -----
         U.S. Government
         Obligations                   $  14,999,291         $   201,664              -              $15,200,955

         Obligations of
         State and Political
         Subdivisions                        202,224                 318              -                  202,542

         Corporate
         Securities                       91,469,384           1,505,656            54,869            92,920,171
                                      --------------         -----------          --------          ------------

         Totals                         $106,670,899          $1,707,638           $54,869          $108,323,668
                                        ============          ==========           =======          ============

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 1997 are shown below.


                                                        Held-to-Maturity                  Available-for-Sale
                                                        ----------------                  ------------------

                                                    Amortized          Fair             Amortized          Fair
                                                      Cost             Value              Cost             Value
                                                    ---------          -----            ---------          -----

         Due in one year or less                    $1,049,977      $1,050,001      $   2,990,584       $  2,992,050

         Due after one through five years            8,062,630       8,105,822         26,857,218         27,121,041

         Due after five through ten years              254,064         255,990         76,823,097         78,210,577
                                                    ----------      ----------       ------------       ------------

                          Total                     $9,366,671      $9,411,813       $106,670,899       $108,323,668
                                                    ==========      ==========       ============       ============

         Investments in fixed maturities as of December 31, 1996 consisted of the following:

                                                                   Held-to-Maturity
                                                                   ----------------

                                                               Gross                Gross
                                       Amortized            Unrealized           Unrealized               Fair
                                         Cost                  Gains               Losses                 Value
                                       ---------            ----------           ----------               -----

         U.S. Government
         Obligations                  $  4,299,803              $88,268            $22,937            $  4,365,134

         Obligations of
         State and Political
         Subdivisions                      250,119                  229               -                    250,348

         Corporate
         Securities                      5,540,447                    -             62,660               5,477,787
                                       -----------            ----------          --------             -----------

         Totals                        $10,090,369              $88,497            $85,597             $10,093,269
                                       ===========              =======            =======             ===========


                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


                                                     Available for Sale
                                                     ------------------


                                                               Gross              Gross
                                       Amortized            Unrealized         Unrealized             Fair
                                         Cost                  Gains             Losses               Value
                                       ---------            ----------         ----------             -----

         U.S. Government
         Obligations                   $14,508,780               -             $  79,745           $14,429,035

         Obligations of
         State and Political
         Subdivisions                      202,516                  26              -                  202,542

         Other Government
         Obligations                     5,047,790               -                 7,440             5,040,350

         Corporate
         Securities                     68,101,413              83,312           486,928            67,697,797
                                       -----------             -------          --------           -----------

         Totals                        $87,860,499             $83,338          $574,113           $87,369,724
                                       ===========             =======          ========           ===========


         Proceeds from sales of fixed maturities during 1997, 1996 and 1995 were $5,055,550, $8,732,390 and $0, respectively. Proceeds from maturities during 1997, 1996 and 1995 were $5,700,000, $215,000 and $100,000, respectively.

         The cost, gross unrealized gains (losses) and fair value of investments in mutual funds at December 31, 1997 and 1996 are shown below:

                                                            Gross                Gross
                                                         Unrealized           Unrealized           Fair
                                       Cost                 Gains               Losses             Value
                                       ----              ----------           ----------           -----

         1997                        $6,895,821             $43,506            $228,476           $6,710,851
                                     ==========             =======            ========           ==========

         1996                        $2,638,695             $59,278           $  60,242           $2,637,731
                                     ==========             =======           =========           ==========

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         Net realized investment gains (losses) were as follows for the years ended December 31:

                                               1997             1996              1995
                                               ----             ----              ----
         Fixed Maturities:
           Gross gains                    $    9,800         $    -             $   -
           Gross losses                          -                -                 -
         Investment in Mutual Funds:
           Gross gains                       115,824            139,814           65,236
           Gross losses                      (38,521)            (5,351)         (28,462)
                                          ----------        -----------         --------

         Totals                            $  87,103           $134,463          $36,774
                                           =========           ========          =======


4.       NET INVESTMENT INCOME

         The sources of net investment income for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                               1997                  1996                 1995
                                                               ----                  ----                 ----

         Fixed maturities                                   $6,616,560            $   836,591        $   629,743
         Cash and cash equivalents                           1,153,790                684,653            986,932
         Investment in mutual funds                            553,864                143,737             59,895
         Policy loans                                           28,243                  5,274              4,025
                                                            ----------             ----------         ----------

         Total investment income                             8,352,457              1,670,255          1,680,595

         Investment expenses                                   171,384                 84,436             79,921
                                                            ----------             ----------         ----------

         Net investment income                              $8,181,073             $1,585,819         $1,600,674
                                                            ==========             ==========         ==========


5.       INCOME TAXES

         The significant components of income tax expense (benefit) are as follows:

                                                            1997                    1996                 1995
                                                            ----                    ----                 ----

         Current tax expense                              $20,108,348           $12,865,120            $397,360

         Deferred tax benefit                              (9,630,602)          (16,903,477)                  -
                                                          -----------            ----------            --------

         Total income tax expense (benefit)               $10,477,746           $(4,038,357)           $397,360
                                                          ===========           ============           ========


                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         The tax effects of significant items comprising the Company's deferred tax balance as of December 31, 1997 and 1996, are as follows:

                                                                        1997                       1996
                                                                        ----                       ----
         Deferred Tax (Liabilities):
             Deferred acquisition costs                            ($159,765,795)              ($103,072,477)
             Payable to reinsurer                                    (25,369,078)                (23,025,326)
             Policy fees                                                (656,311)                   (491,640)
             Unrealized investment gains and losses                     (513,731)                    172,109
                                                                   -------------               --------------

             Total                                                  (186,304,915)               (126,417,334)
                                                                    ------------                ------------

         Deferred Tax Assets:
             Net separate account liabilities                        175,872,109                 121,092,798
             Reserve for future contractowner benefits                15,121,555                  12,686,078
             Other reserve differences                                10,534,160                   4,527,886
             Deferred compensation                                     7,186,789                   4,392,526
             Surplus notes interest                                    2,728,676                     548,730
             Foreign exchange translation                                154,020                     141,996
             Other                                                       881,975                     244,902
                                                                   -------------               -------------

             Total                                                   212,479,284                 143,634,916
                                                                    ------------                ------------

             Net deferred tax balance                               $ 26,174,369                $ 17,217,582
                                                                    ============                ============

         Management believes that based on the taxable income produced in the current year and the continued growth in annuity products, the Company will produce sufficient taxable income in the future to realize its deferred tax asset. As such, the Company released the deferred tax valuation allowance of $9,324,853 in 1996.

         The income tax expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                                                                  1997                1996                1995
                                                                  ----                ----                ----

         Income (loss) before taxes                           $38,025,279         $22,584,667         ($2,170,660)
             Income tax rate                                           35%                 35%                 35%
                                                              -----------         -----------         -----------

         Tax expense at federal
             statutory income tax rate                         13,308,848           7,904,633            (759,731)

         Tax effect of:
             Change in valuation allowance                         -               (9,324,853)          1,680,339
             Dividend received deduction                       (4,585,000)         (2,266,051)           (477,139)
             Other                                                866,973            (707,685)            (48,821)

         State income taxes                                       886,925             355,599               2,712
                                                              -----------         -----------         -----------

         Income tax expense (benefit)                         $10,477,746        ($ 4,038,357)        $   397,360
                                                              ===========         ===========         ===========


                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


6.       RECEIVABLE FROM/PAYABLE TO AFFILIATES

         Certain operating costs (including personnel, rental of office space, furniture, and equipment) have been charged to the Company at cost by American Skandia Information Services and Technology Corporation, an affiliated company; and likewise, the Company has charged operating costs to American Skandia Investment Services, Incorporated, an affiliated company. The total cost to the Company for these items was $5,572,404, $11,581,114 and $12,687,337 for the years ended December
         31, 1997, 1996 and 1995, respectively. Income received for these items was $3,224,645, $1,148,364 and $396,573 for the years ended December
         31, 1997, 1996 and 1995, respectively. Amounts receivable from affiliates under these arrangements were $548,887 and $548,792 as of December 31, 1997 and 1996, respectively. Amounts payable to affiliates under these arrangements were $263,742 and $619,089 as of December 31, 1997 and 1996, respectively.

7.        FUTURE FEES PAYABLE TO PARENT

         On December 17, 1996, the Company sold to its Parent, effective September 1, 1996, certain rights to receive future fees and charges expected to be realized on the variable portion of a designated block of deferred annuity contracts issued during the period from January 1, 1994 through June 30, 1996 (Transaction 1996-1). In addition, the Company entered into the following similar transactions during 1997:


                            Closing          Effective         Contract Issue
         Transaction         Date              Date                Period
         -----------        -------          ---------         --------------

           1997-1           7/23/97          6/1/97         3/1/96   -  4/30/97
           1997-2          12/30/97         12/1/97         5/1/95   - 12/31/96
           1997-3          12/30/97         12/1/97         5/1/96   - 10/31/97


         In connection with these transactions, the Parent, through a trust, issued collateralized notes in a private placement which are secured by the rights to receive future fees and charges purchased from the Company.

         Under the terms of the Purchase Agreements, the rights sold provide for the Parent to receive 80% (100% for Transaction 1997-3) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts (6.0 to 8.0 years). The Company did not sell the right to receive future fees and charges after the expiration of the surrender charge period.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         The proceeds from the sales have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The present value of the transactions (discounted at 7.5%) as of the respective Effective Date was as follows:
                                                                    Present
                          Transaction                                Value
                          -----------                               -------

                             1996-1                          $    50,221,438
                             1997-1                               58,766,633
                             1997-2                               77,551,736
                             1997-3                               58,193,264

         Payments representing fees and charges realized during the period January 1, 1997 through December 31, 1997 in the aggregate amount of $22,250,158, were made by the Company to the Parent. Interest expense of $6,842,469 has been included in the statement of operations.

         Expected payments of future fees payable to Parent are as follows:

                              Year Ending
                              December 31,                           Amount
                              ------------                           ------

                                 1998                           $   39,637,610
                                 1999                               41,845,736
                                 2000                               43,500,530
                                 2001                               40,738,800
                                 2002                               34,533,624
                                 2003                               22,835,020
                                 2004                                9,490,399
                                 2005                                  452,099
                                                                --------------
                                 Total                          $  233,033,818
                                                                ==============

         The Commissioner of the State of Connecticut has approved the sale of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to stop the payments due to the Parent under the Purchase Agreement subject to certain terms and conditions.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


8.       LEASES

         The Company leases office space under a lease agreement established in 1989 with American Skandia Information Services and Technology Corporation. The lease expense for 1997, 1996 and 1995 was $2,427,502, $1,583,391 and $1,218,806, respectively. Future minimum lease payments per year and in aggregate as of December 31, 1997 are as follows:

                              1998                                $  2,371,509
                              1999                                   2,595,272
                              2000                                   2,753,324
                              2001                                   2,753,324
                              2002                                   2,753,324
                              2003 and thereafter                   21,465,933
                                                                  ------------

                              Total                                $34,692,686


9.       RESTRICTED ASSETS

         In order to comply with certain state insurance departments' requirements, the Company maintains cash, bonds and notes on deposit with various states. The carrying value of these deposits amounted to $3,756,572 and $3,766,564 as of December 31, 1997, and 1996,
         respectively. These deposits are required to be maintained for the protection of contractowners within the individual states.


10.      RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

         Statutory basis shareholder's equity was $294,585,500, $275,835,076 and $132,493,899 at December 31, 1997, 1996 and 1995, respectively.

         The statutory basis net loss was $8,970,459,  $5,405,179 and $7,183,003 for the years ended December 31, 1997, 1996 and 1995, respectively.

         Under state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance departments is subject to restrictions relating to statutory surplus and net gain from operations. At December 31, 1997, no amounts may be distributed without prior approval.

11.      EMPLOYEE BENEFITS

         In 1989, the Company established a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company contributes 3% of salary for all participating employees and matches employee contributions at a 50% level up to an additional 3% Company contribution. Company contributions to this plan on behalf of the participants were $1,220,214, $850,111 and $627,161 for the years ended December 31, 1997, 1996 and 1995, respectively.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         The Company and an affiliate cooperatively have a long-term incentive plan under which units are awarded to executive officers and other personnel. The program consists of multiple plans. A new plan is instituted each year. Generally, participants must remain employed by the Company or its affiliates at the time such units are payable in order to receive any payments under the plan. The accrued liability representing the value of these units is $15,720,067 and $9,212,369 as of December 31, 1997 and 1996, respectively. Payments under this plan were $1,118,803, $601,603 and $0 for the years ended December 31, 1997, 1996, and 1995, respectively.

         In 1994, the Company established a deferred compensation plan which is available to the internal field marketing staff and certain officers. Company contributions to this plan on behalf of the participants were $269,616 in 1997, $244,601 in 1996 and $139,209 in 1995.


12.      REINSURANCE

         The effect of the reinsurance agreements on the Company's operations was to reduce annuity charges and fee income, death benefit expense and policy reserves. The effect of reinsurance for the years ended December 31, 1997, 1996 and 1995 are as follows:


         1997
                                Annuity            Change in Annuity         Return Credited
                           Charges and Fees         Policy Reserves         to Contractowners
                           ----------------        -----------------        -----------------

         Gross               $144,417,045              $955,677               ($1,971,959)
         Ceded                 23,259,199               918,407                    46,676
                             ------------             ---------                ----------
         Net                 $121,157,846             $  37,270               ($2,018,635)
                             ============             =========                ==========


         1996
                                Annuity            Change in Annuity         Return Credited
                           Charges and Fees         Policy Reserves         to Contractowners
                           ----------------        -----------------        -----------------

         Gross                $87,369,693              $814,306                  $779,070
         Ceded                 17,590,171               179,766                   106,435
                              -----------              --------                  --------
         Net                  $69,779,522              $634,540                  $672,635
                              ===========              ========                  ========

         1995
                                Annuity            Change in Annuity         Return Credited
                           Charges and Fees         Policy Reserves         to Contractowners
                           ----------------        -----------------        -----------------

         Gross                $50,334,280            ($4,790,714)              $10,945,831
         Ceded                 11,496,922              1,988,042                   332,973
                              -----------             ----------               -----------
         Net                  $38,837,358            ($6,778,756)              $10,612,858
                              ===========             ==========               ===========

         Such ceded reinsurance does not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


13.      SURPLUS NOTES

The Company has issued surplus notes to its Parent in exchange for cash. Surplus notes outstanding as of December 31, 1997, 1996 and 1995 were as follows:

                                                          Interest for the
                                                      Years Ended December 31,
                                                      ------------------------
                                                           Interest
              Issue Date                 Amount              Rate           1997               1996            1995
              ----------                 ------              ----           ----               ----            ----

         December 29, 1993             $  20,000,000         6.84%      $  1,387,000       $  1,390,800      $1,387,000
         February 18, 1994                10,000,000         7.28%           738,111            740,133         738,111
         March 28, 1994                   10,000,000         7.90%           800,972            803,167         800,972
         September 30, 1994               15,000,000         9.13%         1,388,521          1,392,325       1,388,521
         December 28, 1994                14,000,000         9.78%         1,388,217          1,392,020       1,392,008
         December 19, 1995                10,000,000         7.52%           762,444            764,533          27,156
         December 20, 1995                15,000,000         7.49%         1,139,104          1,142,225          37,450
         December 22, 1995                 9,000,000         7.47%           681,638            683,505          18,675
         June 28, 1996                    40,000,000         8.41%         3,410,722          1,747,411            -
         December 30, 1996                70,000,000         8.03%         5,699,069             31,228            -
                                        ------------                     -----------       ------------      ----------

         Total                          $213,000,000                     $17,395,798        $10,087,347      $5,789,893
                                        ============                     ===========        ===========      ==========


         All surplus notes mature 7 years from the issue date.

         Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the State of Connecticut. At December 31, 1997 and 1996, $7,796,218 and $1,567,800, respectively, of accrued interest on surplus notes was not approved for payment under these criteria.


14.      SHORT-TERM BORROWING

         The Company has a $10,000,000 loan from the parent which matures on March 10, 1998 and bears interest at 6.39%. The total interest expense to the Company was $641,532, $642,886 and $709,521 and for the years ended December 31, 1997, 1996 and 1995, respectively, of which $200,575 and $206,361 was payable as of December 31, 1997 and 1996, respectively.


15.      CONTRACT WITHDRAWAL PROVISIONS

         Approximately 98% of the Company's separate account liabilities are subject to discretionary withdrawal with market value adjustment by contractholders. Separate account assets which are carried at market value are adequate to pay such withdrawals which are generally subject to surrender charges ranging from 8.5% to 1% for contracts held less than 8 years.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


16.      QUARTERLY FINANCIAL DATA (UNAUDITED)

         The  following  table  summarizes   information  with  respect  to  the
         operations of the Company on a quarterly basis:

                                                           Three Months Ended
                                                           ------------------
                       1997                       March 31           June 30          September 30       December 31
                       ----                       --------           -------          ------------       -----------

         Premiums and other insurance
            revenues                              $30,185,820        $34,055,549       $41,102,381        $44,402,368
         Net investment income                      1,368,683          2,626,776         2,031,187          2,154,427
         Net realized capital gains                    20,604             43,460            20,553              2,486
                                                  -----------        -----------       -----------        -----------
         Total revenues                           $31,575,107        $36,725,785       $43,154,121        $46,559,281
                                                  ===========        ===========       ===========        ===========

         Benefits and expenses                    $18,319,281        $30,465,338       $31,179,403        $40,024,993
                                                  ===========        ===========       ===========        ===========

         Net income                              $  8,995,975       $  3,646,787      $  8,621,412       $  6,283,359
                                                 ============       ============      ============       ============

                                                           Three Months Ended
                                                           ------------------
                       1996                       March 31          June 30           September 30       December 31
                       ----                       --------          -------           ------------       -----------

         Premiums and other insurance
            revenues                              $16,605,765        $20,452,733       $22,366,166        $26,933,702
         Net investment income                        455,022            282,926           270,092            577,779
         Net realized capital gains                    92,072             13,106             5,606             23,679
                                                  -----------        -----------       -----------        -----------
         Total revenues                           $17,152,859        $20,748,765       $22,641,864        $27,535,160
                                                  ===========        ===========       ===========        ===========

         Benefits and expenses                    $12,725,411       $  9,429,735       $17,007,137        $25,191,857
                                                  ===========       ============       ===========        ===========

         Net income                              $  2,658,941       $  7,695,490      $  2,538,513        $14,470,976
                                                 ============       ============      ============        ===========

                                                           Three Months Ended
                                                           ------------------
                       1995                       March 31          June 30           September 30       December 31
                       ----                       --------          -------           ------------       -----------

         Premiums and other insurance
            revenues                            $  8,891,903        $10,066,478        $11,960,530       $14,189,048
         Net investment income                       551,690            434,273            293,335           321,376
         Net realized capital gains (losses)         (16,082)              (370)            44,644             8,582
                                                ------------        -----------        -----------       -----------
         Total revenues                         $  9,427,511        $10,500,381        $12,298,509       $14,519,006
                                                ============        ===========        ===========       ===========

         Benefits and expenses                   $11,438,798       $  9,968,595        $11,600,587       $15,908,087
                                                 ===========       ============        ===========       ===========

         Net income (loss)                     ($  2,026,688)     $     531,486      $     678,312      ($ 1,751,130)
                                                =============     =============      =============      ============

         As described in Note 5, the valuation allowance relating to deferred income taxes was released during the three months ended December 31, 1996.

                                   Appendix A
  Hypothetical Illustrations of Death Benefits, Account Values and Cash Values

It is impossible to illustrate exactly how a Policy will perform in the future. However, you may better understand how a Policy works, and may be able to better compare a Policy with other life insurance plans, using hypothetical illustrations based on personal characteristics of the Insured(s) as well as certain assumptions about the future. You can do this using the hypothetical illustrations provided in this Appendix A. You can also do this by requesting from us personalized hypothetical illustrations based on: (a) the Age(s) of the Insured(s); (b) the expected risk class(es) of the Insured(s); (c) the gender of the Insured(s), where permitted; (d) the Specified Amount you seek; (e) which Death Benefit option (A or B) is to apply; and (f) the amount and timing of Premiums you intend to pay. Please forward any such request to us at our address as shown on the first page of this Prospectus.


As of the date of this Prospectus, we only provide such personalized hypothetical illustrations on paper. We reserve the right to make such illustrations available in the future via electronic transmission or as part of a multi-media presentation. We may also provide personalized hypothetical illustrations that assume future loans, withdrawals, loan repayments, Premium payments on other than the Policy Date and Policy Anniversaries, changes after the Policy Date in the Death Benefit option on in the Specified Amount or varying assumed rates of return. Certain of these illustrations may not be available as of the date of this Prospectus. However, we reserve the right to make such illustrations available in the future.


The hypothetical illustrations that follow show the changes in the Death Benefit, Account Value and Cash Value over time based on certain assumptions. All values are provided as of the end of each Policy Year shown. Hypothetical illustrations are shown for both Death Benefit options. The assumptions used are as follows:

1. Hypothetical average annual gross rates of return in the Portfolios of 0%, 6% and 12%. Of course, actual investment performance is not a constant rate. If the hypothetical gross rate of return were to fluctuate above or below the 0%, 6% or 12% average over a period of years, the Death Benefit, Account Value and Cash Value may be different. For hypothetical rates of return 0% and 6%, the illustrations will indicate if a Policy would lapse. HYPOTHETICAL RATES OF RETURN ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE PERFORMANCE.
2. Hypothetical constant expense ratios of 1.10% for the Portfolios. The total annual expenses for the underlying mutual funds are shown in the section entitled "Variable Investment Options." The 1.10% hypothetical expense ratio is the average of the actual total annual expenses for all available Portfolios as of December 31, 1997. Certain of the Portfolios have not been in existence for a full year and, therefore, the total annual expenses for those Portfolios are estimated and annualized. The 1.10% hypothetical expense ratio, when deducted from the hypothetical average gross rates of return equals a hypothetical average net rate of return of -1.10%, 4.90% and 10.90%, respectively.
3. The mortality and expense risk charge assessed against the assets in the Separate Account at an annualized rate of 0.90%. The charge for administrative expenses connected with operating the Separate Account is 0.25% per year. It is also assumed that there is no tax charge assessed against the Separate Account.
4. The charges under the Policy, including the current cost of insurance charges that differ by gender, risk class and attained age. It is assumed that there are no transfer fees applicable. The hypothetical illustrations are presented based on both the current and guaranteed cost of insurance charges.
5.                Premium taxes are assessed at the rate of 2.5%
6. There are no loans, loan repayments, withdrawals, accelerated death benefit payments or amounts paid to maintain the Policy in effect during a grace period. The hypothetical values will include Cash Value Credits if applicable.
7. The Age(s) and, where applicable, gender of the Insured(s) shown in each illustration.
8.                The  Insured(s)  is/are  eligible  for the no tobacco use risk class.
9. The Premium payments and Specified Amount are as shown in each illustration. It is assumed that Premium payments are allocated on the first day of the Policy Year shown.
10. Neither the Death Benefit Option nor the Specified Amount is changed after the Policy Date.

------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------- --------------
Death Benefit Option      Specified       Issue Age(s)       Male/Female      Single Life/     Hypothetical Rate     Tobacco Usage
                           Amount                                               Joint Life          of Return        Classification
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------- --------------
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------- --------------
     A - Level            $100,000              45               Female             Single               12%              No Usage
                                                                                                     (10.9% net)
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------- --------------
------------- ---------------- ----------------------------------------------------- -----------------------------------------------
Policy Year       Premium                        Current Charges                                     Guaranteed Charges
                 Payments*
                               ----------------------------------------------------- -----------------------------------------------
                               --------------- ------------ ----------- ------------ -------------- ----------- ------------ -------
                                 Withdrawal      Death     Account     Cash Value   Withdrawal    Death        Account    Cash Value
                                               Benefit      Value                                  Benefit       Value
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     1            $4,657             $0       $100,000      $4,703      $4,237          $0         $100,000     $4,623       $4,157
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     2             4,657             0         100,000      9,828        8,990           0         100,000       9,660       8,822
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     3             4,657             0         100,000      15,417      14,299           0         100,000      15,151       14,033
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     4             4,657             0         100,000      21,511      20,207           0         100,000      21,140       19,836
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     5             4,657             0         100,000      28,158      26,761           0         100,000      27,676       26,279
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     6             4,657             0         100,197      35,410      34,013           0         100,000      34,811       33,414
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     7             4,657             0         118,794      43,300      41,997           0         116,708      42,540       41,236
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     8              N/A              0         124,948      46,963      45,985           0         122,380      45,997       45,019
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     9              N/A              0         131,480      50,944      50,292           0         128,327      49,722       49,070
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     10             N/A              0         138,411      55,272      54,946           0         134,564      53,736       53,410
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     11             N/A              0         146,352      60,220      60,220           0         141,671      58,293       58,293
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     12             N/A              0         154,805      65,622      65,622           0         149,154      63,226       63,226
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     13             N/A              0         164,613      71,879      71,879           0         157,033      68,568       68,568
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     14             N/A              0         175,088      78,746      78,746           0         166,155      74,728       74,728
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     15             N/A              0         186,278      86,283      86,283           0         175,807      81,433       81,433
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     16             N/A              0         198,246      94,558      94,558           0         186,020      88,726       88,726
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     17             N/A              0         211,047     103,633      103,633          0         196,824      96,648       96,648
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     18             N/A              0         224,772     113,587      113,587          0         208,253      105,239     105,239
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     19             N/A              0         239,523     124,507      124,507          0         220,345      114,538     114,538
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     20             N/A              0         255,395     136,489      136,489          0         233,139      124,595     124,595
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------

------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     25             N/A              0         354,060     215,991      215,991          0         309,178      188,612     188,612
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     30             N/A              0         495,145     340,920      340,920          0         410,012      282,303     282,303
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------
     35             N/A              0         699,602     533,152      533,152          0         543,829      414,440     414,440
------------- ---------------- --------------- ---------- ----------- ------------ -------------- ----------- ------------ ---------

* It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------- --------------
Death Benefit Option      Specified       Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                           Amount                                                Joint Life          of Return        Classification
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------- --------------
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------- --------------
     A - Level            $100,000              45               Female             Single                6%              No Usage
                                                                                                      (4.9% net)
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------- --------------
------------- ----------------- ---------------------------------------------------- -----------------------------------------------
Policy Year       Premium                         Current Charges                                    Guaranteed Charges
                 Payments*
                                ---------------------------------------------------- -----------------------------------------------
                                --------------- ------------- ----------- ---------- ------------- ------------ ------------ -------
                                  Withdrawal     Death      Account     Cash       Withdrawal      Death       Account    Cash Value
                                                Benefit       Value       Value                    Benefit       Value
------------- ----------------- --------------- ------------- ----------- ---------- ------------- ------------ ------------ -------
------------- ----------------- --------------- ------------- ----------- ---------- ------------- ------------ ------------ -------
     1             $4,657             $0        $100,000      $4,445     $3,979         $0        $100,000      $4,367       $3,902
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     2              4,657             0         100,000       9,030       8,192         0          100,000       8,870       8,031
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     3              4,657             0         100,000       13,760     12,643         0          100,000      13,512       12,394
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     4              4,657             0         100,000       18,641     17,337         0          100,000      18,300       16,996
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     5              4,657             0         100,000       23,678     22,281         0          100,000      23,240       21,843
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     6              4,657             0         100,000       28,877     27,480         0          100,000      28,337       26,940
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     7              4,657             0         100,000       34,242     32,938         0          100,000      33,598       32,294
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     8              N/A               0         100,000       35,106     34,128         0          100,000      34,339       33,361
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     9              N/A               0         100,000       35,991     35,340         0          100,000      35,080       34,428
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     10             N/A               0         100,000       36,900     36,574         0          100,000      35,821       35,495
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     11             N/A               0         100,000       37,985     37,985         0          100,000      36,708       36,708
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     12             N/A               0         100,000       39,104     39,104         0          100,000      37,603       37,603
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     13             N/A               0         100,000       40,258     40,258         0          100,000      38,509       38,509
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     14             N/A               0         100,000       41,451     41,451         0          100,000      39,427       39,427
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     15             N/A               0         100,000       42,682     42,682         0          100,000      40,353       40,353
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     16             N/A               0         100,000       43,955     43,955         0          100,000      41,285       41,285
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     17             N/A               0         100,000       45,265     45,265         0          100,000      42,215       42,215
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     18             N/A               0         100,000       46,616     46,616         0          100,000      43,134       43,134
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     19             N/A               0         100,000       48,008     48,008         0          100,000      44,030       44,030
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     20             N/A               0         100,000       49,445     49,445         0          100,000      44,897       44,897
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------

------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     25             N/A               0         100,000       57,258     57,258         0          100,000      48,672       48,672
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     30             N/A               0         100,000       66,126     66,126         0          100,000      50,446       50,446
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------
     35             N/A               0         102,068       77,784     77,784         0          100,000      46,096       46,096
------------- ----------------- --------------- ----------- ----------- ---------- ------------- ------------ ------------ ---------

* It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
Death Benefit Option      Specified        Issue Age(s)      Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                           Amount                                               Joint Life          of Return        Classification
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
     A - Level            $100,000              45             Female             Single                0%              No Usage
                                                                                                     (-1.1% net)
--------------------- ------------------ ----------------- ------------------ ------------------ ------------------- ---------------
------------- ----------------- -------------------------------------------------- -------------------------------------------------
Policy Year       Premium                        Current Charges                                    Guaranteed Charges
                 Payments*
                                -------------------------------------------------- -------------------------------------------------
                                --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
                                  Withdrawal     Death     Account     Cash Value  Withdrawal      Death       Account    Cash Value
                                                Benefit      Value                                 Benefit       Value
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     1             $4,657             $0       $100,000      $4,188      $3,722         $0        $100,000      $4,112       $3,646
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     2              4,657             0         100,000      8,262       7,424          0          100,000       8,110       7,271
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     3              4,657             0         100,000      12,227      11,109         0          100,000      11,995       10,877
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     4              4,657             0         100,000      16,085      14,781         0          100,000      15,772       14,468
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     5              4,657             0         100,000      19,839      18,442         0          100,000      19,442       18,045
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     6              4,657             0         100,000      23,494      22,097         0          100,000      23,008       21,611
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     7              4,657             0         100,000      27,049      25,745         0          100,000      26,471       25,167
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     8              N/A               0         100,000      26,098      25,120         0          100,000      25,407       24,429
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     9              N/A               0         100,000      25,162      24,511         0          100,000      24,335       23,683
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     10             N/A               0         100,000      24,242      23,916         0          100,000      23,253       22,927
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     11             N/A               0         100,000      23,431      23,431         0          100,000      22,249       22,249
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     12             N/A               0         100,000      22,628      22,628         0          100,000      21,224       21,224
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     13             N/A               0         100,000      21,833      21,833         0          100,000      20,181       20,181
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     14             N/A               0         100,000      21,046      21,046         0          100,000      19,117       19,117
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     15             N/A               0         100,000      20,266      20,266         0          100,000      18,028       18,028
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     16             N/A               0         100,000      19,493      19,493         0          100,000      16,905       16,905
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     17             N/A               0         100,000      18,720      18,720         0          100,000      15,736       15,736
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     18             N/A               0         100,000      17,946      17,946         0          100,000      14,504       14,504
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     19             N/A               0         100,000      17,172      17,172         0          100,000      13,189       13,189
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     20             N/A               0         100,000      16,396      16,396         0          100,000      11,778       11,778
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------

------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     25             N/A               0         100,000      12,281      12,281         0          100,000       2,922       2,922
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     30             N/A               0         100,000      7,137       7,137
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- --------------- ---------- ----------- ----------- ------------- ------------ ------------ ---------
     35             N/A
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------

* It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
Death Benefit Option      Specified      Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                           Amount                                               Joint Life          of Return        Classification
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
     B-Variable           $100,000             55                Male              Single               12%            Tobacco Usage
                                                                                                    (10.9% net)
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
------------- ----------------- -------------------------------------------------- -------------------------------------------------
Policy Year       Premium                        Current Charges                                    Guaranteed Charges
                 Payments*
                                ---------------------------------------------------- -----------------------------------------------
                                --------------- ------------ ----------- ----------- ------------- -------------- ----------- ------
                                 Withdrawal       Death     Account     Cash Value   Withdrawal   Death Benefit  Account     Cash
                                                 Benefit      Value                                                Value      Value
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     1             $8,622           $0         $108,266      $8,266      $7,404         $0         $107,461       $7,461     $6,598
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     2             8,622            0           117,231      17,231      15,679         0           115,441       15,441     13,889
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     3             8,622            0           126,958      26,958      24,889         0           123,980       23,980     21,911
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     4             8,622            0           137,517      37,517      35,103         0           133,120       33,120     30,706
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     5             8,622            0           148,983      48,983      46,396         0           142,902       42,902     40,315
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     6             8,622            0           161,437      61,437      58,851         0           153,362       53,362     50,776
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     7             8,622            0           174,966      74,966      72,552         0           164,536       64,536     62,122
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     8              N/A             0           180,536      80,536      78,725         0           167,327       67,327     65,516
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     9              N/A             0           186,556      86,556      85,349         0           170,073       70,073     68,866
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     10             N/A             0           193,068      93,068      92,464         0           172,742       72,742     72,139
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     11             N/A             0           200,520     100,520     100,520         0           175,618       75,618     75,618
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     12             N/A             0           208,553     108,553     108,553         0           178,404       78,404     78,404
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     13             N/A             0           217,222     117,222     117,222         0           181,075       81,075     81,075
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     14             N/A             0           226,586     126,586     126,586         0           183,603       83,603     83,603
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     15             N/A             0           237,405     137,405     137,405         0           185,937       85,937     85,937
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     16             N/A             0           249,184     149,184     149,184         0           188,013       88,013     88,013
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     17             N/A             0           261,944     161,944     161,944         0           189,744       89,744     89,744
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     18             N/A             0           275,785     175,785     175,785         0           191,024       91,024     91,024
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     19             N/A             0           290,815     190,815     190,815         0           191,739       91,739     91,739
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     20             N/A             0           307,153     207,153     207,153         0           191,765       91,765     91,765
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------

------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     25             N/A             0           412,257     312,257     312,257         0           177,625       77,625     77,625
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     30             N/A             0           568,079     468,079     468,079         0           124,410       24,410     24,410
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     35             N/A             0           796,491     696,491     696,491
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------

* It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
Death Benefit Option      Specified      Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                           Amount                                               Joint Life          of Return        Classification
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
    B - Variable          $100,000            55                Male              Single                6%            Tobacco Usage
                                                                                                    (4.9% net)
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
------------- ----------------- -------------------------------------------------- -------------------------------------------------
Policy Year       Premium                        Current Charges                                    Guaranteed Charges
                 Payments*
                                -------------------------------------------------- -------------------------------------------------
                                ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
                                Withdrawal       Death     Account     Cash Value   Withdrawal   Death Benefit  Account     Cash
                                                Benefit      Value                                                Value       Value
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     1             $8,622           0           107,802      7,802       6,940          0           107,021       7,021       6,159
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     2             8,622            0           115,808      15,808      14,256         0           114,116       14,116     12,564
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     3             8,622            0           124,022      24,022      21,953         0           121,281       21,281     19,211
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     4             8,622            0           132,452      32,452      30,038         0           128,507       28,507     26,093
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     5             8,622            0           141,105      41,105      38,519         0           135,786       35,786     33,199
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     6             8,622            0           149,988      49,988      47,402         0           143,097       43,097     40,511
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     7             8,622            0           159,105      59,105      56,691         0           150,416       50,416     48,002
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     8              N/A             0           159,821      59,821      58,010         0           149,071       49,071     47,261
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     9              N/A             0           160,507      60,507      59,300         0           147,395       47,395     46,188
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     10             N/A             0           161,163      61,163      60,559         0           145,347       45,347     44,744
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     11             N/A             0           162,038      62,038      62,038         0           143,078       43,078     43,078
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     12             N/A             0           162,822      62,822      62,822         0           140,373       40,373     40,373
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     13             N/A             0           163,510      63,510      63,510         0           137,201       37,201     37,201
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     14             N/A             0           164,098      64,098      64,098         0           133,527       33,527     33,527
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     15             N/A             0           164,585      64,585      64,585         0           129,297       29,297     29,297
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     16             N/A             0           164,964      64,964      64,964         0           124,446       24,446     24,446
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     17             N/A             0           165,161      65,161      65,161         0           118,890       18,890     18,890
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     18             N/A             0           165,169      65,169      65,169         0           112,533       12,533     12,533
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     19             N/A             0           164,980      64,980      64,980         0           105,275       5,275       5,275
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     20             N/A             0           164,587      64,587      64,587
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------

------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     25             N/A             0           158,089      58,089      58,089
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     30             N/A             0           138,117      38,117      38,117
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------
     35             N/A
------------- ----------------- ------------- ------------ ----------- ----------- ------------- -------------- ----------- --------

* It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                   Illustration Assumptions:
                                                     Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
Death Benefit Option      Specified      Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                           Amount                                               Joint Life          of Return        Classification
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
    B - Variable          $100,000            55                Male              Single                0%            Tobacco Usage
                                                                                                     (-1.1% net)
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
------------- ----------------- -------------------------------------------------- -------------------------------------------------
Policy Year       Premium                       Current Charges                                    Guaranteed Charges
                 Payments*
                                -------------------------------------------------- -------------------------------------------------
                                ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
                                Withdrawal   Death Benefit  Account     Cash       Withdrawal     Death Benefit  Account     Cash
                                                             Value       Value                                   Value       Value
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------

     1             $8,622           0           107,339       7,339       6,477         0           106,582       6,582       5,720
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     2             8,622            0           114,439       14,439     12,887         0           112,845       12,845     11,293
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     3             8,622            0           121,306       21,306     19,237         0           118,789       18,789     16,719
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     4             8,622            0           127,945       27,945     25,531         0           124,413       24,413     21,999
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     5             8,622            0           134,364       34,364     31,777         0           129,716       29,716     27,129
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     6             8,622            0           140,567       40,567     37,980         0           134,683       34,683     32,096
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     7             8,622            0           146,556       46,556     44,142         0           139,299       39,299     36,885
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     8              N/A             0           144,185       44,185     42,374         0           135,392       35,392     33,582
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     9              N/A             0           141,825       41,825     40,618         0           131,308       31,308     30,101
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     10             N/A             0           139,477       39,477     38,873         0           127,023       27,023     26,420
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     11             N/A             0           137,291       37,291     37,291         0           122,624       22,624     22,624
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     12             N/A             0           135,033       35,033     35,033         0           117,979       17,979     17,979
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     13             N/A             0           132,706       32,706     32,706         0           113,081       13,081     13,081
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     14             N/A             0           130,310       30,310     30,310         0           107,916       7,916       7,916
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     15             N/A             0           127,848       27,848     27,848         0           102,458       2,458       2,458
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     16             N/A             0           125,320       25,320     25,320
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     17             N/A             0           122,658       22,658     22,658
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     18             N/A             0           119,864       19,864     19,864
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     19             N/A             0           116,942       16,942     16,942
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     20             N/A             0           113,894       13,894     13,894
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------

------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     25             N/A
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     30             N/A
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------
     35             N/A
------------- ----------------- ------------ -------------- ----------- ---------- ------------- -------------- ----------- --------

o It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                   Illustration Assumptions:
                                                     Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
Death Benefit Option      Specified       ssue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                           Amount                                                Joint Life          of Return        Classification
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
     B-Variable           $100,000            55                Male              Single               12%            Tobacco Usage
                                                                                                   (10.9% net)
--------------------- ------------------ ---------------- ------------------ ------------------ ------------------- ----------------
------------- --------------- -------------------------------------------------- ---------------------------------------------------
Policy Year      Premium                      Current Charges                                     Guaranteed Charges
                Payments*
                              -------------------------------------------------- ---------------------------------------------------
                              ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
                              Withdrawal      Death     Account     Cash Value   Withdrawal       Death       Account     Cash Value
                                              Benefit      Value                                  Benefit       Value
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     1            $8,622          $0         $108,266      $8,266      $7,404         $0         $107,461       $7,461       $6,598
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     2            8,622           0           117,231      17,231      15,679          0          115,441       15,441       13,889
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     3            8,622           0           126,958      26,958      24,889          0          123,980       23,980       21,911
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     4            8,622           0           137,517      37,517      35,103          0          133,120       33,120       30,706
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     5            8,622           0           148,983      48,983      46,396          0          142,902       42,902       40,315
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     6            8,622           0           161,437      61,437      58,851          0          153,362       53,362       50,776
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     7            8,622           0           174,966      74,966      72,552          0          164,536       64,536       62,122
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     8             N/A            0           180,536      80,536      78,725          0          167,327       67,327       65,516
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     9             N/A            0           186,556      86,556      85,349          0          170,073       70,073       68,866
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     10            N/A            0           193,068      93,068      92,464          0          172,742       72,742       72,139
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     11            N/A          5,000         195,018      95,018      95,018        5,000        170,116       70,116       70,116
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     12            N/A          5,000         197,026      97,026      97,026        5,000        166,875       66,875       66,875
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     13            N/A          5,000         199,097      99,097      99,097        5,000        162,947       62,947       62,947
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     14            N/A          5,000         201,237     101,237     101,237        5,000        158,247       58,247       58,247
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     15            N/A          5,000         203,453     103,453     103,453        5,000        152,667       52,667       52,667
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     16            N/A          5,000         205,751     105,751     105,751        5,000        146,074       46,074       46,074
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     17            N/A          5,000         208,066     108,066     108,066        5,000        138,310       38,310       38,310
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     18            N/A          5,000         210,398     110,398     110,398        5,000        129,191       29,191       29,191
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     19            N/A          5,000         212,749     112,749     112,749        5,000        118,515       18,515       18,515
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     20            N/A          5,000         215,121     115,121     115,121        5,000        106,064       6,064        6,064
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------

------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     25            N/A            0           262,751     162,751     162,751
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     30            N/A            0           326,621     226,621     226,621
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------
     35            N/A            0           406,287     306,287     306,287
------------- --------------- ------------- ------------ ----------- ----------- -------------- ------------ ------------- ---------

o It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME

                                                                   .
------------------------------------------------------------------------------------------------------------------------------------


                                          AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                             Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                   Illustration Assumptions:
                                                     Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
Death Benefit Option    Specified        Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                         Amount                                                 Joint Life          of Return        Classification
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
    B - Variable        $100,000              55                Male              Single                6%            Tobacco Usage
                                                                                                    (4.9% net)
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
------------- ------------ ----------------------------------------------------- ---------------------------------------------------
Policy Year      Premium                     Current Charges                                      Guaranteed Charges
                Payments*
                          ----------------------------------------------------- ----------------------------------------------------
                           -------------- ------------- ----------- ------------ -------------- ------------ ------------- ---------
                            Withdrawal      Death      Account     Cash Value    Withdrawal       Death       Account     Cash Value
                                            Benefit       Value                                   Benefit       Value
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     1           $8,622         $0          $107,802      $7,802      $6,940          $0         $107,021       $7,021       $6,159
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     2            8,622          0          115,808       15,808      14,256           0          114,116       14,116       12,564
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     3            8,622          0          124,022       24,022      21,953           0          121,281       21,281       19,211
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     4            8,622          0          132,452       32,452      30,038           0          128,507       28,507       26,093
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     5            8,622          0          141,105       41,105      38,519           0          135,786       35,786       33,199
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     6            8,622          0          149,988       49,988      47,402           0          143,097       43,097       40,511
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     7            8,622          0          159,105       59,105      56,691           0          150,416       50,416       48,002
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     8             N/A           0          159,821       59,821      58,010           0          149,071       49,071       47,261
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     9             N/A           0          160,507       60,507      59,300           0          147,395       47,395       46,188
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     10            N/A           0          161,163       61,163      60,559           0          145,347       45,347       44,744
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     11            N/A         5,000        156,831       56,831      56,831         5,000        137,870       37,870       37,870
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     12            N/A         5,000        152,218       52,218      52,218         5,000        129,767       29,767       29,767
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     13            N/A         5,000        147,313       47,313      47,313         5,000        121,001       21,001       21,001
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     14            N/A         5,000        142,105       42,105      42,105         5,000        111,528       11,528       11,528
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     15            N/A         5,000        136,584       36,584      36,584         5,000        101,287       1,287        1,287
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     16            N/A         5,000        130,739       30,739      30,739
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     17            N/A         5,000        124,484       24,484      24,484
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     18            N/A         5,000        117,805       17,805      17,805
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     19            N/A         5,000        110,686       10,686      10,686
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     20            N/A         5,000        103,111       3,111        3,111
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------

------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     25            N/A
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     30            N/A
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------
     35            N/A
------------- -------------- ------------ ------------- ----------- ------------ -------------- ------------ ------------- ---------

* It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                          AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                             Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                   Illustration Assumptions:
                                                     Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
Death Benefit Option    Specified        Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                         Amount                                                 Joint Life          of Return        Classification
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
    B - Variable        $100,000              55                Male              Single                0%            Tobacco Usage
                                                                                                   (-1.1% net)
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
------------- ------------- ------------------------------------------------------ -------------------------------------------------
Policy Year    Premium                         Current Charges                                     Guaranteed Charges
              Payments*
                            ------------------------------------------------------ -------------------------------------------------
                            --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
                              Withdrawal       Death       Account     Cash Value    Withdrawal       Death     Account     Cash
                                              Benefit       Value                                    Benefit      Value       Value
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------

     1          $8,622            $0         $107,339       $7,339       $6,477          $0         $106,582      $6,582     $5,720
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     2          8,622             0           114,439       14,439       12,887          0           112,845      12,845     11,293
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     3          8,622             0           121,306       21,306       19,237          0           118,789      18,789     16,719
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     4          8,622             0           127,945       27,945       25,531          0           124,413      24,413     21,999
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     5          8,622             0           134,364       34,364       31,777          0           129,716      29,716     27,129
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     6          8,622             0           140,567       40,567       37,980          0           134,683      34,683     32,096
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     7          8,622             0           146,556       46,556       44,142          0           139,299      39,299     36,885
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     8           N/A              0           144,185       44,185       42,374          0           135,392      35,392     33,582
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     9           N/A              0           141,825       41,825       40,618          0           131,308      31,308     30,101
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     10          N/A              0           139,477       39,477       38,873          0           127,023      27,023     26,420
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     11          N/A            5,000         132,378       32,378       32,378        5,000         117,711      17,711     17,711
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     12          N/A            5,000         125,317       25,317       25,317        5,000         108,262      8,262       8,262
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     13          N/A            5,000         118,294       18,294       18,294
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     14          N/A            5,000         111,308       11,308       11,308
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     15          N/A            5,000         104,356       4,356        4,356
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     16          N/A
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     17          N/A
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     18          N/A
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     19          N/A
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     20          N/A
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------

------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     25          N/A
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     30          N/A
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------
     35          N/A
------------- ------------- --------------- ------------ ------------- ----------- --------------- ------------ ----------- --------

* It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                          AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                             Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                   Illustration Assumptions:
                                                     Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
Death Benefit Option    Specified        Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                         Amount                                                 Joint Life          of Return        Classification
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
     A - Level          $100,000              65                Male              Single               12%              No Usage
                                                                                                     (10.9% net)
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
------------- --------------- ---------------------------------------------------- -------------------------------------------------
Policy Year       Premium                       Current Charges                                    Guaranteed Charges
                 Payments*
                              ---------------------------------------------------- -------------------------------------------------
                              --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
                                Withdrawal       Death     Account    Cash Value   Withdrawal      Death       Account    Cash Value
                                                  Benefit     Value                                 Benefit       Value
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     1          $10,063             $0         $100,000      $9,970      $8,963         $0        $100,000      $8,524       $7,517
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     2           10,063             0           100,000      20,841      19,029         0          100,000      17,821       16,009
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     3           10,063             0           100,000      32,718      30,303         0          100,000      28,017       25,602
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     4           10,063             0           100,000      45,720      42,902         0          100,000      39,262       36,444
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     5           10,063             0           100,000      59,979      56,960         0          100,000      51,737       48,718
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     6           10,063             0           111,143      75,570      72,551         0          100,000      65,666       62,647
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     7           10,063             0           133,195      92,458      89,640         0          116,342      80,759       77,941
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     8            N/A               0           141,432     100,148      98,034         0          121,998      86,386       84,273
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     9            N/A               0           150,287     108,461     107,052         0          127,930      92,326       90,917
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     10           N/A               0           159,824     117,452     116,748         0          134,153      98,587       97,883
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     11           N/A               0           170,785     127,693     127,693         0          141,247      105,608     105,608
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     12           N/A               0           182,528     138,742     138,742         0          148,719      113,044     113,044
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     13           N/A               0           195,116     150,672     150,672         0          156,591      120,922     120,922
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     14           N/A               0           209,659     164,381     164,381         0          164,884      129,275     129,275
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     15           N/A               0           225,346     179,285     179,285         0          173,621      138,132     138,132
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     16           N/A               0           242,296     195,499     195,499         0          182,824      147,513     147,513
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     17           N/A               0           260,483     213,015     213,015         0          193,482      158,224     158,224
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     18           N/A               0           280,063     231,958     231,958         0          204,767      169,595     169,595
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     19           N/A               0           301,204     252,463     252,463         0          216,717      181,647     181,647
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     20           N/A               0           324,077     274,680     274,680         0          229,374      194,412     194,412
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------

------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     25           N/A               0           469,163     416,861     416,861         0          304,912      270,920     270,920
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     30           N/A               0           679,353     634,154     634,154         0          406,009      378,997     378,997
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     35           N/A               0           995,821     992,572     992,572         0          543,808      542,034     542,034
------------- --------------- --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------

* It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
Death Benefit Option      Specified       Issue Age(s)       Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                           Amount                                               Joint Life          of Return        Classification
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
     A - Level            $100,000            65                Male              Single                6%              No Usage
                                                                                                      (4.9% net)
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
------------- ----------------- -------------------------------------------------- -------------------------------------------------
Policy Year       Premium                         Current Charges                                    Guaranteed Charges
                 Payments*
                                -------------------------------------------------- -------------------------------------------------
                                ------------ ------------- ----------- ----------- ------------ ------------- ------------ ---------
                                Withdrawal     Death      Account     Cash Value   Withdrawal    Death        Account    Cash Value
                                               Benefit       Value                                Benefit        Value
------------- ----------------- ------------ ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- ----------------- ------------ ------------- ----------- ----------- ------------ ------------- ------------ ---------
     1          $10,063            $0          $100,000      $9,418      $8,412        $0         $100,000      $8,010       $7,004
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     2           10,063             0          100,000       19,131      17,320         0         100,000       16,260       14,449
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     3           10,063             0          100,000       29,166      26,751         0         100,000       24,791       22,376
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     4           10,063             0          100,000       39,552      36,734         0         100,000       33,650       30,833
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     5           10,063             0          100,000       50,318      47,299         0         100,000       42,892       39,873
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     6           10,063             0          100,000       61,498      58,479         0         100,000       52,581       49,562
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     7           10,063             0          105,234       73,049      70,231         0         100,000       62,801       59,983
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     8            N/A               0          105,708       74,852      72,739         0         100,000       63,103       60,990
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     9            N/A               0          106,255       76,683      75,274         0         100,000       63,225       61,816
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     10           N/A               0          106,882       78,546      77,842         0         100,000       63,131       62,426
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     11           N/A               0          108,025       80,769      80,769         0         100,000       63,047       63,047
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     12           N/A               0          109,195       83,000      83,000         0         100,000       62,692       62,692
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     13           N/A               0          110,393       85,247      85,247         0         100,000       62,015       62,015
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     14           N/A               0          111,624       87,517      87,517         0         100,000       60,953       60,953
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     15           N/A               0          112,895       89,818      89,818         0         100,000       59,411       59,411
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     16           N/A               0          114,219       92,158      92,158         0         100,000       57,257       57,257
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     17           N/A               0          115,539       94,484      94,484         0         100,000       54,300       54,300
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     18           N/A               0          116,883       96,807      96,807         0         100,000       50,275       50,275
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     19           N/A               0          118,277       99,137      99,137         0         100,000       44,814       44,814
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     20           N/A               0          119,735      101,484     101,484         0         100,000       37,411       37,411
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------

------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     25           N/A               0          127,796      113,550     113,550
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     30           N/A               0          136,428      127,351     127,351
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------
     35           N/A               0          148,217      147,733     147,733
------------- --------------- -------------- ------------- ----------- ----------- ------------ ------------- ------------ ---------

     * It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
Death Benefit Option    Specified        Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                         Amount                                                 Joint Life          of Return        Classification
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
     A - Level          $100,000              65                Male              Single                0%              No Usage
                                                                                                     (-1.1% net)
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
------------- -------------- ----------------------------------------------------- -------------------------------------------------
Policy Year       Premium                        Current Charges                                     Guaranteed Charges
                 Payments*
                               --------------------------------------------------- -------------------------------------------------
                               ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
                                 Withdrawal       Death       Account    Cash Value   Withdrawal   Death Benefit  Account     Cash
                                                 Benefit       Value                                              Value       Value
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     1            $10,063          $0         $100,000      $8,866       $7,860         $0         $100,000       $7,498     $6,492
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     2            10,063           0           100,000      17,487       15,676         0           100,000       14,764     12,953
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     3            10,063           0           100,000      25,881       23,466         0           100,000       21,818     19,403
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     4            10,063           0           100,000      34,064       31,246         0           100,000       28,683     25,865
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     5            10,063           0           100,000      42,053       39,034         0           100,000       35,375     32,356
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     6            10,063           0           100,000      49,863       46,844         0           100,000       41,912     38,893
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     7            10,063           0           100,000      57,478       54,661         0           100,000       48,315     45,497
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     8              N/A            0           100,000      55,289       53,176         0           100,000       44,644     42,531
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     9              N/A            0           100,000      53,061       51,652         0           100,000       40,593     39,184
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     10             N/A            0           100,000      50,788       50,083         0           100,000       36,073     35,369
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     11             N/A            0           100,000      48,661       48,661         0           100,000       31,124     31,124
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     12             N/A            0           100,000      46,369       46,369         0           100,000       25,476     25,476
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     13             N/A            0           100,000      43,897       43,897         0           100,000       18,989     18,989
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     14             N/A            0           100,000      41,229       41,229         0           100,000       11,487     11,487
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     15             N/A            0           100,000      38,343       38,343         0           100,000       2,724       2,724
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     16             N/A            0           100,000      35,221       35,221
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     17             N/A            0           100,000      31,647       31,647
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     18             N/A            0           100,000      27,569       27,569
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     19             N/A            0           100,000      22,922       22,922
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     20             N/A            0           100,000      17,630       17,630
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------

------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     25             N/A
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     30             N/A
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------
     35             N/A
------------- ---------------- ------------- ------------ ------------ ----------- ------------- -------------- ----------- --------

     * It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
------------------- ------------------ ------------------ ------------------ ------------------ ------------------- ----------------
Death Benefit Option    Specified        Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                         Amount                                                 Joint Life          of Return        Classification
------------------- ------------------ ------------------ ------------------ ------------------ ------------------- ----------------
------------------- ------------------ ------------------ ------------------ ------------------ ------------------- ----------------
     A - Level          $100,000              55                Male               Joint               12%              No Usage
                                              52               Female                              (-10.9% net)
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
------------- --------------- ---------------------------------------------------- -------------------------------------------------
Policy Year       Premium                       Current Charges                                    Guaranteed Charges
                 Payments*
                                -------------------------------------------------- -------------------------------------------------
                                ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
                                Withdrawal       Death     Account     Cash Value   Withdrawal      Death       Account      Cash
                                                 Benefit      Value                                 Benefit      Value        Value
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     1             $4,676           $0         $100,000      $4,947      $4,480         $0        $100,000       $4,947      $4,480
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     2             4,676            0           100,000      10,334      9,492          0          100,000       10,334       9,492
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     3             4,676            0           100,000      16,198      15,076         0          100,000       16,198      15,076
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     4             4,676            0           100,000      22,583      21,274         0          100,000       22,583      21,274
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     5             4,676            0           100,000      29,536      28,133         0          100,000       29,536      28,133
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     6             4,676            0           100,000      37,108      35,705         0          100,000       37,108      35,705
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     7             4,676            0           112,190      45,347      44,038         0          112,190       45,347      44,038
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     8              N/A             0           117,641      49,357      48,375         0          117,641       49,357      48,375
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     9              N/A             0           123,357      53,702      53,047         0          123,357       53,702      53,047
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     10             N/A             0           129,350      58,404      58,077         0          129,350       58,404      58,077
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     11             N/A             0           136,178      63,742      63,742         0          136,178       63,742      63,742
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     12             N/A             0           143,413      69,553      69,553         0          143,366       69,530      69,530
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     13             N/A             0           151,894      76,282      76,282         0          151,687       76,178      76,178
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     14             N/A             0           160,997      83,670      83,670         0          160,491       83,407      83,407
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     15             N/A             0           170,778      91,784      91,784         0          169,806       91,261      91,261
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     16             N/A             0           181,304     100,697     100,697         0          179,661       99,784      99,784
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     17             N/A             0           192,644     110,488     110,488         0          190,087      109,022      109,022
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     18             N/A             0           204,883     121,249     121,249         0          201,119      119,021      119,021
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     19             N/A             0           218,122     133,078     133,078         0          212,790      129,824      129,824
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     20             N/A             0           232,471     146,083     146,083         0          225,137      141,475      141,475
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------

------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     25             N/A             0           325,189     232,979     232,979         0          298,495      213,854      213,854
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     30             N/A             0           464,352     368,517     368,517         0          395,882      314,178      314,178
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------
     35             N/A             0           673,025     575,054     575,054         0          525,457      448,967      448,967
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------- --------

     * It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
Death Benefit Option    Specified        Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                         Amount                                                 Joint Life          of Return        Classification
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
     A - Level          $100,000              55                Male               Joint                6%              No Usage
                                              52               Female                               (4.9% net)
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
------------- --------------- ---------------------------------------------------- -------------------------------------------------
Policy Year       Premium                         Current Charges                                    Guaranteed Charges
                 Payments*
                              ---------------------------------------------------- -------------------------------------------------
                              --------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
                                Withdrawal       Death     Account     Cash Value   Withdrawal     Death       Account    Cash Value
                                                Benefit      Value                                 Benefit      Value
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     1             $4,676           $0         $100,000      $4,682      $4,215         $0        $100,000      $4,682       $4,215
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     2             4,676            0           100,000      9,506       8,665          0          100,000       9,506       8,665
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     3             4,676            0           100,000      14,476      13,353         0          100,000      14,476       13,353
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     4             4,676            0           100,000      19,594      18,284         0          100,000      19,594       18,284
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     5             4,676            0           100,000      24,864      23,462         0          100,000      24,864       23,462
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     6             4,676            0           100,000      30,292      28,890         0          100,000      30,292       28,890
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     7             4,676            0           100,000      35,883      34,573         0          100,000      35,883       34,573
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     8              N/A             0           100,000      36,947      35,965         0          100,000      36,947       35,965
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     9              N/A             0           100,000      38,023      37,369         0          100,000      38,023       37,369
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     10             N/A             0           100,000      39,108      38,780         0          100,000      39,108       38,780
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     11             N/A             0           100,000      40,356      40,356         0          100,000      40,356       40,356
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     12             N/A             0           100,000      41,613      41,613         0          100,000      41,613       41,613
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     13             N/A             0           100,000      42,897      42,897         0          100,000      42,870       42,870
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     14             N/A             0           100,000      44,220      44,220         0          100,000      44,122       44,122
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     15             N/A             0           100,000      45,583      45,583         0          100,000      45,361       45,361
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     16             N/A             0           100,000      46,990      46,990         0          100,000      46,580       46,580
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     17             N/A             0           100,000      48,443      48,443         0          100,000      47,769       47,769
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     18             N/A             0           100,000      49,944      49,944         0          100,000      48,915       48,915
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     19             N/A             0           100,000      51,498      51,498         0          100,000      50,003       50,003
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     20             N/A             0           100,000      53,107      53,107         0          100,000      51,013       51,013
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------

------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     25             N/A             0           100,000      61,930      61,930         0          100,000      53,920       53,920
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     30             N/A             0           100,000      72,355      72,355         0          100,000      48,922       48,922
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     35             N/A             0           100,000      84,269      84,269         0          100,000      17,230       17,230
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------

     * It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

------------------------------------------------------------------------------------------------------------------------------------


                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               Flexible Premium Variable Life Insurance
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                     Illustration Assumptions:
                                                       Issue State: Connecticut
------------------------------------------------------------------------------------------------------------------------------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
Death Benefit Option    Specified        Issue Age(s)        Male/Female       Single Life/     Hypothetical Rate     Tobacco Usage
                         Amount                                                 Joint Life          of Return        Classification
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
     A - Level          $100,000              55                Male               Joint                0%              No Usage
                                              52               Female                              (-1.10% net)
--------------------- ---------------- ------------------ ------------------ ------------------ ------------------- ----------------
------------- --------------- ---------------------------------------------------- -------------------------------------------------
Policy Year       Premium                         Current Charges                                    Guaranteed Charges
                 Payments*
                                -------------------------------------------------- -------------------------------------------------
                                ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
                                Withdrawal       Death     Account     Cash Value   Withdrawal     Death       Account    Cash Value
                                                 Benefit     Value                                 Benefit       Value
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     1             $4,676           $0         $100,000      $4,417      $3,950         $0        $100,000      $4,417       $3,950
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     2             4,676            0           100,000      8,710       7,868          0          100,000       8,710       7,868
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     3             4,676            0           100,000      12,880      11,757         0          100,000      12,880       11,757
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     4             4,676            0           100,000      16,929      15,620         0          100,000      16,929       15,620
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     5             4,676            0           100,000      20,859      19,456         0          100,000      20,859       19,456
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     6             4,676            0           100,000      24,673      23,270         0          100,000      24,673       23,270
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     7             4,676            0           100,000      28,371      27,061         0          100,000      28,371       27,061
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     8              N/A             0           100,000      27,528      26,546         0          100,000      27,528       26,546
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     9              N/A             0           100,000      26,679      26,024         0          100,000      26,679       26,024
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     10             N/A             0           100,000      25,817      25,490         0          100,000      25,817       25,490
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     11             N/A             0           100,000      25,036      25,036         0          100,000      25,036       25,036
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     12             N/A             0           100,000      24,246      24,246         0          100,000      24,218       24,218
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     13             N/A             0           100,000      23,460      23,460         0          100,000      23,353       23,353
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     14             N/A             0           100,000      22,679      22,679         0          100,000      22,429       22,429
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     15             N/A             0           100,000      21,901      21,901         0          100,000      21,433       21,433
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     16             N/A             0           100,000      21,126      21,126         0          100,000      20,347       20,347
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     17             N/A             0           100,000      20,356      20,356         0          100,000      19,154       19,154
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     18             N/A             0           100,000      19,591      19,591         0          100,000      17,828       17,828
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     19             N/A             0           100,000      18,834      18,834         0          100,000      16,336       16,336
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     20             N/A             0           100,000      18,084      18,084         0          100,000      14,638       14,638
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------

------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     25             N/A             0           100,000      14,145      14,145         0          100,000        891         891
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     30             N/A             0           100,000      7,097       7,097
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------
     35             N/A
------------- ----------------- ------------- ------------ ----------- ----------- ------------- ------------ ------------ ---------

     * It is assumed that Premiums are applied at the beginning of the Policy Year shown.


THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS WILL DEPEND ON INVESTMENT ALLOCATIONS MADE BY THE POLICY OWNER AND MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY FLUCTUATED ABOVE OR BELOW THE AVERAGE AMOUNT DURING A PERIOD OF POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH VALUE FOR A POLICY WOULD ALSO VARY DEPENDING ON THE TIMING AND AMOUNT OF PREMIUM PAYMENTS, THE INVESTMENT ALLOCATIONS MADE TO THE SUB-ACCOUNTS AND THE RATES OF RETURN OF THE SUB-ACCOUNTS. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

                                                              Appendix B
                                 Multiple Factors for Determination of Minimum Required Death Benefits

       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
         Attained          Male              Male            Female           Female           Unisex           Unisex
            Age       No Tobacco Use     Tobacco User    No Tobacco Use    Tobacco User    No Tobacco Use    Tobacco User

       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             0           12.397150        10.326608         14.422882        12.900426        12.752665        10.747003
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             1           12.281011        10.173837         14.219565        12.682064        12.622613        10.584213
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             2           11.944420         9.873755         13.822804        12.312452        12.275281        10.272427
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             3           11.608026         9.576235         13.425879        11.944611        11.928125        9.963139
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             4           11.275017         9.283405         13.033047        11.581885        11.584496        9.658649
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             5           10.943625         8.994070         12.646363        11.225854        11.243683        9.358448
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             6           10.613523         8.708009         12.264732        10.875640        10.904071        9.061429
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             7           10.285545         8.425756         11.888608        10.531568        10.567564        8.768864
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             8           9.960465          8.147792         11.518416        10.193939        10.234821        8.481165
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             9           9.640696          7.875658         11.155708        9.863913         9.907346         8.199307
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            10           9.328187          7.610564         10.800626        9.541559         9.587222         7.924630
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            11           9.024495          7.353454         10.453314        9.226944         9.276084         7.658162
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            12           8.732865          7.106340         10.116701        8.922270         8.976663         7.401637
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            13           8.455766          6.870706         9.791287         8.627858         8.691024         7.156329
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            14           8.194431          6.647223         9.477396         8.343893         8.420677         6.923124
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            15           7.948562          6.435568         9.175211         8.070450         8.165496         6.701818
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            16           7.714094          6.246422         8.883354         7.811850         7.921336         6.502004
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            17           7.490138          6.067126         8.601325         7.562219         7.687389         6.311977
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            18           7.274496          5.895056         8.328033         7.321110         7.461943         6.129648
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            19           7.065325          5.728867         8.063146         7.088105         7.243557         5.953258
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            20           6.861498          5.567158         7.806353         6.861998         7.030582         5.781913
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            21           6.661689          5.409013         7.556857         6.642566         6.822482         5.614335
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            22           6.464827          5.253449         7.314462         6.429238         6.617668         5.449969
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            23           6.270740          5.099678         7.078536         6.222198         6.416306         5.287912
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            24           6.079311          4.947887         6.849383         6.021253         6.218203         5.128317
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            25           5.890773          4.797878         6.626824         5.826215         6.023851         4.971129
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            26           5.705061          4.649694         6.410687         5.636912         5.832787         4.816319
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            27           5.522918          4.504047         6.201135         5.453667         5.645733         4.664588
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            28           5.344702          4.361361         5.997646         5.276008         5.463015         4.516169
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            29           5.170696          4.221976         5.800350         5.103956         5.284886         4.371391
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            30           5.001118          4.086280         5.609316         4.937495         5.111533         4.230649
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            31           4.836129          3.954443         5.424064         4.776572         4.942883         4.093967
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            32           4.676007          3.826576         5.244646         4.620762         4.779230         3.961464
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            33           4.520784          3.702740         5.070851         4.470023         4.620609         3.833206
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            34           4.370604          3.583050         4.902678         4.324427         4.467172         3.709211
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            35           4.225402          3.467472         4.740086         4.183858         4.318852         3.589463
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            36           4.085093          3.356027         4.583009         4.048184         4.175562         3.474000
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            37           3.949574          3.248695         4.431658         3.917849         4.037194         3.362813
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            38           3.818948          3.145558         4.286008         3.792821         3.903859         3.256009
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            39           3.693047          3.046509         4.145854         3.673023         3.775382         3.153481
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            40           3.571699          2.951480         4.010985         3.558248         3.651587         3.055171
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            41           3.454905          2.860432         3.881423         3.448543         3.532475         2.960985
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            42           3.342463          2.773188         3.756916         3.343654         3.417839         2.870809
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            43           3.234173          2.689614         3.637126         3.243178         3.307470         2.784405
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            44           3.129912          2.609567         3.521744         3.146758         3.201170         2.701641
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            45           3.029545          2.532933         3.410489         3.054071         3.098812         2.622375
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            46           2.932987          2.459510         3.303265         2.964946         3.000322         2.546415
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            47           2.840080          2.389070         3.199885         2.879159         2.905491         2.473500
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            48           2.750664          2.321493         3.100236         2.796501         2.814223         2.403493
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            49           2.664624          2.256655         3.004135         2.716871         2.726361         2.336322
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            50           2.581837          2.194450         2.911517         2.640207         2.641791         2.271834
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------


       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
         Attained          Male              Male            Female           Female           Unisex           Unisex
            Age       No Tobacco Use     Tobacco User    No Tobacco Use    Tobacco User    No Tobacco Use    Tobacco User

       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            51           2.502248          2.134815         2.822301         2.566385         2.560472         2.209993
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            52           2.425813          2.077737         2.736388         2.495281         2.482339         2.150760
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            53           2.352497          2.023196         2.653759         2.426911         2.407370         2.094125
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            54           2.282259          1.971185         2.574320         2.361226         2.335514         2.040067
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            55           2.215004          1.921608         2.497847         2.298001         2.266658         1.988479
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            56           2.150642          1.874324         2.424206         2.237062         2.200708         1.939205
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            57           2.089042          1.829175         2.353160         2.178161         2.137500         1.892075
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            58           2.030021          1.786006         2.284468         2.121005         2.076847         1.846924
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            59           1.973500          1.744665         2.217943         2.065412         2.018657         1.803580
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            60           1.919420          1.705055         2.153574         2.011324         1.962862         1.761948
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            61           1.867716          1.667166         2.091397         1.958835         1.909431         1.722036
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            62           1.818314          1.631023         2.031523         1.908129         1.858319         1.683884
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            63           1.771223          1.596648         1.974085         1.859458         1.809549         1.647549
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            64           1.726411          1.564046         1.919205         1.812976         1.763101         1.613051
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            65           1.683806          1.533171         1.866819         1.768644         1.718910         1.580343
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            66           1.643300          1.503897         1.816773         1.726292         1.676876         1.549292
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            67           1.604764          1.476075         1.768842         1.685680         1.636838         1.519731
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            68           1.568051          1.449538         1.722784         1.646485         1.598627         1.491461
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            69           1.533054          1.424158         1.678405         1.608508         1.562130         1.464331
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            70           1.499720          1.399895         1.635655         1.571689         1.527285         1.438291
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            71           1.468047          1.376751         1.594582         1.536121         1.494089         1.413351
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            72           1.438063          1.354779         1.555314         1.502053         1.462589         1.389586
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            73           1.409834          1.334059         1.518005         1.469679         1.432868         1.367100
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            74           1.383379          1.314626         1.482760         1.439131         1.404950         1.345937
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            75           1.358636          1.296498         1.449578         1.410430         1.378783         1.326116
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            76           1.335469          1.279631         1.418378         1.383477         1.354239         1.307580
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            77           1.313718          1.263864         1.388992         1.358100         1.331154         1.290152
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            78           1.293202          1.248999         1.361233         1.334088         1.309345         1.273628
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            79           1.273759          1.234861         1.334950         1.311271         1.288648         1.257826
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            80           1.255309          1.221364         1.310065         1.289565         1.268984         1.242660
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            81           1.237839          1.208496         1.286574         1.268966         1.250340         1.228120
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            82           1.221387          1.196307         1.264515         1.249510         1.232759         1.214254
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            83           1.206024          1.184882         1.243944         1.231249         1.216310         1.201144
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            84           1.191790          1.174263         1.224859         1.214302         1.201025         1.188858
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            85           1.178654          1.164403         1.207192         1.198599         1.186864         1.177349
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            86           1.166512          1.155169         1.190822         1.184011         1.173721         1.166496
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            87           1.155226          1.146356         1.175596         1.170379         1.161453         1.156126
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            88           1.144611          1.137856         1.161343         1.157508         1.149880         1.146117
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            89           1.134451          1.129578         1.147875         1.145194         1.138803         1.136350
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            90           1.124540          1.121277         1.134998         1.133196         1.128023         1.126599
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            91           1.114649          1.112675         1.122488         1.121417         1.117328         1.116680
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            92           1.104523          1.103442         1.110106         1.109599         1.106476         1.106325
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            93           1.093858          1.093346         1.097598         1.097460         1.095193         1.095309
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            94           1.082392          1.082252         1.084722         1.084722         1.083237         1.083449
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            95           1.070054          1.070054         1.071362         1.071362         1.070535         1.070696
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            96           1.057074          1.057074         1.057701         1.057701         1.057307         1.057384
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            97           1.044319          1.044319         1.044548         1.044548         1.044405         1.044433
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            98           1.034629          1.034629         1.034629         1.034629         1.034629         1.034629
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            99           1.025648          1.025648         1.025648         1.025648         1.025648         1.025648
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------

------------------------------------------------------------------------------------------------------------------------------------

The Minimum Required Death Benefit is determined by treating the Account Value as if it were a net single premium. We determine the Minimum Required Death Benefit by multiplying the Account Value by factors that are determined as of the Policy Date. These factors vary by the attained Age, gender (where permitted) and risk class of the Insured. Factors for joint life cases depend upon a standard insurance industry method to derive the applicable rate for both Insureds.
--------------------------------------------------------------------------------


                                                              Appendix C
                                                          Premium Tax Rates*


                --------------------------- -----------------        -------------------------- ----------------
                          STATE                 TAX RATE                       STATE               TAX RATE
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Alabama                 2.70%                       Nebraska                1.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                          Alaska                 2.70%                        Nevada                 3.50%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Arizona                 2.00%                     New Hampshire             2.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Arkansas                2.50%                      New Jersey               2.10%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                        California               2.35%                      New Mexico               3.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Colorado                2.15%                       New York                0.70%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                       Connecticut               1.75%                    North Carolina             1.90%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Delaware                2.00%                     North Dakota              2.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                   District of Columbia          2.25%                         Ohio                  2.50%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Florida                 1.75%                       Oklahoma                2.25%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Georgia                 2.25%                        Oregon                  2.25%**
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                          Hawaii                 2.75%                     Pennsylvania              2.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                          Idaho                  2.75%                     Rhode Island              2.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Illinois                2.00%                    South Carolina             0.75%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Indiana                 2.00%                     South Dakota              2.50%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                           Iowa                  2.00%                       Tennessee               1.90%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                          Kansas                 2.00%                         Texas                 1.75%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Kentucky                2.00%                         Utah                  2.25%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                        Louisiana                2.25%                        Vermont                2.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                          Maine                  2.00%                       Virginia                2.25%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Maryland                2.00%                      Washington               2.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                      Massachusetts              2.00%                     West Virginia             3.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Michigan                 N/A                        Wisconsin               2.00%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                        Minnesota                2.00%                        Wyoming                0.75%
                --------------------------- ----------------- ------ -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                       Mississippi               3.00%                      Puerto Rico              4.00%
                --------------------------- -----------------        -------------------------- ----------------
                --------------------------- ----------------- ------ -------------------------- ----------------
                         Missouri                2.00%                    Virgin Islands             5.00%
                --------------------------- -----------------        -------------------------- ----------------
                --------------------------- ----------------- ------
                         Montana                 2.75%
                --------------------------- -----------------



* The above Premium Tax rates are current as of the date of this Prospectus. These rates are subject to change.
** Oregon does not allow us to apply the premium tax charge to a contract owner's premium payments. Therefore, the amount of the premium tax charge is 0.0%.

                                                              Appendix D
                                       Guaranteed Maximum Monthly Cost of Insurance Charges
                                                  (Per $1,000 of Net Amount at Risk)

       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
                           Male             Male             Female           Female           Unisex           Unisex
         Attained     No Tobacco Use    Tobacco User     No Tobacco Use    Tobacco User    No Tobacco Use    Tobacco User
            Age
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             0              N/A            0.21943            N/A             0.15680            N/A            0.20690
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             1              N/A            0.08587            N/A             0.07002            N/A            0.08253
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             2              N/A            0.08253            N/A             0.06669            N/A            0.07920
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             3              N/A            0.08086            N/A             0.06502            N/A            0.07753
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             4              N/A            0.07753            N/A             0.06418            N/A            0.07503
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             5              N/A            0.07336            N/A             0.06252            N/A            0.07086
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             6              N/A            0.06919            N/A             0.06085            N/A            0.06752
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             7              N/A            0.06502            N/A             0.05918            N/A            0.06418
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             8              N/A            0.06252            N/A             0.05835            N/A            0.06168
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
             9              N/A            0.06168            N/A             0.05751            N/A            0.06085
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            10              N/A            0.06252            N/A             0.05668            N/A            0.06168
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            11              N/A            0.06752            N/A             0.05835            N/A            0.06585
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            12              N/A            0.07669            N/A             0.06085            N/A            0.07336
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            13              N/A            0.08921            N/A             0.06418            N/A            0.08420
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            14              N/A            0.10339            N/A             0.06835            N/A            0.09671
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            15              N/A            0.14678            N/A             0.08003            N/A            0.13343
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            16            0.12341          0.16348          0.07503           0.08420          0.11340          0.14761
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            17            0.13092          0.17516          0.07753           0.08837          0.12007          0.15847
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            18            0.13593          0.18435          0.08003           0.09254          0.12508          0.16598
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            19            0.13927          0.19019          0.08253           0.09504          0.12758          0.17182
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            20            0.14010          0.19353          0.08420           0.09755          0.12925          0.17433
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            21            0.13843          0.19353          0.08587           0.09922          0.12758          0.17516
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            22            0.13593          0.19019          0.08670           0.10172          0.12592          0.17266
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            23            0.13259          0.18685          0.08837           0.10422          0.12341          0.17015
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            24            0.12925          0.18184          0.09004           0.10672          0.12174          0.16681
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            25            0.12508          0.17600          0.09171           0.10923          0.11841          0.16264
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            26            0.12258          0.17266          0.09421           0.11340          0.11674          0.16097
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            27            0.12091          0.17099          0.09588           0.11674          0.11590          0.16014
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            28            0.12007          0.17099          0.09838           0.12091          0.11590          0.16097
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            29            0.12007          0.17349          0.10172           0.12592          0.11674          0.16431
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            30            0.12091          0.17767          0.10422           0.13176          0.11757          0.16848
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            31            0.12341          0.18351          0.10756           0.13676          0.12007          0.17433
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            32            0.12675          0.19103          0.11090           0.14261          0.12341          0.18184
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            33            0.13176          0.20105          0.11507           0.15012          0.12842          0.19103
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            34            0.13760          0.21274          0.12007           0.15847          0.13426          0.20189
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            35            0.14428          0.22694          0.12592           0.16765          0.14094          0.21525
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            36            0.15179          0.24365          0.13426           0.18184          0.14845          0.23112
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            37            0.16181          0.26455          0.14428           0.19855          0.15847          0.25118
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            38            0.17266          0.28795          0.15513           0.21776          0.16932          0.27374
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            39            0.18435          0.31471          0.16681           0.23864          0.18101          0.29966
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            40            0.19855          0.34565          0.18101           0.26371          0.19520          0.32892
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            41            0.21358          0.37912          0.19604           0.29046          0.21024          0.36155
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            42            0.22945          0.41595          0.21107           0.31721          0.22611          0.39586
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            43            0.24700          0.45614          0.22611           0.34398          0.24282          0.43353
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            44            0.26622          0.50054          0.24115           0.37075          0.26120          0.47457
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            45            0.28795          0.54747          0.25786           0.39920          0.28210          0.51814
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            46            0.31136          0.59611          0.27541           0.42850          0.30384          0.56257
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            47            0.33645          0.64897          0.29464           0.45865          0.32809          0.61037
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            48            0.36406          0.70606          0.31471           0.49132          0.35402          0.66324
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            49            0.39418          0.76823          0.33729           0.52736          0.38247          0.71950
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            50            0.42850          0.83717          0.36238           0.56592          0.41511          0.78252
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            51            0.46786          0.91542          0.39000           0.60702          0.45195          0.85315
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            52            0.51311          1.00385          0.42181           0.65401          0.49467          0.93310
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------

       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
                           Male             Male             Female           Female           Unisex           Unisex
         Attained     No Tobacco Use    Tobacco User     No Tobacco Use    Tobacco User    No Tobacco Use    Tobacco User
            Age
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            53            0.56508          1.10418          0.45698           0.70606          0.54328          1.02323
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            54            0.62296          1.21390          0.49300           0.75899          0.59695          1.12105
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            55            0.68759          1.33137          0.53155           0.81363          0.65653          1.22488
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            56            0.75815          1.45576          0.57011           0.86746          0.72034          1.33390
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            57            0.83297          1.58711          0.60786           0.91795          0.78756          1.44814
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            58            0.91627          1.72544          0.64562           0.96763          0.86157          1.56676
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            59            1.00975          1.87419          0.68843           1.02071          0.94405          1.69402
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            60            1.11430          2.04023          0.73882           1.08393          1.03756          1.83677
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            61            1.23079          2.22793          0.80101           1.16324          1.14299          1.99933
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            62            1.36520          2.43997          0.87839           1.26543          1.26543          2.18524
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            63            1.51760          2.67741          0.97352           1.38974          1.40497          2.39462
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            64            1.68723          2.93784          1.08056           1.52861          1.56082          2.62421
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            65            1.87334          3.21456          1.19617           1.67535          1.73224          2.86728
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            66            2.07518          3.50512          1.31615           1.82487          1.91589          3.12050
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            67            2.29200          3.80704          1.43883           1.96952          2.11100          3.37961
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            68            2.52819          4.12480          1.56591           2.11612          2.32277          3.64901
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            69            2.79077          4.47081          1.70761           2.27577          2.55733          3.94097
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            70            3.08859          4.85418          1.87419           2.46480          2.82343          4.26531
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            71            3.42979          5.28688          2.07774           2.70487          3.13085          4.63554
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            72            3.82529          5.77849          2.32790           2.99983          3.49039          5.06102
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            73            4.27492          6.32638          2.62850           3.35194          3.90095          5.53811
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            74            4.77158          6.93067          2.97572           3.75491          4.35707          6.06583
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            75            5.30544          7.58071          3.36491           4.19721          4.84979          6.63340
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            76            5.87268          8.25007          3.78792           4.66975          5.37438          7.21630
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            77            6.46947          8.92720          4.24348           5.16594          5.92694          7.80752
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            78            7.09996          9.61687          4.73909           5.69326          6.51244          8.40996
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            79            7.78481         10.34362          5.29130           6.27099          7.15044          9.04868
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            80            8.54724         11.13282          5.92338           6.92258          7.86386          9.74764
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            81            9.40950         12.00893          6.65582           7.66774          8.67463         10.53067
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            82           10.39222         12.98984          7.50735           8.52251          9.60297         11.41509
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            83           11.49454         14.06239          8.47766           9.51961         10.64778         12.40384
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            84           12.69876         15.19327          9.55942          10.61310         11.79409         13.46161
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            85           13.98062         16.34562          10.74439         11.78934         13.02257         14.56335
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            86           15.32651         17.49176          12.02797         13.04182         14.32180         15.69269
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            87           16.71801         18.68355          13.41230         14.36087         15.68277         16.87966
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            88           18.15088         19.94243          14.90282         15.75618         17.10606         18.14273
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            89           19.64755         21.21197          16.51661         17.23007         18.61282         19.45081
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            90           21.23307         22.51166          18.27329         18.89299         20.23099         20.86976
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            91           22.94951         23.88390          20.22265         20.71856         22.00462         22.41430
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            92           24.87000         25.50217          22.45280         22.78828         24.01445         24.21829
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            93           27.20132         27.62219          25.14857         25.28210         26.46176         26.49646
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            94           30.42887         30.59761          28.73601         28.73601         29.81058         29.68976
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            95           35.49221         35.49221          34.15814         34.15814         34.99881         34.83495
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            96           44.51507         44.51507          43.54279         43.54279         44.15278         44.03236
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            97           62.83141         62.83141          62.19404         62.19404         62.59184         62.51382
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            98           83.33333         83.33333          83.33333         83.33333         83.33333         83.33333
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------
            99           83.33333         83.33333          83.33333         83.33333         83.33333         83.33333
       -------------- ---------------- ---------------- ----------------- ---------------- ---------------- ----------------


--------------------------------------------------------------------------------
The guaranteed maximum cost of insurance charge depends on the risk class of the Insured(s). We base the guaranteed maximum charges on the sex distinct 1980 Commissioners Standard Ordinary Ultimate Mortality Smoker/Non-Smoker Table, age last birthday unless unisex charges apply. If unisex charges apply, a unisex variation of that table is used. The amounts shown are per $1,000 of Net Amount at Risk.

We derive the cost of insurance charges for joint life cases using a standard insurance industry method based on the applicable cost of insurance charge for both Insureds. Guaranteed maximum cost of insurance charges for specific proposed joint Insureds are available upon request.

                                                              Appendix E
                                              Current Monthly Cost of Insurance Rates
                                                  (per $1,000 of Net Amount at Risk)

       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
                           Male              Male            Female           Female           Unisex           Unisex
         Attained     No Tobacco Use     Tobacco User    No Tobacco Use    Tobacco User    No Tobacco Use    Tobacco User
            Age
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             0              N/A            0.05834             N/A            0.02167            N/A            0.05250
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             1              N/A            0.05834             N/A            0.02167            N/A            0.05250
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             2              N/A            0.05834             N/A            0.02167            N/A            0.05250
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             3              N/A            0.05834             N/A            0.02167            N/A            0.05250
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             4              N/A            0.05834             N/A            0.02167            N/A            0.05250
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             5              N/A            0.05834             N/A            0.02167            N/A            0.05250
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             6              N/A            0.05884             N/A            0.02233            N/A            0.05300
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             7              N/A            0.05934             N/A            0.02300            N/A            0.05350
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             8              N/A            0.05984             N/A            0.02367            N/A            0.05400
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             9              N/A            0.06034             N/A            0.02433            N/A            0.05450
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            10              N/A            0.06084             N/A            0.02500            N/A            0.05500
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            11              N/A            0.06550             N/A            0.02667            N/A            0.05934
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            12              N/A            0.07017             N/A            0.02833            N/A            0.06367
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            13              N/A            0.07484             N/A            0.03000            N/A            0.06800
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            14              N/A            0.07951             N/A            0.03167            N/A            0.07234
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            15              N/A            0.08417             N/A            0.03333            N/A            0.07667
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            16            0.05017          0.08451           0.02350          0.03350          0.04600          0.07701
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            17            0.05034          0.08484           0.02367          0.03367          0.04617          0.07734
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            18            0.05050          0.08517           0.02383          0.03383          0.04634          0.07767
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            19            0.05067          0.08551           0.02400          0.03400          0.04650          0.07801
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            20            0.05084          0.08584           0.02417          0.03417          0.04667          0.07834
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            21            0.05100          0.08634           0.02417          0.03417          0.04684          0.07884
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            22            0.05117          0.08684           0.02417          0.03417          0.04700          0.07934
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            23            0.05134          0.08734           0.02417          0.03417          0.04717          0.07984
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            24            0.05150          0.08784           0.02417          0.03417          0.04734          0.08034
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            25            0.05167          0.08834           0.02417          0.03417          0.04750          0.08084
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            26            0.05217          0.08917           0.02433          0.03500          0.04800          0.08151
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            27            0.05267          0.09001           0.02450          0.03583          0.04850          0.08217
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            28            0.05317          0.09084           0.02467          0.03667          0.04900          0.08284
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            29            0.05367          0.09168           0.02483          0.03750          0.04950          0.08351
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            30            0.05417          0.09251           0.02500          0.03833          0.05000          0.08417
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            31            0.05467          0.09351           0.02600          0.04017          0.05050          0.08534
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            32            0.05517          0.09451           0.02700          0.04200          0.05100          0.08651
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            33            0.05567          0.09551           0.02800          0.04384          0.05150          0.08767
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            34            0.05617          0.09651           0.02900          0.04567          0.05200          0.08884
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            35            0.05667          0.09751           0.03000          0.04750          0.05250          0.09001
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            36            0.06017          0.10718           0.03250          0.05350          0.05584          0.09918
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            37            0.06367          0.11685           0.03500          0.05950          0.05917          0.10835
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            38            0.06717          0.12652           0.03750          0.06550          0.06250          0.11751
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            39            0.07067          0.13619           0.04000          0.07151          0.06584          0.12668
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            40            0.07417          0.14585           0.04250          0.07751          0.06917          0.13585
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            41            0.08051          0.16619           0.04700          0.08667          0.07534          0.15436
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            42            0.08684          0.18653           0.05150          0.09584          0.08151          0.17286
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            43            0.09318          0.20688           0.05600          0.10501          0.08767          0.19137
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            44            0.09951          0.22722           0.06050          0.11418          0.09384          0.20988
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            45            0.10584          0.24756           0.06500          0.12335          0.10001          0.22839
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            46            0.11568          0.27458           0.07101          0.13535          0.10918          0.25323
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            47            0.12552          0.30159           0.07701          0.14736          0.11835          0.27808
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            48            0.13535          0.32861           0.08301          0.15936          0.12752          0.30293
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            49            0.14519          0.35563           0.08901          0.17136          0.13669          0.32777
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            50            0.15502          0.38265           0.09501          0.18337          0.14585          0.35262
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            51            0.17036          0.41984           0.10418          0.20087          0.16036          0.38682
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            52            0.18570          0.45704           0.11335          0.21838          0.17486          0.42101
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------


                           Male              Male            Female           Female           Unisex           Unisex
         Attained     No Tobacco Use     Tobacco User    No Tobacco Use    Tobacco User    No Tobacco Use    Tobacco User
            Age
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            53            0.20104          0.49424           0.12252          0.23589          0.18937          0.45521
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            54            0.21638          0.53145           0.13168          0.25340          0.20387          0.48941
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            55            0.23172          0.56866           0.14085          0.27091          0.21838          0.52361
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            56            0.25140          0.60837           0.15019          0.28675          0.23656          0.55981
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            57            0.27107          0.64809           0.15953          0.30259          0.25473          0.59602
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            58            0.29075          0.68781           0.16886          0.31843          0.27291          0.63223
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            59            0.31043          0.72753           0.17820          0.33428          0.29108          0.66845
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            60            0.33011          0.76725           0.18754          0.35012          0.30926          0.70466
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            61            0.35880          0.81049           0.20404          0.37898          0.33611          0.74589
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            62            0.38748          0.85373           0.22055          0.40783          0.36297          0.78712
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            63            0.41617          0.89697           0.23706          0.43669          0.38982          0.82835
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            64            0.44486          0.94022           0.25356          0.46555          0.41667          0.86959
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            65            0.47356          0.98347           0.27007          0.49441          0.44353          0.91083
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            66            0.52361          1.08534           0.28308          0.52861          0.48790          1.00234
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            67            0.57366          1.18724           0.29609          0.56282          0.53228          1.09386
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            68            0.62372          1.28916           0.30910          0.59702          0.57667          1.18540
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            69            0.67379          1.39110           0.32210          0.63123          0.62105          1.27696
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            70            0.72386          1.49306           0.33511          0.66544          0.66544          1.36854
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            71            0.86608          1.65457           0.43719          0.76976          0.80164          1.52148
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            72            1.00835          1.81613           0.53929          0.87410          0.93788          1.67447
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            73            1.15066          1.97774           0.64141          0.97846          1.07415          1.82750
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            74            1.29300          2.13940           0.74355          1.08284          1.21046          1.98058
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            75            1.43539          2.30112           0.84571          1.18724          1.34681          2.13371
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            76            1.71862          2.50844           1.10171          1.40698          1.62597          2.34281
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            77            2.00200          2.71586           1.35784          1.62681          1.90529          2.55200
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            78            2.28555          2.92335           1.61410          1.84674          2.18476          2.76127
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            79            2.56925          3.13094           1.87049          2.06676          2.46439          2.97063
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            80            2.85312          3.33861           2.12701          2.28688          2.74418          3.18008
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            81            3.32267          3.75471           2.39506          2.56456          3.18344          3.57557
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            82            3.79266          4.17116           2.66324          2.84239          3.62308          3.97138
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            83            4.26310          4.58795           2.93157          3.12037          4.06311          4.36749
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            84            4.73397          5.00509           3.20004          3.39851          4.50352          4.76392
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            85            5.20529          5.42258           3.46866          3.67680          4.94433          5.16066
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            86            5.73672          5.93114           3.84876          4.07857          5.45307          5.65311
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            87            6.26872          6.44021           4.22914          4.48065          5.96234          6.14604
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            88            6.80128          6.94980           4.60982          4.88306          6.47212          6.63946
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            89            7.33440          7.45990           4.99078          5.28579          6.98242          7.13336
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            90            7.86809          7.97053           5.37204          5.68885          7.49323          7.62774
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            91            8.30914          8.40607           5.81866          6.14284          7.93497          8.06604
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            92            8.75057          8.84200           6.26568          6.59724          8.37709          8.50472
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            93            9.19240          9.27830           6.71310          7.05205          8.81961          8.94378
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            94            9.63461          9.71497           7.16091          7.50727          9.26251          9.38323
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            95           10.07720          10.15203          7.60913          7.96291          9.70580          9.82305
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            96           13.71848          13.82108         10.48581         10.94483         13.23197         13.38855
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            97           17.38611          17.51689         13.37897         13.94444         16.78285         16.97932
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            98           21.08037          21.23974         16.28874         16.96191         20.35871         20.59562
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            99           24.80156          24.98994         19.21527         19.99739         23.95981         24.23773
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------


--------------------------------------------------------------------------------
THE AMOUNTS SHOWN ABOVE ARE CURRENT RATES PER $1,000 OF NET AMOUNT AT RISK AS OF THE DATE OF THIS PROSPECTUS. TO DETERMINE THE CURRENT MONTHLY COST OF INSURANCE CHARGE WE MULTIPLY THESE RATES BY THE NET AMOUNT AT RISK. TO THAT PRODUCT, WE ADD THE CURRENT COST OF INSURANCE FEE. THE AMOUNTS SHOWN ABOVE ARE CURRENT RATES PER $1,000 OF NET AMOUNT AT RISK.


                Current  monthly cost of insurance  rates for specific  proposed joint Insureds are available on request.
--------------------------------------------------------------------------------

                                   Appendix F
   Description of the Calculation of Current Monthly Cost of Insurance Charges

We determine the current monthly cost of insurance rate, the currently monthly cost of insurance fee and any underwriting factor as follows:

         1. Current monthly cost of insurance rate: The rate depends on a number of factors, as follows.

           a. For Policies with One Insured: The rates depend on the risk class of the Insured(s), the Age and, where permissible, gender of the Insured.

           b. For Policies with Two Insureds: The rates depend on the age of the younger insured, and on the number of smokers insured (0,1 or 2).

         2. Current monthly cost of insurance fee: The cost of insurance fee is calculated using a "constant" of $12.00.

         3. Underwriting factor: We reserve the right to multiply the current cost of insurance rate by an underwriting factor. The underwriting factor for Policies that are fully underwritten would be one, which results in no change to the rate.

The following is an example of how we calculate the monthly cost of insurance deduction. Assume for this example that: (1) the Policy is issued using Option A with a Specified Amount of $80,000; (2) on the applicable Monthly Processing Day, the Death Benefit equals the Specified Amount; (3) the then current Account Value is $10,000; (4) there is one male Insured, who is currently Age 55; and
(5) the Policy is issued in the no tobacco use risk class in a situation where gender can be used in determining cost of insurance charges.

         (a) We look up the current monthly cost of insurance rate for the Insured. As of the date of this Prospectus, the current monthly cost of insurance rate for a 55 year old male nonsmoker Insured is $.23172 per thousand of Net Amount at Risk.

         (b) If applicable, we multiply the rate shown in (a) times the applicable current underwriting factor.

         (c) We multiply (a), or, if applicable, the result of (b), times the Net Amount at Risk*. The result is 16.16.

         (d) We add the current "constant" of $12.00 to (c), resulting in $28.16.

         (e) We look up the contractually guaranteed maximum monthly cost of insurance charge for the Insured. In this case, we look up the charge for a 55 year old male in the no tobacco use class. That charge is .68759 per $1,000 Net Amount at Risk.

         (f) We multiply the rate shown in (e) times the Net Amount at Risk*. The result is 47.95.

         (g) We compare the result in (d) and (f). The lower of the two amounts is the current monthly cost of insurance for the Insured. In this example, the current cost of insurance is, therefore, $28.16.


* We determine the Net Amount at Risk by subtracting the Account Value from the Death Benefit discounted to the beginning of the Policy Month at the rate of 4% per year. In this example, the Amount at Risk is $69,739.


                                                            Appendix G
                                 Maximum Annual Assessable Premiums per $1,000 of Specified Amount


       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
                           Male              Male            Female           Female           Unisex           Unisex
           Issue      No Tobacco Use     Tobacco User    No Tobacco Use    Tobacco User    No Tobacco Use    Tobacco User
            Age
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             0              N/A             15.29              N/A             12.23             N/A             14.69
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             1              N/A             15.50              N/A             12.43             N/A             14.90
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             2              N/A             15.97              N/A             12.80             N/A             15.35
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             3              N/A             16.46              N/A             13.19             N/A             15.82
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             4              N/A             16.98              N/A             13.61             N/A             16.32
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             5              N/A             17.53              N/A             14.04             N/A             16.84
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             6              N/A             18.10              N/A             14.49             N/A             17.39
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             7              N/A             18.71              N/A             14.96             N/A             17.97
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             8              N/A             19.35              N/A             15.46             N/A             18.58
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
             9              N/A             20.02              N/A             15.98             N/A             19.23
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            10              N/A             20.72              N/A             16.52             N/A             19.90
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            11              N/A             21.45              N/A             17.08             N/A             20.60
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            12              N/A             22.21              N/A             17.67             N/A             21.32
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            13              N/A             22.99              N/A             18.27             N/A             22.06
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            14              N/A             23.78              N/A             18.90             N/A             22.82
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            15              N/A             24.58              N/A             19.55             N/A             23.59
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            16             20.48            25.33             17.75            20.19            19.94            24.32
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            17             21.09            26.09             18.33            20.86            20.55            25.06
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            18             21.72            26.85             18.94            21.55            21.17            25.81
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            19             22.36            27.63             19.56            22.26            21.81            26.58
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            20             23.03            28.44             20.21            23.00            22.47            27.36
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            21             23.72            29.26             20.87            23.76            23.15            28.18
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            22             24.44            30.13             21.57            24.55            23.87            29.03
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            23             25.19            31.03             22.29            25.37            24.61            29.91
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            24             25.98            31.98             23.03            26.22            25.40            30.84
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            25             26.81            32.98             23.81            27.10            26.21            31.82
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            26             27.68            34.03             24.62            28.02            27.07            32.84
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            27             28.60            35.13             25.45            28.96            27.97            33.91
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            28             29.55            36.28             26.32            29.94            28.91            35.03
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            29             30.55            37.49             27.21            30.96            29.88            36.20
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            30             31.59            38.74             28.14            32.01            30.90            37.41
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            31             32.67            40.05             29.11            33.10            31.96            38.67
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            32             33.79            41.40             30.11            34.22            33.06            39.98
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            33             34.96            42.81             31.15            35.39            34.20            41.33
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            34             36.17            44.26             32.23            36.60            35.39            42.74
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            35             37.43            45.77             33.34            37.84            36.61            44.19
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            36             38.73            47.32             34.50            39.14            37.88            45.69
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            37             40.07            48.93             35.69            40.47            39.20            47.24
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            38             41.46            50.58             36.92            41.83            40.55            48.84
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            39             42.89            52.28             38.18            43.23            41.95            50.48
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            40             44.38            54.03             39.49            44.67            43.40            52.16
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            41             45.90            55.83             40.83            46.13            44.89            53.89
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            42             47.48            57.66             42.20            47.62            46.42            55.66
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            43             49.10            59.55             43.62            49.15            48.00            57.47
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            44             50.78            61.48             45.07            50.70            49.63            59.32
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            45             52.50            63.45             46.57            52.29            51.32            61.21
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            46             54.28            65.47             48.12            53.93            53.05            63.14
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            47             56.11            67.54             49.71            55.60            54.83            65.13
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            48             58.00            69.66             51.35            57.31            56.67            67.17
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            49             59.96            71.85             53.04            59.08            58.57            69.26
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            50             61.97            74.09             54.79            60.88            60.53            71.41
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            51             64.05            76.41             56.58            62.74            62.55            73.61
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            52             66.19            78.78             58.43            64.64            64.63            75.88
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------


                           Male              Male            Female           Female           Unisex           Unisex
           Issue      No Tobacco Use     Tobacco User    No Tobacco Use    Tobacco User    No Tobacco Use    Tobacco User
            Age
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            53             68.39            81.21             60.32            66.57            66.77            78.19
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            54             70.66            83.69             62.26            68.55            68.96            80.55
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            55             72.99            86.22             64.25            70.56            71.22            82.95
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            56             75.38            88.80             66.30            72.61            73.54            85.40
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            57             77.84            91.45             68.40            74.72            75.92            87.90
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            58             80.38            94.16             70.58            76.90            78.38            90.47
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            59             83.00            96.97             72.84            79.18            80.91            93.13
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            60             85.70            99.88             75.20            81.56            83.54            95.88
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            61             88.50            102.91            77.66            84.05            86.26            98.74
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            62             91.40            106.03            80.21            86.65            89.07           101.70
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            63             94.38            109.25            82.85            89.33            91.96           104.73
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            64             97.46            112.56            85.55            92.06            94.95           107.83
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            65            100.63            115.93            88.32            94.84            98.01           110.99
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            66            103.90            119.40            91.15            97.66           101.17           114.21
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            67            107.30            122.98            94.07           100.57           104.43           117.53
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            68            110.85            126.72            97.12           103.62           107.84           120.98
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            69            114.60            130.67           100.34           106.85           111.43           124.62
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            70            118.55            134.87           103.76           110.32           115.22           128.48
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            71            122.74            139.33           107.40           114.06           119.24           132.59
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            72            127.16            144.06           111.27           118.05           123.48           136.93
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            73            131.80            149.01           115.36           122.26           127.92           141.47
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            74            136.63            154.15           119.65           126.66           132.55           146.18
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            75            141.64            156.53           124.15           131.24           137.35           151.01
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            76            146.86            156.00           128.86           136.01           142.36           155.77
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            77            149.50            155.48           133.84           141.01           147.63           154.88
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            78            148.62            155.07           139.18           146.34           148.31           154.06
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            79            147.95            154.86           143.80           146.45           147.44           153.38
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------
            80            147.53            154.81           142.69           145.54           146.79           152.84
       -------------- ---------------- ----------------- ---------------- ---------------- ---------------- ----------------

                                   Appendix H
             Hypothetical Illustration of Accelerated Death Benefit

The following are hypothetical illustrations of the impact of payments made to the Insured under the accelerated death benefit provision of the Policy. The first hypothetical illustration assumes the Insured is a female, age 45 as of the Policy Date. The second hypothetical illustration assumes the Insured is a male, age 65 as of the Policy Date. The following other assumptions apply to both hypothetical illustrations:

         1. Premiums of $5,000 per year were paid as of the first day of each Policy Year, and the premium tax charged on each Premium was 1.75%. DAC tax also was charged in relation to each Premium.

         2. Each Policy was issued on the No Tobacco Use class, cost of insurance rates differ by gender and there is no change to the current cost of insurance rates during the period covered by the example.

         3. The Death Benefit option in effect throughout the life of the Policy is Option A.

         4. The Specified Amount is $100,000 and has remained constant since the Policy Date.

         5. The provision is exercised as of the day preceding the 10th Policy Anniversary.

         6. The investment options in which Account Value was allocated have grown on a constant basis since the Policy Date at an annualized rate of 8% per year.

         7. There have been no loans or loan repayments and no amounts have been withdrawn.

         8. 50% of the maximum available amount is taken pursuant to the accelerated death benefit provision.

         9. The 12-month interest rate discount used in the calculation of the benefit assumes interest at 6% per year, compounded yearly.

                                                                  ------------------------- -------------------------
                                                                       Female Age 45              Male Age 65
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Account Value Before the Accelerated Death Benefit is            $61,659                   $54,665
         Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Cash Value Before the Accelerated Death Benefit is Paid          $61,193                   $54,165
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Maximum Amount Available For a Loan Before the                   $55,074                   $48,748
         Accelerated Death Benefit is Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Specified Amount Before the Accelerated Death Benefit                   $100,000           $100,000
         is Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Minimum Required Death Benefit Before the Accelerated            $154,405                  $75,622
         Death Benefit is Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Guaranteed Minimum Death Benefit Before the                      $58,916                   $52,821
         Accelerated Death Benefit is Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Death Benefit Before the Accelerated Death Benefit is            $154,405                  $100,000
         Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Maximum Amount Available as the Accelerated Death                $77,203                   $50,000
         Benefit
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Amount of Accelerated Death Benefit                              $38,601                   $25,000
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Amount Paid as the Accelerated  Death Benefit                    $36,416                   $23,585
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Account Value After the Accelerated Death Benefit is             $46,244                   $40,999
         Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Cash Value After the Accelerated Death Benefit is Paid           $45,778                   $40,499
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Maximum Amount Available For a Loan After the                    $41,200                   $36,449
         Accelerated Death Benefit is Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Specified Amount After the Accelerated Death Benefit             $75,000                   $75,000
         is Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Minimum Required Death Benefit After the Accelerated             $115,804                  $56,717
         Death Benefit is Paid
         -------------------------------------------------------- ------------------------- -------------------------
         -------------------------------------------------------- ------------------------- -------------------------
         Guaranteed Minimum Death Benefit After the Accelerated           $44,187                   $39,616
         Death Benefit is Paid
         -------------------------------------------------------- ------------------------- -------------------------

ADDITIONAL   INFORMATION:   Inquiries   will  be   answered   by  calling   your
representative or by writing to:

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                       at

                                  P.O. Box 883
                           Shelton, Connecticut 06484

                                       or

                           customerservice@Skandia.com



Issued by:                                                          Serviced at:

AMERICAN SKANDIA LIFE                                      AMERICAN SKANDIA LIFE
ASSURANCE CORPORATION                                      ASSURANCE CORPORATION
One Corporate Drive                                                 P.O. Box 883
Shelton, Connecticut 06484                            Shelton, Connecticut 06484
Telephone: 1-800-752-6342                              Telephone: 1-800-752-6342
http://www.AmericanSkandia.com                    http://www.AmericanSkandia.com

                                 Distributed by:

                    AMERICAN SKANDIA MARKETING, INCORPORATED
                               One Corporate Drive
                           Shelton, Connecticut 06484
                             Telephone: 203-926-1888
                         http://www.AmericanSkandia.com


















                           PART II - OTHER INFORMATION

                       CONTENTS OF REGISTRATION STATEMENT

         This  registration   statement   comprises  the  following  papers  and
documents:

         The facing sheet.

         The prospectus consisting of 53 pages.

         Representations and Undertakings.

         The signatures.

         Written consents of the following persons:


         Werner & Kennedy           FILED HEREWITH
         Ernst & Young LLP          FILED HEREWITH
         Deloitte & Touche, LLP     FILED HEREWITH
         Corporate Actuary          FILED HEREWITH


         The following  exhibits which correspond to those required by paragraph
A of the instructions for exhibits to Form N-8B-2:

         1.       A.       (1)      Resolution  of the Board of Directors of the
                                    Company are  incorporated  by  reference  to
                                    Registration  Statement No.  333-38119 filed
                                    via EDGAR October 17, 1997.

                           (2)      Not applicable.

                           (3)      Distributing contracts:
                                    (a)     Principal Underwriting Agreement incorporated by reference to Registration Statement No. 333-38119 filed via EDGAR October 17,
                                            1997.
                                    (b)     Form  of  Revised  Dealer  Agreement
                                            being    filed   via   EDGAR    with
                                            Post-Effective  Amendment  No.  7 to
                                            Registration Statement No. 33-87010 on April 24, 1998.

                                     (c)   Not applicable.

                           (4)      Not applicable.

                           (5)      Form of Flexible Premium Variable Life Insurance Policy
                                    (a)      Single Life Version incorporated by
                                             reference to Registration Statement
                                             No.   333-58703   filed  via  EDGAR
                                             November 17, 1998.

                                    (b)      Last Survivor Version  incorporated
                                             by   reference   to    Registration
                                             Statement No.  333-58703  filed via
                                             EDGAR November 17, 1998.


                           (6)      Articles of Incorporation and By-laws of American Skandia Life Assurance
                                    Corporation, incorporated by reference to Post-Effective Amendment No. 6 to Registration
                                    Statement No. 33-87010, filed VIA EDGAR on March 2, 1998.

                           (7)      Not applicable.

                           (8)      Not applicable.

                           (9)      Other material contracts.          Not applicable

                           (10)     Form of Application for Flexible Premium Variable Life Insurance
                                    Policy.                   FILED HEREWITH

                           (11)     Memorandum     describing    transfer    and
                                    redemption  procedures  is  incorporated  by
                                    reference  to  Registration   Statement  No.
                                    333-58703 filed VIA Edgar on July 8, 1998.


         2.       Opinion and Consent of Werner and Kennedy.  FILED HEREWITH

         3. No financial statements are to be omitted from the prospectus pursuant to instruction 1(b) or 1(c) of the instructions as to the prospectus.

         4.       Not applicable.

         5.       Financial Data Schedule       FILED HEREWITH

         6.       Not applicable.

         7.       Opinion and Consent of certifying actuary.    FILED HEREWITH

         8.       (a) Opinion  and Consent of Ernst & Young LLP    FILED HEREWITH
                  (b)  Opinion and Consent of  Deloitte & Touche LLP   FILED HEREWITH

         9.       Powers  of  Attorney   are   incorporated   by   reference  to
                  Registration  Statement No.  333-38119 filed via EDGAR October
                  17, 1997.


                           UNDERTAKING TO FILE REPORTS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                     RULE 484 UNDERTAKING ON INDEMNIFICATION

Article XIII of the By-laws of American Skandia Life Assurance Corporation, a Connecticut corporation, (the "Corporation") provides for indemnification of its officers, directors, and employees as follows:

SECTION 1.         Proceedings Other Than by or in the Right of the Corporation.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigate (other than an action by or in the right of the Corporation) by reason of the fact that he, or the person whose representative he is, is or was a shareholder, director, officer, employee or agent of the Corporation, or is or was serving solely at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person is successful on the merits in the defense of the proceeding or as provided in
Section 3 hereof, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his conduct was unlawful or if upon application to the court as provided in Section 5 hereof, the court shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; except that, in connection with an alleged claim based upon his purchase or sale of securities of the Corporation or of another enterprise, which he serves or served at the request of the Corporation, the Corporation shall only indemnify such person after the court shall have determined, on application as provided in
Section 5 hereof, that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

SECTION 2.                 Proceedings by or in the Right of the Corporation.

The Corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by or in the right of the Corporation, to procure a judgment in its favor by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the Corporation, or is or was serving solely at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorney fees) actually and reasonably incurred by him in connection with such proceeding in relation to matters as to which such person, or the person whose legal representative his is, is finally adjudged not to have breached his duty to the Corporation, or where the court, on application as provided in Section 6 hereof, shall have determined that in view or all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The Corporation shall not so indemnify any such person for amounts paid to the Corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a proceeding, with or without court approval; or for expenses incurred in defending a proceeding which is settled or otherwise disposed of without court approval.

SECTION 3.                 Determination of Right of Indemnification.

The conclusion provided for in Section 1 hereof may be reached by any of the following: (1) The Board of Directors of the Corporation by a consent in writing signed by a majority of those directors who were not parties to such proceeding;
(2) independent legal counsel selected by a consent in writing signed by a majority of those directors who were not parties to such proceeding; (3) in the case of any employee or agent who is not an officer or director of the Corporation, the Corporation's general counsel; or (4) the shareholders of the Corporation by the affirmative vote of at least a majority of the voting power of shares not owned by parties to such proceeding, represented at an annual or special meeting of shareholders, duly called with notice of such purpose stated. Such person shall also be entitled to apply to a court for such conclusion, upon application as provided in Section 5 hereof, even though the conclusion reached by any of the foregoing shall have been adverse to him or to the person whose legal representative he is.


Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         REPRESENTATION AND UNDERTAKING

The Registrant and the Company hereby make the following representations and undertakings:

(a) This filing is made pursuant to Rules 6c-3 and 6e-3(T) under the Investment Company Act of 1940 (the "Act"). The Registrant and the Company elect to be governed by Rule 6e-3(T)(b)(13)(i)(A) under the Act with respect to the Policies described in the prospectus. The Policies are designed in such a way as to qualify for the exemptive relief from various provisions of the Act afforded by Rule 6e-3(T).

(b) The Company is relying on Paragraph (b)(13)(iii)(F) of Rule 6e-3(T) for the deduction of the mortality and expense risk charges ("risk charges")assumed by the Company under the Policies. The Company represents that the risk charges are reasonable in relation to all of the risks assumed by the issuer under the Policies. (Paragraph (b)(13)(iii)(F)(2)(ii)). Actuarial memoranda demonstrating the reasonableness of these charges are maintained by the Company, and will be made available to the Securities and Exchange Commission (the "Commission") on request.
(Paragraph (b)(13)(iii)(F)(3).

(c) The Company has concluded that there is a reasonable likelihood that the distribution financing arrangement of the separate account will benefit the separate account and the contractholders and will keep and make available to the Commission on request a memorandum setting forth the basis for this representation.
(Paragraph (b)(13)(iii)(F)(4)(ii)(A).

(d) The Company represents that the separate account will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons of the company, formulate and approve any plan under Rule 12b-1 to finance distribution expenses. (Paragraph (b)(13)(iii)(F)(4)(ii)(B)(2).

(e) Pursuant to Rule 26(e) under the Act, the Company hereby represents that the fees and charges deducted under the Policy described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Shelton, State of Connecticut, on the 4th day of January, 1999.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                               SEPARATE ACCOUNT F
                                  (Registrant)

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                   (Depositor)


By:/s/Lincoln R. Collins              Attest: /s/Kathleen A. Chapman
      Lincoln R. Collins,                        Kathleen A. Chapman,
      Executive Vice President                   Assistant Corporate Secretary
      and Chief Operating Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          Signature                   Title                              Date
                          (Principal Executive Officer)

       Jan R. Carendi*          Chief Executive Officer,             1/4/99
      Jan R. Carendi       Chairman of the Board and Director

                          (Principal Financial Officer)
  /s/Thomas M. Mazzaferro Executive Vice President and               1/4/99
     Thomas M. Mazzaferro      Chief Financial Officer

                         (Principal Accounting Officer)
  /s/David R. Monroe        Treasurer, Vice President                1/4/99
     David R. Monroe          and Controller

                              (Board of Directors)

Jan. R. Carendi*          Gordon C. Boronow*            Malcolm M. Campbell*
Jan. R. Carendi           Gordon C. Boronow             Malcolm M. Campbell

Henrik Danckwardt*        Amanda C. Sutyak*             Wade A. Dokken*
Henrik Danckwardt         Amanda C. Sutyak              Wade A. Dokken

Thomas M. Mazzaferro*     Gunnar Moberg*                Bayard F. Tracy*
Thomas M. Mazzaferro      Gunnar Moberg                 Bayard F. Tracy

Anders Soderstrom*        C. Ake Svensson*              Lincoln R. Collins*
Anders Soderstrom         C. Ake Svensson               Lincoln R. Collins

                               Nancy F. Brunetti*
                                Nancy F. Brunetti


                        *By: /s/Kathleen A. Chapman
                                Kathleen A. Chapman


               *Pursuant to Powers of Attorney filed with Initial
                      Registration Statement No. 333-38119.